    As filed with the Securities and Exchange Commission on September 7, 2000

                                                      Registration No. 333-36482

This Registration Statement is a Post-effective amendment to File Nos. 333-17635 and 333-89593
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------


                               AMENDMENT NO. 3 to
                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                            VIRTUAL COMMUNITIES, INC.
                 (Name of small business issuer in its charter)

                                 --------------

        Delaware                        7371                    95-4491750
(State or jurisdiction      (Primary Standard Industrial    (I.R.S. Employer
of incorporation or         Classification Code Number)      Identification No.)
     organization)

   589 Eighth Avenue, 7th Floor              Avi Moskowitz, President
     New York, New York 10018              589 Eighth Avenue, 7th Floor
         (212) 931-8600                      New York, New York 10018
                                                (212) 931-8600
 (Address and telephone number of
  principal executive offices            (Name, address and telephone number of
 and principal place of business)                  agent for service)

                                 --------------
                                   Copies to:

                             Travis L. Gering, Esq.
                              Wuersch & Gering LLP
                          11 Hanover Square, 21st Floor
                               New York, NY 10005
                                 (212) 509-5050

  Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continued basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

  If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                         CALCULATION OF REGISTRATION FEE


-----------------------------------------------------------------------------------------------------------
                                                             Proposed
                                                              maximum      Proposed
                                           Amount of         offering       maximum           Amount of
Title of each class of                  securities to be     price per     aggregate        registration
securities to be registered                registered          share     offering price           fee
-----------------------------------------------------------------------------------------------------------
Common stock (1)                      1,911,863 shares         $2.92      $ 5,586,272.50    $ 1,474.78 (3)
-----------------------------------------------------------------------------------------------------------
Common stock (2)                        981,266 shares         14.87      $14,591,425.42    $ 3,852.02 (3)
-----------------------------------------------------------------------------------------------------------
TOTAL                                 2,893,129 shares                                      $ 5,326.80 (3)
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

(1) The amount of the registration fee with respect to such securities has been calculated in accordance with Rule 457(c).

(2) The amount of the registration fee with respect to such securities has been calculated in accordance with Rule 457(g).

(3) Pursuant to Rule 457(a), the registrant has previously paid a registration fee of $5,327.52 based on a bonafide estimate of the maximum offering price in connection with the filing of its registration statement on Form SB-2, filed with the Commission on May 5, 2000, of which this registration statement is a pre-effective amendment. The number of securities offered has not been increased by this pre-effective amendment.

                                EXPLANATORY NOTE

     This Registration Statement covers the registration for resale of up to an aggregate of 2,893,129 shares of restricted common stock of Virtual Communities, Inc., a Delaware corporation. These shares are being registered on behalf of purchasers of restricted securities in private placements of the registrant during the period from December 1999 through April 2000. All of such shares of common stock are registered hereunder solely for resale. Such shares to be registered consist of 1,911,863 shares of common stock registered for resale on behalf of the registrant's private placement purchasers of such shares, and up to 981,266 shares of common stock underlying outstanding warrants, which shares are registered for resale on behalf of warrant holders following exercise of such warrants. See "Registered Security Holders."

     Pursuant to Rule 429 under the Securities Act, this registration statement is also a post-effective amendment relating to previously registered securities with respect to (1) the issuance by the registrant of common stock and warrants underlying outstanding units, unit purchase options and warrants, and (2) resale of shares of common stock upon exercise of units and warrants by the holders of such instruments. Such securities were registered under the following registration statements: (a) the registrant's registration statement on Form SB-2 (File No. 333-17635), with respect to 1,380,000 units consisting of one share of common stock and one redeemable class B warrant, and 2,760,000 shares of common stock underlying the class B warrants registered thereby; and (b) the registrant's registration statement on Form SB-2 (File No. 333-89593), with respect to (i) up to 1,794,335 shares of common stock on behalf of warrant holders with respect to the resale of such shares following such holders' exercise of outstanding warrants that were issued by the registrant's predecessor in private placements and that were assumed by the registrant pursuant to the terms of that certain Agreement and Plan of Merger, dated as of June 2, 1999, as amended, (ii) 500,000 redeemable class B warrants issuable upon exercise of certain outstanding redeemable class A warrants, and 1,000,000 shares of common stock issuable upon the exercise of such class A and class B warrants, which class A and class B warrants are the "Selling Securityholder Warrants" and "Selling Securityholder Class B Warrants" referred to in the company's Registration Statement on Form SB-2 (File No. 333-17635), filed with the Commission on February 11, 1997, and (iii) 120,000 units issuable upon exercise of certain outstanding unit purchase options, each consisting of one share of common stock, one redeemable class A warrant and one redeemable class B warrant, 120,000 class B warrants issuable upon the exercise of the class A warrants, and 360,000 shares of common stock issuable on exercise of the redeemable class A and class B warrants.

     We will not receive any proceeds from the resale of securities by holders of any of the securities registered hereunder. We will not receive any proceeds from the sale of shares by those who have purchased securities pursuant to private placements.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any State where the offer or sale is not permitted.

                SUBJECT TO COMPLETION--DATED September 7, 2000


PROSPECTUS

                           VIRTUAL COMMUNITIES, INC.

                      1,911,863 shares of common stock and
        981,266 shares of common stock issuable upon exercise of warrants

             1,794,335 shares of common stock issuable upon exercise
                   of outstanding warrants by warrant holders

                     500,000 redeemable class B warrants and
             500,000 shares of common stock issuable upon exercise
         of outstanding redeemable class A warrants and 500,000 shares of common stock issuable upon exercise of the class B warrants

            120,000 units consisting 120,000 shares of common stock,
                     120,000 redeemable class A warrants and
                       120,000 redeemable class B warrants

 and 120,000 class B warrants issuable upon exercise of the class A warrants, and 360,000 shares of common stock issuable upon exercise
                      of the class A and class B warrants

     This prospectus relates to the resale of an aggregate of 2,893,128 shares of our common stock, par value $.01 per share, by the registered security holders identified in this prospectus. The common stock for resale covered by this prospectus consists of 1,911,863 shares of common stock and 981,265 shares issuable upon exercise of warrants previously issued to the registered security holders.

     In addition, this prospectus covers the issuance and resale of the following securities underlying outstanding securities previously registered by us: 1,794,335 shares of common stock issuable upon exercise of warrants by warrant holders; 500,000 redeemable class B warrants and 500,000 shares of common stock issuable upon exercise of outstanding redeemable class A warrants; 500,000 shares of common stock issuable upon exercise of the class B warrants; 120,000 shares of common stock, 120,000 redeemable class A warrants and 120,000 redeemable class B warrants upon excerise of 120,000 units that are issuable upon exercise of outstanding unit purchase options; 120,000 class B warrants issuable upon exercise of the class A warrants, and 360,000 shares of common stock issuable upon exercise of the class A and class B warrants .

     Each class A warrant entitles the holder to purchase one share of common stock and one class B warrant at an exercise price of $6.50, subject to adjustment, at any time until February 11, 2002. Each class B warrant entitles the holder to purchase one share of common stock at an exercise price of $8.75 at any time until February 11, 2002. The class A and class B warrants are subject to redemption by us at a redemption price of $0.05 per warrant on 30 days' written notice, provided that the closing bid price of the common stock averages in excess of $9.10 and $12.25, respectively, for any 30 consecutive trading days ending within 15 days of the notice of redemption. Each unit purchase option entitles the holder to purchase one share of common stock, one redeemable class A warrant and one redeemable class B warrant at an exercise price of $6.00 at any time until February 10, 2002. See "Description of Securities."

     The prices at which the registered security holders may sell the securities will be determined by the prevailing market price for the shares or through negotiated transactions. We will not receive any of the proceeds from the resale of the shares of commons stock underlying the securities, however, we are paying for the costs of registering the shares of common stock covered by this prospectus.

     The registered security holders will receive all of the amounts received upon any sale by them of the securities, less any brokerage commissions or other expenses incurred by them. While this offering is not being underwritten, the registered security holders and the brokers or other third parties through whom the registered security holders sell the common stock may be deemed "underwriters" as that term is defined in the Securities Act of 1933, as amended, for purposes of the resale of the shares of common stock offered in this prospectus. See "Registered Security Holders," and "Plan of Distribution."

                                ----------------

         Investment in these securities involves a high degree of risk.
                    See "Risk Factors" beginning on page 4.

                                ----------------

  Our common stock, our outstanding class A warrants and our outstanding class B warrants trade on the Nasdaq SmallCap Market under the symbols VCIX, VCIXW and VCIXZ, respectively. Our outstanding units offered in our 1997 initial public offering trade on the Nasdaq SmallCap Market under the symbol VCIXU.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

  Pursuant to Exemption Application 91/99 filed by Heuristic Development Group, Inc., the Israeli Securities Authority decided, on May 30, 1999, in accordance with their authority under Section 41 of the Israel Securities Law, 5728-1968, to exempt Heuristic Development Group, Inc. from publishing a prospectus approved by the Authority, with respect to the offering of securities of Heuristic Development Group, Inc.

        The date of this prospectus is September 7, 2000.

               TABLE OF CONTENTS


                                                                      Page
                                                                      ----
Part I

Summary Information and Risk Factors ............................       1
Determination of Offering Price..................................      15
Use of Proceeds. ................................................      17
Dividend Policy..................................................      19
Registered Security Holder.......................................      19
Plan of Distribution.............................................      23
Legal Proceedings................................................      25
Directors, Executive Officers, Promoters and Control Persons.....      25
Security Ownership of Certain Beneficial Owners and Management...      29
Description of Securities........................................      32
Description of Business..........................................      39
Market for Common Equity and Related Stockholder Matters.........      41
Executive Compensation...........................................      61
Management's Discussion and Analysis or Plan of Operation........      70
Description of Property..........................................      76
Certain Relationships and Related Transactions...................      76
Virtual Communities, Inc. Consolidated Financial Statements for
  the year ended December 31, 1999 and 1998....................       F-1
Virtual Communities, Inc. Condensed Financial Statements for
  the period ended June 30, 2000 and 1999 (unaudited)............     F-26

Part II

Item 24. Indemnification of Directors and Officers...............     II-1
Item 25. Other Expenses of Issuance and Distribution.............     II-1
Item 26. Recent Sales of Unregistered Securities.................     II-1
Item 27. Exhibits................................................     II-3
Item 28. Undertakings............................................     II-8

SIGNATURES                                                            II-12

Part I.

SUMMARY INFORMATION AND RISK FACTORS

     This summary highlights selected information from this prospectus. It does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents to which we refer. Together, these documents will give you a more complete description of the transactions we are proposing.

Virtual Communities, Inc.

     Our company is the product of a merger consummated October 29, 1999, in which Virtual Communities, Inc. merged with and into a wholly owned subsidiary of Heuristic Development Group, Inc., our predecessor company. For accounting purposes, the Merger has been treated as a recapitalization of VCI with VCI as the acquirer (reverse acquisition). The historical financial statements prior to October 29, 1999, are those of VCI and as of October 29, 1999 the financial statements reflect the two companies.

     Prior to the merger, under the name Heuristic Development Group, we were a development stage company originally organized to research, develop, design and market fitness-related products. Due to disappointing acceptance of our primary product, the IntelliFit System, we decided to pursue a strategy of acquisition of an existing company culminating in the merger with Virtual Communities, Inc.

     Virtual Communities, Inc., was organized in 1996 to develop, acquire and operate online communities on the Web that aggregate and publish various news, media and entertainment content targeted to specific ethnic groups. After the merger, we changed our name to Virtual Communities, Inc. The Company is currently a developer of content management and Web publishing software for online business-to-business and business-to-consumer communities. Through its proprietary Community Management Solution (CMS), the Company designs and develops web-based communities containing a comprehensive suite of products and services including its Cortext content management software, integrated e-commerce solutions and best-of-breed interactive community features. In July 2000, the Company restructured its operations in order to focus on the further development and marketing of its Cortext software and in connection therewith intends to sell its five online ethnic communities.

     As part of the restructuring of the Company, management determined that the Company will focus its near term efforts on the further development of its Cortext content management and Web publishing software. The Cortext software, currently under development by VCIX and its subsidiaries, is meant to address what management believes is a widespread need by Web publishers for a simple software tool for Web site content management, including e-business transactional content. The Company's aim is to develop a suite of Cortext software tools that will enable the creation, organization, delivery and maintenance of both non-transactional Web-site-oriented content and business-to-business (B2B) and business-to-consumer (B2C) commerce transaction content conducted on a Web site.

     Our principal executive offices are located at 589 8th Avenue, 7th Floor, New York, NY 10018, telephone (212) 931-8600. Information contained on our Web site does not constitute a part of this prospectus.

The Offering

  This prospectus relates to the offering of the following securities:

 . 1,911,863 shares of outstanding common stock registered for resale on behalf of registered security holders; and

 . 981,265 shares of common stock registered for resale on behalf of warrant holders following their exercise of outstanding warrants;


      In addition, this prospectus covers the issuance and resale of the following securities underlying outstanding securities previously registered by us:

 . 1,794,335 shares of our common stock registered for resale following exercise of outstanding warrants that were issued by our predecessor in private placements and which were assumed by us pursuant to the terms of the Agreement and Plan of Merger, dated as of June 2, 1999, as amended ;


 . 500,000 redeemable class B warrants issuable upon exercise of outstanding redeemable class A warrants, and 1,000,000 shares of our common stock issuable upon exercise of those class A and class B warrants. We issued these class A warrants in 1997 in connection with our initial public offering.

 . 120,000 units issuable upon exercise of outstanding unit purchase options, each consisting of one share of common stock, one redeemable class A warrant and one redeemable class B warrant, together with an aggregate of 360,000 shares or our common stock issuable on exercise of the class A and class B warrants included in these units.

  See "REGISTERED SECURITY HOLDERS", "PLAN OF DISTRIBUTION" and "DESCRIPTION OF
                                  SECURITIES."

                                ----------------

     We have not authorized anyone to give any information or make any representation about us that differs from, or adds to, the information in this prospectus or in our documents that are publicly filed with the Securities and Exchange Commission. The information contained in this prospectus speaks only as of our date unless the information specifically indicates that another date applies.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

              The following table shows selected financial data of Virtual Communities, Inc., as of and for the six months ended

           June 30, 2000 (unaudited) and as of and for the year ended
                  December 31, 1999 (U.S. Dollars in thousands)


                                          June 30, 2000    December 31, 1999
                                         --------------    -----------------
Total assets..........................       $ 4,465           $ 2,364
Cash and cash equivalents.............           365               469
Total liabilities.....................         5,823             2,888
Shareholders deficit..................        (1,501)             (524)
Net loss..............................        (6,567)           (5,930)

Virtual Communities, Inc. historical per share data

                                         Six Months Ended       Year Ended
                                          June 30, 2000      December 31, 1999
                                        ----------------     -----------------
Net loss per weighted average
common share (basic and
diluted                                          (0.41)              (0.56)

Weighted average common
shares outstanding                          16,006,451          10,532,530

Dividends declared per
share                                                0                   0

Book value per share at
end of period(1)                                 (0.09)              (0.04)

-----------
(1) The book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding.

RISK FACTORS

     In addition to the other information in this report, the following factors should be carefully considered in evaluating our business and prospects.

                  We face risks associated with our operations

     Virtual Communities, Inc. was founded in August 1996. We have a limited operating history and cannot predict the viability of our online community design, development and maintenance business and our own published communities business.

     We have a history of losses and expect to incur losses in the future, and we may never achieve profitability.

     For the years ended December 31, 1998 and 1999, and the six months ended June 30, 2000, VCI incurred net losses of $1,434,000, $5,930,000 and $6,567,000, respectively, and had an accumulated deficit of $15,423,000 as of June 30, 2000. To date, neither VCI nor Heuristic Development Group, Inc., our predecessor company, has been profitable on either a quarterly or on annual basis, and we expect to incur net losses in the future. We expect our operating expenses to increase significantly, especially in the areas of CMS sales and marketing, the expansion of our CMS design and development and maintenance business, and, as a result, we will need to increase our revenue substantially to become profitable. If our revenue does not grow as expected or increases in our expenses are not in line with our forecasts, we will continue to incur net losses.

     Our operating results depend on revenues from CMS clients that could be affected by cancellation of key contracts and future revenues from the sale of our Cortext content management software.

     CMS sales represented 100% of VCI's revenues for the six months ended
June 30, 2000 and the year ended December 31, 1999, respectively, and we anticipate that a majority of our revenues will derive from CMS sales in the year 2000. These revenues, if and when received by the Company, will derive from a limited number of customers, who could have a significant impact on revenues in the event they were to cancel one or more of such CMS agreements. The Company has entered into four CMS agreements to date all of which agreements contain cancellation clauses in the event of a fundamental breach by the Company in the performance of its obligations thereunder and, in some instances, at the discretion of the client, upon the completion of and payment for a portion of services rendered to the client.

     You should consider the risks and difficulties frequently encountered by companies like us, an early stage company involved in Web site software development. These risks include, without limitation, risk that we may not be able to successfully complete the development of our software, attract or retain clients for such software; the risk that our software may not be integrated into and with other Web publishing and content management software or other technology used by our potential customer; the risk that we may not anticipate and adapt to changes in the Internet industry and the potential level of use and acceptance of the Cortext software by design firms and others who require Web related software that we are currently developing.

     If our CMS revenues fall below the expectations of securities analysts and investors, the market price of our shares will likely decline.

     If our capital is insufficient to promote our business and we cannot obtain needed financing, we will not be able to continue developing and commence marketing our software business and exploit opportunities.

     Since our current revenues are insufficient to pay for our current operating expenses, we depend on additional investments to fund our existing and future operations as well as to execute our business plans, and expand our marketing and sales efforts. We believe that our available cash and revenues to be due from current CMS clients upon the delivery of certain CMS deliverables pursuant to agreements are not sufficient to support our current operations and therefore we need to raise additional funds to continue the development of our software, maintain operations and develop our position in the marketplace. It may be difficult or impossible for us to obtain additional financing on favorable terms. Raising funds by issuing equity securities or convertible debt securities will dilute the percentage ownership of our current stockholders. Also, if we issue new securities they may have rights senior to the rights of our common stock. If we cannot obtain needed financing, we will be unable to execute our business plans and may be forced to liquidate our assets or file for bankruptcy.

     The Company intends to sell its five online ethnic communities. There is no certainty of the Company's ability to find one or more buyers of the online ethnic communities. Even if buyers can be found, there can be no certainty that the sales prices, if any, of the communities will generate sufficient proceeds to cover the costs, time, resources and expenses incurred by the Company in its efforts to sell the communities.

     Our independent auditors have expressed doubt over our ability to continue as a going concern.

     The report of independent public accountants on our December 31, 1999 consolidated financial statements includes an explanatory paragraph stating that the recurring losses incurred from operations and a net capital deficiency raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     We face increasing competition and competitors with longer operating histories for our online community design and development services.

     In 1999 we began offering third parties Web site design and development services that focus on creating online communities and Web site content management software. The market for these services and software is relatively new, intensely competitive and subject to rapid technological change. We expect competition not only to persist, but also to increase. Increased competition may result in price reductions, reduced margins and loss of market share. Our competitors fall into several categories, including Internet service firms, technology consulting firms, technology integrators, strategic consulting firms, and in-house information technology, marketing and design departments of our potential clients. These competitors include Vignette Ltd., Interwoven, Inc. and Openmarket, Inc.

     The barriers to entry for Web publishing and content management software is also relatively low, As a result, we expect to face additional competition from new market entrants in the future. Since the market for these services and software is rapidly evolving, our competitors may be better positioned to service clients. We compete on the basis of a number of factors, including the breadth and quality of the services and software offered, creative design and software engineering expertise, pricing, technological innovation, and understanding clients' strategies and needs. Many of these factors are beyond our control, therefore, existing or future competitors may develop or offer services that provide significant advantages over the services offered by us.

     Many of our competitors have longer operating histories in the Web market, greater name recognition, larger customer bases and significantly greater resources. In addition to current competitors, it is likely that additional competitors will enter our markets in the future, and that many of these competitors will have substantially greater resources than us. We cannot assure you that we will be able to compete successfully in any of our current markets.

     Our business model relies on our plan to further develop our CMS business for third parties and our ability to provide content management and Web publishing software to prospective clients such as Web design firms. We have sold only four CMS systems to date and have not licensed the Cortext software independently of CMS as is our current intention. Our inability to market and sell our community building services and software could adversely affect our ability to increase revenues.

     Changes in the political and economic stability of the State of Israel could adversely affect our operations.

     Our major subsidiary, Virtual Communities Israel Ltd.("VCIL"), and Cortext Ltd., which jointly develop our Cortext Software, are located in the State of Israel. Accordingly, we are directly influenced by the political, economic and military conditions affecting Israel. Any military or terrorist action or threat or other significant hostilities involving Israel, the interruption or curtailment of trade between Israel and our present trading partners or a significant downturn in the economy or financial conditions in Israel could have a material adverse effect on our ability to operate our business. Israel's economy has been subject to numerous destabilizing factors, including a period of rampant inflation in the early to mid-1980's, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest.

     In addition, since the establishment of the State of Israel in 1948, significant hostilities exist, varying in degree and intensity, between Israel and some Arab countries. Although Israel entered into various agreements with some Arab countries and the Palestine Liberation Organization, and various declarations were signed to resolve some of the economic and political problems in the Middle East, we cannot predict if a full resolution of these problems will be achieved, or the form of any resolution. Furthermore, all non-exempt male adult permanent residents of Israel under the age of 50, including certain of our employees, are obligated to perform military reserve duty and are subject to being called into active duty under emergency circumstances. While we operated despite these conditions in the past, we cannot predict the likelihood of emergency circumstances occurring in the future or the impact of these conditions on our operations in the future.

     Any failure of our network infrastructure could adversely effect our operations.

     Our success depends upon the capacity, reliability and security of our networking hardware and software infrastructure. We have developed a hardware and software system that is designed for reliability, however, on isolated occasions in the past the system has been subject to isolated failures due to human error or software failure. The system integrates Web site management, network monitoring, quality assurance, transaction processing and fulfillment services. In addition, our CMS system, which is utilized on our online communities and the communities of the CMS clients with whom we enter into relationships, and our servers in the United States and Israel, emphasize extensive automation and the back-up of our Web sites using various technologies and a degree of redundancy. The system is designed to minimize single points of failure.

     Demands on our infrastructure that exceed our current forecasts could result in technical operating difficulties for the online communities of our CMS clients.

     Any system failure that interferes with the access to our CMS clients, and the use by users and registrants of the Internet services that our CMS clients provide, could diminish the level of traffic on their Web sites. Continuing or repeated system failures could impair their reputation and brand name and reduce their e-commerce referral and advertising revenue. At present, we do not know that we will be able to scale our systems to handle a larger amount of traffic at higher transmission speeds. Further, any expansion of our network infrastructure will require substantial financial, operational and management resources, all of which could affect the results of our operations by diverting these resources from other areas of our business that we may seek to develop.

     We use our own network servers that are housed at Frontier Global Services, Inc.'s facilities in Herndon, Virginia and New York City, and at our facility in Israel. Our online communities and those of our CMS clients are connected to the Internet by Frontier Global Center in the United States and by Netvision Ltd. in Israel via multiple DS-3, OC-3, and 128Kbs links on a continuous basis. Global Center is responsible for ensuring that all of our servers have power and connectivity to the Internet. We manage and monitor our servers and network remotely from our facility in Israel and, in addition, Frontier Global monitors our Web sites on a continuous basis.

     Although the agreements we have with Frontier Global and Netvision provide us with remedies for service interruptions, we cannot assure you that we will have uninterrupted access to the Internet for communities of our CMS clients.

     We are currently in discussions with Frontier Global regarding certain amounts charged by them for services provided to us. We believe that we will be able to resolve such differences in a mutually satisfactory manner, and, in any event, such differences are not material to our results of operations. However, in the event we are unable to resolve such differences, we could experience a disruption in the services provided to us by Frontier Global.

     A disruption for any reason in the Internet access provided to us by Frontier Global or Netvision, any interruption in the service that Frontier Global or Netvision receives from other providers, or any failure of Frontier Global or Netvision to handle higher volumes of Internet users to our Web sites could have a material adverse effect on our business, results of operations and financial condition by causing a breach in our agreements with our CMS clients.

     The Company recently entered into an agreement with UUNET Technologies, Inc. pursuant to which UUNET will provide the Company with global colocation facilities where the Company's servers will reside and be maintained. Upon the relocation of the servers, the Company's relationship with Frontier Global will be terminated.

     Despite precautions taken by us and by Frontier Global and Netvision, our system is susceptible to natural and man-made disasters such as earthquakes, fires, floods, power loss and sabotage.

     Our systems are also vulnerable to disruptions from human error, computer Viruses and attempts by hackers to penetrate our network security. Hackers have succeeded in penetrating our network security in the past, and we expect these attempts to continue from time to time. Breaches of our network security could also disrupt the operation of our Web sites and jeopardize the security of confidential information stored in our servers. We have recently started implementing "Firewall" network security in our Israel facility and at Frontier Global's United States facilities. "Firewall" is an industry standard product, manufactured by CheckPoint and installed for us by industry experts, that is designed to prevent unauthorized entry into network security systems.

     Although we believe that Firewall will prevent unauthorized entry to our network security in most instances, we cannot assure you that computer viruses and hackers will not penetrate our systems in the future.

     Any of the events listed above could cause us interference, delays, or service interruptions and adversely affect our business and results of operations. Our success is dependent upon, among other things, our ability to deliver uninterrupted Web site service to our CMS clients and users and registrants of our CMS clients. As a result, we must protect our computer equipment and the information stored in our servers against damage by fire, natural disaster, power loss, telecommunications failures, unauthorized intrusion and other catastrophic events.

     Web site services and other services based on software and computer systems often encounter development and completion delays and the underlying software may contain undetected errors or failures. In the case of Web sites, these problems are heightened when the volume of traffic on a site increases. Such delays and errors and other electronic or telecommunications failures are generally beyond our control. In addition, we cannot assure you that errors will not be found in the software underlying our content management systems or other software that we license for use on our online communities or a community developed by us for a third party. These errors might include bugs in the code of standard "off the shelf" software product releases, and may result in delays in the completion or launch of one of our own communities or a community or other project that we develop on behalf of others. Other similar factors include the timing of the commercial release of particular services or products and the market acceptance thereof, unanticipated costs to cure any defect if it is subject to cure, the need to refund money paid to us or to pay for damages caused by the delay or defect.

     We depend on third party content partners and suppliers to provide services and retention elements to our CMS clients.

     While no single content partner or third party provider of licenses is material to our operations, (with the exception of the Cortext software in which we have a controlling interest in the licensor thereof) we may not be able to maintain or expand our base of content partners and third party providers of interactive elements. If we are unable to obtain content or elements from them, we would reduce the attractiveness of CMS.

     We currently rely on other companies to provide Internet services for our online communities, which we intend to sell, and our CMS clients, including the following companies:

Company                                 Service
-------                                 -------

Accuweather, Inc.                  Weather Service
Commtouch Inc.                     Free Email Service
deltathree.com Inc.                Internet Telephony
eCal Corporation                   Calendars
eShare Technologies Inc.           Chat and Forums
homestead.com Incorporated         Free Home Pages
iMediation, Inc.                   Affiliate Software
Intershop Communications, Inc.     E-commerce Malls and Stores
iQ.COM Corporation                 Loyalty Solution
MatchNet.com (Jdate)               Dating Service
MBNA America Bank, N.A.            Affinity Credit Cards
otherproducts.com LLC (Meandaur)   Free Home Pages
Netgravity, Inc.                   Advertising Management Software
OANDA Corp.                        Currency Converter
OpenSite Technologies, Inc.        Auctions
Reuters Limited                    News Services and Photographs
Screaming Media-Net, Inc.          Content Provider
Talk City, Inc.                    Chat Services
Tribal Voice, Inc.                 Instant Messaging
UUNet Technologies, Inc.           Global Colocation Facilities


     As a result of our reorganization in July 2000, we are currently attempting to terminate several of these relationships which are no longer critical to the company's operations. If we terminate such relationships with any of these companies our ability to offer such Internet services to our CMS clients may be adversely affected, as would the potential sales value of the ethnic communities, which utilize a portion of the software available to us as a result of such relationships.

     The loss of Avi Moskowitz, our President and Chief Executive Officer, Arthur Dubroff, our Chief Financial Officer, Michael Harwayne, our Chief Operation Officer, or other key personnel, or the inability to attract and retain additional, qualified personnel in both the United States and Israel, could adversely affect our ability to manage and grow our businesses.

     Our success depends to a significant degree upon the continued contributions of our executive management team, most of whom have worked together only for a short time. We do not carry key man life insurance on the lives of any of our employees except for Avi Moskowitz, our Chairman of the Board, Chief Executive Officer and President. Our success will also depend upon the continued service of our management team as well as technical, marketing and sales personnel, graphic artists and editorial staff. Although we have entered into employment contracts with all the members of our management team, including Mr. Moskowitz, all of our employees may voluntarily terminate their employment at any time.

     Our success also depends upon our ability to attract, hire and retain additional highly qualified management, technical, sales and marketing and customer support personnel both in the United States and Israel. Locating personnel with the combination of skills and attributes required to carry out our strategy is often a lengthy process and competition for qualified employees in the Internet industry, both in the United States and Israel, is intense. The loss of key personnel, or the inability to attract, hire and retain additional, qualified personnel, could have a material adverse effect on our ability to manage and grow our businesses.

     Our business now depends upon demand for content management and Web publishing software and services.

     Because we are currently in the business of providing Web site design and development services, and we are currently focused on further developing and beginning to market our Cortext Web related software, our future success depends, on the continued expansion of, and reliance of consumers and businesses on, the Internet. The Internet may not be able to support an increased number of users or an increase in the volume of data transmissions. As a result, the performance or reliability of the Internet may be adversely affected as use increases. The improvement of the Internet in response to increased demand will require timely improvement of the high speed modems and other communications equipment that form the Internet infrastructure. The Internet has already experienced outages and delays as a result of damage to portions of our infrastructure.

     The effectiveness of the Internet may also decline due to delays in the development or adoption of new technical standards and protocols designed to support increased levels of activity. We cannot assure you that the infrastructure, products or services necessary to maintain and expand the Internet will be developed, and without these developments, there will be limited, if any, demand for our Web site design and development services. Because competition in the online community business is intense, and many of our competitors have greater resources than us, our ability to maintain or improve our position in this market could be harmed.

     The market for Internet software and services is relatively new and rapidly evolving. Competition is intense and is expected to increase over time. Barriers to entry are relatively low. Other companies that are primarily focused on creating online communities and with whom we compete are:

     We could be liable for legal proceedings that would injure our business reputation or result in substantial damages against us.

     Our failure or inability to meet a client's expectations in the performance of Web site design and development services could injure either our or the client's business reputation or result in a claim for substantial damages regardless of our responsibility for such failure. In addition, the services we provide to our clients may include access to confidential or proprietary client information or the sublicense of software or other proprietary systems. Although we have implemented policies to prevent such client information or licenses from being disclosed to unauthorized parties or used inappropriately, any such unauthorized disclosure or use could result in a claim against us for substantial damages. Our contractual provisions attempting to limit such damages may not be enforceable in all instances or may otherwise fail to protect us from liability for damages. We do not currently have errors and omissions insurance.

     We face risks typical of the Internet industry

Privacy concerns, government regulation and legal uncertainties could adversely affect activity on the Internet.

     Laws and regulations that apply directly to communications or commerce over the Internet are becoming more prevalent. The most recent session of the United States Congress resulted in Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union recently enacted its own privacy regulations. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws that govern intellectual property, privacy, libel and taxation apply to the Internet. The development of laws governing these areas may decrease the growth in the use of the Internet, or give rise to claims by our clients for whom we develop or design Web sites or other third parties. In addition, the growth and development of the e-commerce market may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. The adoption or modification of these laws or regulations could adversely affect our ability to generate e-commerce referral revenue.

     The Federal Communications Commission is currently reviewing our regulatory positions on data transmissions over telecommunications networks and could seek to impose some form of telecommunications carrier regulation on telecommunications functions of information services. State public utility commissions generally have declined to regulate information services, although the public service commissions of some states continue to review potential regulation of such services. Future regulation or regulatory changes could have an adverse effect on our business and results of operations.

     Imposition of new taxes or fees by the Federal government of the United States or by foreign governments on Internet transactions or on the use of the Internet as a means of communication could also adversely effect our advertising or e-commerce revenue.

     Our inability to protect our intellectual property rights could adversely affect our ability to operate our businesses.

     We consider our names, logos and designs as proprietary and try to protect them under existing United States and international laws relating to protection of intellectual property. We also developed internal procedures to control access and dissemination of proprietary information. Despite our precautions, third parties may succeed in misappropriating our intellectual property or independently developing similar intellectual property. Protecting our intellectual property against infringement could result in substantial legal and other costs and could divert our limited management resources and attention from our business plans.

     Some of the technology incorporated in our Web sites, and offered to our content partners and clients of our Web site design and development services, is based on technology licensed from third parties. As we continue to introduce new services, we may need to license additional technology. If we are unable to timely license needed technology on commercially reasonable terms, we could experience delays and reductions in the quality of our services, all of which could adversely affect our business and results of operations, our reputation and the value of our proprietary information could also be adversely affected by actions of third parties to whom we license our proprietary information and intellectual property. If someone asserts a claim relating to proprietary information against us, we may seek licenses to this intellectual property. We may not, however, be able to obtain licenses on commercially reasonable terms, if at all. The failure to obtain the necessary licenses or other rights could prevent or limit our ability to develop our Web sites.

     Our inability to incorporate content management software from a third party into Web sites of our clients could adversely effect our ability to expand our CMSbusiness.

     In July 1999, we acquired a license from Cortext Ltd., an Israeli software developer to content management software for use by us in maintaining content on our own online communities. We acquired a majority control of Cortext Ltd. in February 2000. We also offer this software in the operation of the Web sites of our content partners and community-building clients. We cannot assure you that we will be able to successfully integrate this software into the communities our CMS clients and to use the same as a platform for the integration of additional software elements for such communities. If we are unable to integrate the software into our own, and our clients' Web sites, our ability to expand our Web publishing and content management business could be adversely affected.

     Our applications operate in complex network environments and directly and indirectly interact with a number of other hardware and software systems. We are unable to predict to what extent our business may be affected if our systems or the systems that operate in conjunction with our systems experience a material failure.

     Known or unknown errors or defects that affect the operation of our software and systems could result in delay or loss of revenue, interruption of services, cancellation of contracts and registrants, diversion of development resources, damage to our reputation, increased service and warranty costs, and litigation costs, any of which could adversely affect our business, financial condition and results of operations.

     One of the most likely worst-case scenarios for us is that access to our Web sites through the Internet would be limited or impossible due to a telecommunications problem beyond our control. In such a scenario, we would be dependent on third party telecommunications providers to remedy the problem.

     We are subject to risks related to our stock

     Our stock price may be highly volatile, which could result in substantial losses to investors.

     The trading price of our common stock is likely to be highly volatile due to a variety of factors, including:

 .    actual or anticipated variations in quarterly operating results and changes in financial estimates by securities analysts;

 .    announcements of technological innovations;

 .    new products or services offered by us or our competitors;

 .    conditions or trends in the advertising or e-commerce market;

 .    our announcement of significant acquisitions, strategic partnerships, joint ventures or capital commitments (or the absence of the same);

 .    additions or departures of key personnel; and

 .    sales of common stock or the exercise of our outstanding options, warrants or unit purchase options.

     In addition, the Nasdaq SmallCap Market, where many publicly held Internet companies are traded, has recently experienced extreme price and volume fluctuations. These fluctuations are often unrelated or disproportionate to the operating performance of these companies. These broad market and Internet industry factors may materially adversely affect the market price of our common stock, warrants, and units regardless of our actual operating performance.

     Your investment in our stock may become illiquid and you may lose your entire investment.

     Under the Nasdaq Stock Market Marketplace Rules, Nasdaq requires Nasdaq SmallCap Market issuers to comply with applicable requirements for continued listing on the Nasdaq SmallCap Market. Following the completion of our recent merger with VCI, Nasdaq initially denied, but subsequently approved, the listing of our stock and warrants. On August 29, 2000 we received a letter from Nasdaq indicating that the Nasdaq staff is again reviewing the Company's eligibility for continued listing on the Nasdaq SmallCap market. The letter stated that we no longer meet the requirements for continued listing on the Nasdaq SmallCap market with respect to minimum net tangible assets, market capitalization or net income. As a result, the Nasdaq Staff has asked us to provide a specific plan to achieve or sustain compliance with all of the Nasdaq SmallCap Market listing requirements. If, after reviewing our plan, the Nasdaq Staff determines that the submission does not adequately address maintenance of minimum net tangible assets, market capitalization or net income, a formal notice of deficiency will be sent to us and formal delisting process will be commenced. There can be no assurance that we can currently maintain the minimum listing standards for continued trading of our securities on the Nasdaq SmallCap Market. If our securities are no longer traded on the Nasdaq SmallCap Market, investment in our stock may become illiquid and you may lose your entire investment.

     If our common stock is not quoted on the Nasdaq SmallCap Market or listed on another exchange, trading in our common stock would be covered by the Exchange Act's "penny stock" rules if our common stock is deemed a penny stock (as defined below). Under these rules, broker-dealers who recommend penny stocks to persons other than established customers and "accredited investors" must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from these rules if the market price is at least $5.00 per share.

     If our securities were to become subject to the regulations applicable to penny stocks, the market liquidity for these securities would be severely affected, limiting the ability of broker-dealers to sell these securities and your ability to sell our common stock in the public market.

     As of August 15, 2000, we have issued and outstanding 17,122,506 shares of common stock substantially all of which is freely tradable without restriction under the Securities Act. The number of shares outstanding excludes approximately

16,550,000 shares reserved for issuance by the Company under its stock options plans, warrants and outstanding convertible securities. Giving effect to the exercise and conversion of all outstanding securities instruments, we would have outstanding as of August 15, 2000 on a fully diluted basis approximately 33,675,000 shares of common stock.

     Under the terms of the private placement financings undertaken by us during the period from December 1999 through April 2000, we are registering on behalf of those private placement purchasers this registration statement providing for the resale of an aggregate of 2,893,128 shares of common stock and common stock underlying warrants following the exercise of such warrants. See, "Registered Security Holders."

     In September 1999, we filed a Form S-8 registration statement under the Securities Act to register all shares of common stock issuable pursuant to outstanding options and all shares of common stock reserved for issuance under our 1996 Stock Option Plan. This registration statement became effective immediately upon filing, and shares covered by this registration statement therefore are eligible for sale in the public markets, subject to options becoming exercisable, the lock-up agreements described above and Rule 144 limitations applicable to affiliates. As of August 15,2000 there were outstanding options to purchase up to 137,000 shares of common stock that will be eligible for sale in the public market subject to becoming exercisable.

     On May 1, 2000 Virtual Communities, Inc. (the "Company") filed a Registration Statement on Form S-8 to register 4,589,750 shares of Virtual Communities, Inc.'s common stock, issuable to eligible employees, officers, directors, advisors and consultants of the registrant under the Virtual Communities, Inc. 1997 Stock Option Plan (the "VCI 1997 Plan"), the Virtual Communities, Inc. 1998 Stock Option Plan (the "VCI 1998 Plan"), the Virtual Communities, Inc. 1999 Stock Option Plan (the "VCI 1999 Plan" and collectively with the VCI 1997 Plan and the VCI 1998 Plan, the "VCI Stock Option Plans"), and the 1999 Stock Incentive Plan of Virtual Communities, Inc. (the "1999 Post-Merger Plan"). The VCI Stock Option Plans were authorized and approved by the shareholders of Virtual Communities, Inc. prior to its merger into Heuristic Development Group that subsequently changed its name to Virtual Communities, Inc. The 1999 Post-Merger Plan was authorized and approved by the shareholders of Heuristic Development Group, which subsequently changed its name to Virtual Communities, Inc. Options exercisable into 3,564,927 shares are outstanding of which approximately 904,000 have vested and are fully exercisable as of August 15, 2000.

     As authorized under the provisions of the 1999 Post-Merger Plan, the Board of Directors of Virtual Communities, Inc. (hereinafter, "VCI") amended the Post-Merger Plan. Such amendments (i) increased the number of shares of Virtual Communities, Inc. common stock reserved for issuance under such plan from 1,000,000 shares to 2,000,000 shares, and (ii) increased the maximum annual percentage of shares available for replenishment of the Post-Merger Plan from 2% to 5% of the outstanding number of shares of common stock of Virtual Communities, Inc. Such amendments were ratified by the Company's stockholders at the Company's Annual Meeting of Shareholders on June 6, 2000.

     As restrictions on resale end and/or registrations of restricted shares are effectuated to permit resales of the same, the market price could drop significantly if the holders of such restricted shares sell them or are perceived by the market as intending to sell them.

     Anti-takeover provisions in our charter could deter a takeover effort, which could inhibit your ability to receive an acquisition premium for your shares.

     Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock without the need for stockholder approval. The Board may also determine the economic and voting rights of this preferred stock. Issuance of preferred stock could impede or prevent transactions that would cause a change in control of our company. This might discourage bids for our common stock at a premium over the market price of our common stock and adversely affect the trading price of our common stock. We have no current plans to issue shares of preferred stock.

     The forward-looking statements made in this prospectus might prove inaccurate, resulting in a material difference between such statements and our actual results.

     Some of the statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements following the merger to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements.

     Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "thinks," "estimates," "predicts," "potential" or "continue" or the negative of such terms and other comparable terminology.

                       DETERMINATION OF THE OFFERING PRICE

     This prospectus relates to the resale by the registered security holders of 1,911,863 shares of common stock and 981,265 shares of common stock issuable upon exercise of warrants. Such shares are being registered on behalf of purchasers of restricted Company securities in private placements which occurred in the period from December 13, 1999 through April 2000. The warrants are exercisable for one share of common stock each at exercise prices ranging from $2.11 to $14.87 per share. The Company may redeem up to 129,450 warrants at $.75 per share underlying those warrants, which price decreases to $.50 per share underlying the warrant after July 5, 2000 and thereafter by $.05 per month to a minimum of $.25. The offering of the securities hereunder is not an underwritten offering. The resales of securities registered hereunder are expected to be offered by the registered security holders at various offering prices that reflect the current market price of our securities, however there can be no assurance in this regard. See, "Plan of Distribution."

     In addition, we are offering under this prospectus, as a post-effective amendment pursuant to Rule 429 under the Securities Act, the following securities previously registered on the registration statements indicated below with respect to (1) the issuance by us of common stock and warrants underlying outstanding units, unit purchase options and warrants, and (2) resale of shares of common stock upon exercise of units and warrants by the holders of such instruments:

     (a) Our registration statement on Form SB-2 (File No. 333-17635), with respect to 1,380,000 units consisting of one share of common stock and one redeemable class B warrant, and 2,760,000 shares of common stock underlying the class B warrants registered thereby; and

     (b) Our registration statement on Form SB-2 (File No. 333-89593), with respect to the following:

     (i) 1,794,335 shares of common stock on behalf of warrant holders in regard to the resale of such shares following these warrant holders' exercise of outstanding warrants that were issued by the registrant's predecessor in private placements and that were assumed by the registrant pursuant to the terms of that certain Agreement and Plan of Merger, dated as of June 2, 1999, as amended,


     (ii) 500,000 redeemable class B warrants issuable upon exercise of outstanding redeemable class A warrants, and 1,000,000 shares of common stock issuable upon the exercise of such class A and class B warrants, which class A and class B warrants are the "Selling Securityholder Warrants" and "Selling Securityholder Class B Warrants" referred to in our Registration Statement on Form SB-2 (File No. 333-17635), filed with the Commission on February 11, 1997; and

     (iii) 120,000 units issuable upon exercise of certain outstanding unit purchase options, each consisting of one share of common stock, one redeemable class A warrant and one redeemable Class B warrant, 120,000 class B warrants issuable upon the exercise of the class A warrants, and 360,000 shares of common stock issuable on exercise of the redeemable class A and class B warrants referred to in our Registration Statement on Form SB-2 (File No. 333-89593), filed with the Commission on January 14, 2000.

     In connection with the merger, holders of outstanding warrants to purchase shares of pre-merger Virtual Communities, Inc., are entitled to exercise those warrants for that number of shares of our common stock that such holders would have received in the merger if the shares of Virtual Communities, Inc. common stock underlying their warrants were held by them at the effective time of the merger.

     At the time of the merger, there were outstanding warrants to purchase 225,113 shares of Virtual Communities, Inc. common stock at exercise prices ranging from $0.8052 to $2.10 per share. These warrants were issued to the placement agent in connection with a placement of Series A and B convertible preferred stock of pre-merger Virtual Communities, Inc. in early 1999. There were also outstanding warrants to purchase 1,333,823 shares of common stock, at exercise prices ranging from $0.30 to $2.10, issued to directors, shareholders, employees and vendors in consideration for loans granted to Virtual Communities, Inc., waivers and deferrals of compensation, guarantees of bank lines of credit and services rendered to Virtual Communities, Inc. Accordingly, the 1,794,335 shares of our common stock that we will issue to holders of the former Virtual Communities, Inc. warrants was determined by multiplying 1,558,936 (the number of shares of pre-merger common stock issuable on exercise of such warrants) times 1.151, the conversion ratio determined in accordance with the merger agreement. All of these warrants are currently exercisable according to their terms.

Shares and warrants to be issued to holders of outstanding class A warrants

     In connection with our initial public offering of units in February 1997, a group of investors received 500,000 redeemable class A warrants in exchange for warrants that those investors had received in December 1996 as part of a bridge financing transaction. We are registering the securities underlying such class A warrants in the registration statement of which this prospectus is a part.

     Each class A warrant entitles the holder to purchase one share of common stock and one class B warrant at an exercise price of $6.50, subject to adjustment, at any time until February 11, 2002. Each class B warrant entitles the holder to purchase one share of common stock at an exercise price of $8.75 at any time until February 11, 2002. The class A and class B warrants are subject to redemption by us at a redemption price of $0.05 per warrant on 30 days' written notice, provided that the closing bid price of the common stock averages in excess of $9.10 and $12.25, respectively, for any 30 consecutive trading days ending within 15 days of the notice of redemption. See "Description of Securities."

Units to be issued to holders of unit purchase options

     We are also registering 120,000 units issuable upon exercise of outstanding unit purchase options granted to the underwriter and finder in connection with our initial public offering in February 1997, 120,000 class B warrants issuable upon the exercise of the class A warrants included in such units, and 360,000 shares of common stock issuable on exercise of the redeemable class A and class B warrants included in such units. Each unit purchase option entitles the holder to purchase one share of common stock, one redeemable class A warrant and one redeemable class B warrant at an exercise price of $6.00 at any time until February 10, 2002. See "Description of Securities--Unit Purchase Option."

     This prospectus is also included in a post-effective amendment to our registration statement on Form SB-2 (File No. 333-17635), filed with the SEC in connection with our initial public offering of 1,380,000 units consisting of common stock, redeemable class A warrants and redeemable class B warrants.

     Depending on a number of factors, which include the price of our common stock, general market conditions, capital raising activities by us, and our need for additional funds, we may in the near future decide to change the terms of the class A and class B warrants by lowering one or both of their exercise prices in order to encourage our warrant holders to exercise their warrants so that we can raise additional funds from such exercises. To the extent that we lower the exercise price of the warrants, we will receive less funds that we would at the current exercise prices. There is no assurance that even if we do lower the exercise price, our warrant holders will exercise their warrants.

                                 USE OF PROCEEDS

     Assuming all of the warrants previously issued by pre-merger Virtual Communities, Inc. are exercised, we would receive approximately $1,355,714 in proceeds, minus expenses.

     Upon exercise of the currently outstanding warrants issued in connection with our initial public offering, and warrants issuable upon exercise of such warrants, we would receive gross proceeds as follows (in each case minus expenses):

  . assuming all of the outstanding class A warrants are exercised, we would receive $12,220,000 in proceeds;

  . assuming all of the outstanding class B warrants are exercised, we would receive an additional $12,075,000 in proceeds; and

  . assuming all of the class B warrants issuable upon exercise of the outstanding class A warrants are exercised, we would receive an additional $16,450,000 in proceeds.

     In addition, we would receive the following gross proceeds, minus expenses, upon exercise of the unit purchase options and the warrants underlying the unit purchase options:

  . assuming exercise of all of the outstanding unit purchase options, $720,000;

  . assuming exercise of all of the class A warrants issuable upon exercise of the unit purchase options, $780,000;

  . assuming exercise of all of the class B warrants issuable upon exercise of the unit purchase options, $1,050,000;

  . assuming exercise of all of the class B warrants issuable upon exercise of the class A warrants underlying the unit purchase options, an additional $1,050,000; and

  . assuming the exercise of warrants issued to an investment banker in connection with the merger, we would receive an additional $336,000.

     Assuming exercise of the 981,265 shares underlying the warrants being registered herein and issued in connection with the Company's private placements from December 1999 through April 2000 we would receive $9,359,219. There can be no assurance of such exercises and consequent receipt of any such proceeds at this time.

     We plan to use the proceeds from the exercise of the warrants for general corporate purposes, including equipment, software and licenses, marketing and advertising of our communities and Community Management Solution ("CMS") business, and general working capital.

     We will not receive any proceeds from the resale of shares by warrant holders. We will not receive any proceeds from the sale of shares by those who have purchased securities pursuant to private placements.

                                 DIVIDEND POLICY

     Neither Heuristic Development Group, Inc. nor Virtual Communities, Inc. have ever paid any dividends, and we do not expect to pay any dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors, and will be dependent on our future results of operations, financial conditions, capital expenditures, working capital requirements and other relevant factors.


                           REGISTERED SECURITY HOLDERS

     The following table sets forth certain information with respect to each registered security holder for whom the Company is registering the shares of common stock for resale to the public. The Company will not receive any of the proceeds from the resale of such shares by any of the registered security holders. None of the registered security holders listed in the table below are broker-dealers or affiliates of broker-dealers except as indicated in the footnotes to the table. Except as set forth in the footnotes below, no Selling Security Holders held any position, office or had any other material relationship with the registrant or its officers, directors or affiliates during the past three years. The information below is current as of August 15, 2000.


                                                                                  AMOUNT OF SHARES      PERCENTAGE OF SHARES
                                                             SHARES OFFERED       BENEFICIALLY OWNED      BENEFICIALLY OWNED
                                     SECURITIES             PURSUANT TO THIS        AFTER OFFERING           AFTER OFFERING
SELLING                      OWNED PRIOR TO OFFERING (1)       PROSPECTUS                (2)(3)                  (2)(3)
STOCKHOLDER
Paul and Hannah
Lindenblatt (4)                                  830,446                440,000                390,446                   2.3%
Business Systems
   Consultants Limited                           760,793                760,793                 65,937                      *
Rachel Charitable
   Trust (5)                                     360,226                110,793                249,433                   1.5%
Musgrave Ltd. (6)                                360,226                110,793                249,433                   1.5%
Magellan
   International, Ltd. (7)                       191,208                191,208                      0                      *
Aspen International, Ltd. (8)                  2,369,220                191,208              2,178,012                  11.2%
Acqua Wellington
   Value Fund, Ltd. (9)                        1,270,312                191,208              1,079,104                   5.9%
The Cuttyhunk Fund
Limited (10)                                     573,625                573,625                      0                      *
Shoham Investments
Ltd. Inc. (11)                                    93,633                 93,633                      0                      *
Hindy Taub                                        56,180                 56,180                      0                      *
Andrew W. Schonzeit                               37,453                 37,453                      0                      *
Irwin Zalcberg                                    37,453                 37,453                      0                      *
Solomon Merkin                                   168,539                168,539                      0                      *
Ilan Kaufthal                                     56,180                 56,180                      0                      *
ABDM Partners (12)                                51,170                 51,170                      0                      *
Jonathan Kolatch                                   7,310                  7,310                      0                      *
Jed Sherwindt                                      5,848                  5,848                      0                      *
Amos Tohar                                        11,000                 11,000                      0                      *
Kobi Kantor                                        1,200                  1,200                      0                      *
Debbie Kamioner                                    7,490                  7,490                      0                      *
G.L.D. Consulting Corp.                            3,745                  3,745                      0                      *
Ilan Kaufthal                                     11,643                 11,643                      0                      *
Josephthal & Co. (29)                             36,246                 36,246                      0                      *

E. Ohayon                                        20,000                 20,000                      0                      *
Berell Corp. (13)                                10,000                 10,000                      0                      *
Gideon Trading Inc. (14)                        175,884                175,884                      0                      *
Versaware Ltd. (15)                              72,564                 72,564                      0                      *
Peter A. Jacobs (16)                            205,989                  3,270                202,719                      *
Musgrave Ltd.                                   360,226                110,793                249,433                   1.5%
Grato Holdings Ltd.(17)                         798,553                 22,667                775,886                   4.7%
George Moskowitz (18)                           231,504                 61,348                170,156                   1.0%
Joseph Morgenstern                               75,121                  9,184                 65,937                      *
L.K.P. Ltd. (20)                                  6,122                  6,122                      0                      *
David Morris (21)                               116,464                 58,921                 38,328                      *
Avi Moskowitz (22)                              686,376                161,140                525,236                   2.7%
David Kahn (23)                                 441,040                 46,040                395,000                   2.4%
Daniel Diker (24)                                23,115                 11,510                 11,605                      *
Michael Sondhelm (25)                            11,510                 11,510                      0                      *
Suzanne Cotton Levy                              40,286                 17,266                 23,020                      *
Michael Jacobs                                   17,266                 17,266                      0                      *
Charley Warady                                   13,812                  6,906                  6,906                      *
Jesup & Lamont
   Partners (26) (27)                           189,155                189,155                      0                      *
Howard F. Curd (27)                             220,922                220,922                      0                      *
Michael Zariello (27)                            55,232                 55,232                      0                      *
David Rosinov  (27)                              56,304                 56,304                      0                      *
Gilad Ottensauser (27)                           73,835                 73,835                      0                      *
Jack Siegal   (27)                               27,616                 27,616                      0                      *
Bill Hales    (27)                               32,548                 32,548                      0                      *
Ran Furman    (27)                               55,232                 55,232                      0                      *
Joan Morgen   (27)                               16,570                 16,570                      0                      *
Peninsula Industries Ltd. (28)                  175,553                  5,397                170,156                   1.0%
Peter Stern   (29)                               28,688                 28,688                      0                      *
Camden Virtual
   Enterprises (30)                              27,616                 27,616                      0                      *
Jacquiline Waterman (27)                         11,046                 11,046                      0                      *
Andrew Adler   (27)                               4,039                  4,039                      0                      *
Craig Petrassi  (27)                              4,038                  4,038                      0                      *
George Hoos     (27)                              8,577                  8,577                      0                      *
A & D Printers (31)                               1,151                  1,151                      0                      *
West End Holdings, Inc. (32)
                                                  3,155                  3,155                      0                      *
* Less than 1%.

(1) Includes shares issuable upon exercise of warrants and/or conversion of preferred stock.

(2) Percentage of the Company's common stock shares beneficially owned is based upon 17,122,506 shares of common stock outstanding as of August 15, 2000. The number of shares outstanding excludes approximately 16,550,000 shares reserved for issuance by the Company under its stock options plans, warrants and outstanding convertible securities. Giving effect to the exercise and conversion of all outstanding securities instruments, the Company would have outstanding as of August 15, 2000 on a fully diluted basis approximately 33,675,000 shares of common stock. Such additional securities are not taken into account for purposes of the calculation of the percentage of beneficial ownership of each Registered Security Holder except with respect to exercise of their respective warrants and convertible preferred stock beneficially held by such Registered Security Holder as of August 15, 2000 and exercisable or convertible within 60 days of such date.

(3) Assumes all of the securities offered hereby shall be sold.

(4) Mr. and Mrs. Lindenblatt are the brother-in-law and sister of Avi Moskowitz, the Company's chairman of the Board, President and Chief Executive Officer. Such stockholders are not involved in the management or control of Virtual Communities, Inc. nor are they otherwise affiliated with us or our management.

(5) Sole power of voting and disposition over such shares on behalf of such entity is controlled by Leo Noe.

(6) Sole power of voting and disposition over such shares on behalf of such entity is controlled by Elie Lindenfeld.

(7) Sole power of voting and disposition over such shares on behalf of such entity is controlled by Eusebio A. Morales.

(8) Sole power of voting and disposition over such shares on behalf of such entity is controlled by Wenceslao Alfageme Quiros. Shares beneficially owned and registered for resale hereunder include 86,300 shares of common stock and 104,908 shares of common stock issuable upon the exercise of warrants. Shares beneficially owned but not registered for resale hereunder include an aggregate of 2,178,012 shares of common stock issuable upon the exercise of warrants and conversion of convertible preferred stock, provided, however, that such number of shares is subject to change in accordance with the computational formula for such conversion.

(9) Sole or shared voting power over such entity is exercised by multiple non-U.S. investors. Shares beneficially owned and registered for resale hereunder include 86,300 shares of common stock and 104,908 shares of common stock issuable upon the exercise of warrants. Shares beneficially owned but not registered for resale hereunder include an aggregate of 1,079,104 shares of common stock issuable upon the exercise of warrants and conversion of convertible preferred stock, provided, however, that such number of shares is subject to change in accordance with the computational formula for such conversion.

(10) Sole power of voting and disposition over such shares on behalf of such entity is controlled by J. Carlo Cannell.

(11) Sole power of voting and disposition over such shares on behalf of such entity is controlled by A.J. Gezunheit.

(12) Sole power of voting and disposition over such shares on behalf of such entity is controlled by Daniel Strauss.

(13) Sole power of voting and disposition over such shares on behalf of such entity is controlled by Steven Clark.

(14) Sole power of voting and disposition over such shares on behalf of such entity is controlled by Barry Herman.

(15) Versaware Ltd. is an affiliate of Net Results Holdings, LLC ("NRH"), a beneficial holder of shares of the Company. Excludes 1,347,687 Shares beneficially owned by NRH. See footnote (13) under the heading "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

(16) Peter Jacobs is a Director of the Company.

(17) Grato Holdings Limited holds these warrants on behalf of Ramp Trustees Limited, trustees of a trust of which Mr. David Morris, member of the Board of Directors, is a potential beneficiary. Potential beneficiaries thereof currently have no voting power nor the power to direct the vote of such shares nor any investment power, including the power to dispose or direct the disposition of the shares that are held by the trusts. Sole power of voting and disposition over such shares on behalf of Grato Holdings Limited is controlled by L.A. Nuttall.

(18) George Moskowitz is the brother of Avi Moskowitz, the Chairman, President and Chief Executive Officer of the Company.

(19) Business Systems Consultants Ltd. is controlled by a trust of which Mr. Morris, a director of the Company, is a potential beneficiary. Mr. Morris disclaims beneficial ownership of the warrants to purchase shares of our common stock held by Business Systems Consultants Ltd. Sole power of voting and disposition over such shares on behalf of such entity is controlled by Peter Cantle.

(20) Sole power of voting and disposition over such shares on behalf of such entity is controlled by Yaucov Kirschen and Sally Ariel.

(21) David Morris is a member of the Board of Directors of the Company.

(22) Avi Moskowitz is Chairman, President and Chief Executive Officer of the Company.

(23) David Kahn is Executive Vice President and General Counsel of Virtual Communities Israel Ltd. ("VCIL"), a subsidiary of the Company.

(24) Daniel Diker is a former Vice President of VCIL.

(25) Michael Sondhelm is a former Vice President of VCIL.

(26) Jesup & Lamont Partners acted as Placement Agent in connection with several financings completed by VCI (predecessor of registrant), including arranging a $500,000 bridge loan to VCI in December 1998, which was converted into equity in 1999; two private placements in February and August, 1999, respectively; and the merger with Heuristic Development Group in October 1999. Jesup and Lamont Group Holdings, a holding corporation that is an affiliate of Jesup and Lamont Securities Corporation and that also is a registered broker-dealer with NASD and the Commission. Sole power of voting and disposition over such shares on behalf of such entity is controlled by Howard Curd, President, CEO and sole stockholder of Jesup & Lamont Group Holdings, Inc.

(27) Affiliate of Jesup & Lamont Group Holdings, Inc., parent company of Jesup and Lamont Securities Corporation, a registered broker-dealer with the NASD and the Commission. Such persons acquired their respective securities in the ordinary course of business and at the time of the purchase of the securities, the particular person had no agreements or understandings, directly or indirectly, with any other person to distribute the common shares to be received upon conversion or exercise of preferred securities or warrants.

(28) Sole power of voting and disposition over such shares on behalf of such entity is controlled by Jackie Monderer.

(29) Josephthal & Co. is a registered broker-dealer and acquired its securities in the ordinary course of business, and at the time of the acquisition of the securities, they had no agreements or understandings, directly or indirectly, with any other person to distribute the common shares to be received upon conversion or exercise of preferred securities or warrants. Sole power of voting and disposition over such shares on behalf of such entity is controlled by Dan Purjes.

(30) Sole power of voting and disposition over such shares on behalf of such entity is controlled by Yossi Rubinstein.

(31) Sole power of voting and disposition over such shares on behalf of such entity is controlled by Mark Eliassof.

(32) Sole power of voting and disposition over such shares on behalf of such entity is controlled by David Ekstein.

                              PLAN OF DISTRIBUTION


     The registered security holders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Registered Security Holders may use any one or more of the following methods when selling shares:

  . ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  . block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  . purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  . an exchange distribution in accordance with the rules of the applicable exchange;

  .  privately negotiated transactions;

  .  short sales

  . broker-dealers may agree with the Registered Security Holders to sell a specified number of such shares at a stipulated price per share;

  .  a combination of any such methods of sale; and

  .  any other method permitted pursuant to applicable law.

     The Registered Security Holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     The Registered Security Holders may also engage in short sales against the box, puts and calls and other transactions in securities of the Company or derivatives of Company securities and may sell or deliver shares in connection with these trades. The Registered Security Holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The Registered Security Holders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the Registered Security Holders.

     Broker-dealers engaged by the Registered Security Holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Registered Security Holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Registered Security Holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The Registered Security Holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Company is required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the Registered Security Holders. The Company has agreed to indemnify the Registered Security Holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     At any time a particular offer of the securities is made, a revised prospectus or prospectus supplement, if required, will be distributed which will contain the amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Registered Security Holders, selling securities and any discounts, commissions or concessions allowed or reallowed or paid to dealers. A prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the U.S. Securities and Exchange Commission to reflect the disclosure of additional information with respect to the distribution of the securities.

     The registered security holders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, Regulation M, which may limit the timing of purchases and sales of any of the common stock by you and any other such person. Furthermore, under Regulation M under the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market-making activities with respect to the particular common stock being distributed for certain periods prior to the commencement of or during such distribution. All of the above may affect the marketability of the securities and the availability of any person or entity to engage in market-making activities with respect to the common stock.

     We do not intend to engage in any distribution efforts on behalf of any of the registered security holders other than providing for registration of the securities registered for sale with the U.S. Securities and Exchange Commission. We do not intend to solicit or otherwise induce any selling security holders to exercise their respective warrants, units, or unit purchase options, or to convert convertible preferred stock to shares of common stock.

     Provided that any pledgees, assignees and successors-in-interest of any registered security holder does not involve increasing the number of shares or dollar amount registered, or include shares from a transaction other than the one to which this filing relates, and absent circumstances indicating that the change is material, we expect to reflect any such change in the filing of a Rule 424(b) prospectus supplement describing the change. In such prospectus supplement, we would be required to set forth the disclosure information regarding such successors in interest as required by the rules and regulations of the U.S. Securities and Exchange Commission. The ability to reflect changes in selling shareholders has not resulted in the names of known selling shareholders to be omitted from the original filing of this prospectus with the Commission.

                                LEGAL PROCEEDINGS

     On April 14, 2000, a Complaint was filed against VCI in the Supreme Court of the State of New York, County of New York, by six investors in VCI who acquired Series B Preferred Stock of VCI pursuant to a private placement of VCI's securities in August 1999 prior to its merger with, and into a wholly-owned subsidiary of Heuristic Development Group, Inc. on October 29, 1999 (the "Merger"). The plaintiffs claim that they are entitled to additional shares of VCI Common Stock as a result of a provision in the Private Placement Memorandum, pursuant to which they acquired their securities in VCI, providing for a reset of the conversion price of the plaintiffs' Series B Preferred Shares into Common Stock of VCI. In the event the Plaintiffs are successful in this action they would be entitled to approximately 52,320 shares of Common Stock and Series B Preferred Shareholders as a group would be entitled to approximately 175,000 additional shares of Common Stock of the Company. The Company believes that the complaint is without merit and intends to vigorously defend such action and filed a motion to dismiss the action in June 2000.

     In July 2000, a complaint was filed in the Los Angeles Superior Court against the Company and a placement agency retained by the Company by a former employee of the Company claiming wrongful termination of employment and reinstatement of his position with the Company as well as compensatory and punitive damages. The Company believes that the complaint is without merit and intends to vigorously defend such action.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Principal Officers

     The following table sets forth the names, ages as of August 15, 2000 and positions of all of our directors, executive officers and key personnel.

Avi Moskowitz...........  35  Chairman of the Board, CEO and President
Arthur C Dubroff........  49  Chief Financial Officer
Michael Harwayne........  30  Chief Operating Officer
Deborah Gaines..........  39  Vice President, Editorial Services
Fred S. Lafer...........  71  Director
Allan Dalfen............  55  Director
Peter A. Jacobs.........  57  Director
David Morris............  31  Director

     Avi Moskowitz became Chairman of the Board, President and Chief Executive Officer of the Company upon the completion of the Company's merger with VCI in October 1999. Mr. Moskowitz founded VCI in August 1996 serving as Chairman, Chief Executive Officer and President until it merged with a subsidiary of the Company in October 1999. Mr. Moskowitz was also the founder of Virtual Communities Israel Ltd. and served as the entity's sole Director and Chief Executive Officer until May 1999. From 1994 until 1996, Mr. Moskowitz was a principal of NetMedia, Ltd., an Israel Internet service provider. From 1986 through 1994, Mr. Moskowitz was President of MedPlus Inc., a New York-based value-added reseller of healthcare software systems. Mr. Moskowitz attended Yeshiva College of Yeshiva University.

     Arthur Dubroff became Chief Financial Officer and Secretary of the Company in June 2000. Prior thereto, Mr. Dubroff was, from 1996 through 1999, Executive Vice President and Chief Financial Officer of Enhance Financial Services Group, a New York City financial guaranty reinsurer, whose securities are listed on the NYSE. From 1991 through 1996, he held several positions at First Data Corporation/American Express Corporation, including Senior Vice President, Corporate Finance (1995-1996) and Executive Vice President & Chief Financial Officer of First Data Investor Services Group, Boston, Ma.(1993-1995). Mr. Dubroff has a Bachelors of Science degree in Accounting and Economics with honors from Brooklyn College, Brooklyn, N.Y. and a M.B.A. from Harvard Graduate School of Business Administration, Boston, M.A., where he was also a Baker Scholar. He is a member of the Board of Directors and Chairman of the Audit Committee of Kobren Insight Funds, Wellesley Hills, Ma. and a Certified Public Accountant.

     Michael S. Harwayne became Vice President of Marketing and Business Development of the Company upon the completion of the Company's merger with VCI in October 1999. He joined VCI in March 1999 and became Chief Operating Officer of the Company in February 2000. From 1995 to 1999, Mr. Harwayne was employed by McKinsey & Company, Inc. where he was an Associate until 1997, and then an Engagement Manager. From 1991 to 1993, he held several positions at the International Data Group, including account representative and management associate to PC World magazine and circulation manager of Multimedia World. Mr. Harwayne received a Bachelor of Arts degree, magna cum laude, from Harvard College in 1991 and received his MBA at Harvard's Graduate School of Business in 1995.

     Deborah Gaines joined the Company as Editorial Director in November 1999 and became Vice President of Editorial Services in January 2000. Before joining VCI, Ms. Gaines served as Managing Editor for the Hearst magazine group at Women.com from 1998-99, spearheading the launch of new sites for Redbook and Good Housekeeping. From 1997-98, she was Managing Editor of iVillage: The Women's Network. She has also held editorial positions at Money magazine and Baby magazine, and written about travel for the New York Post, Ladies' Home Journal, Modern Bride and others. Ms. Gaines graduated from Yale University and has an M.A. in literature from Columbia University.

     Fred S. Lafer become a director of the Company upon the completion of the merger in October 1999. From 1994 to the present, Mr. Lafer has been President of the Taub Foundation, a charitable foundation. Prior thereto, until 1996, Mr. Lafer was Senior Vice President and Secretary of Automatic Data Processing, Inc., a provider of employer, financial and data services. He is also a member of the Board of Vestcom International.

     Allan Dalfen has been a director of the Company since January 1995. Mr. Dalfen has served as President of Dalfen Corporation, an investment corporation. From October 1992 to December 1994, Mr. Dalfen served as President and Chief Executive Officer of Vestro Foods, Inc. and from 1979 to 1992, Mr. Dalfen served as President and Chief Executive Officer of Weider Health and Fitness. Mr. Dalfen is currently President, CEO and a Director of Dairy King Food Services, a Los Angeles-based food company.

     Peter A. Jacobs became a director of the Company upon completion of the merger in October 1999 and was a director of VCI from April 1998. From March 1998 until July 1999, he was a director of Hillsdown Holdings PLC, a publicly traded U.K. food and furniture company. In December 1998, Mr. Jacobs became Chairman of Healthcall, Ltd., a doctor's deputizing service, and in November 1998, he became a director of Bank Leumi U.K. Since March 1998, Mr. Jacobs has been a director of Allied Domecque, Ltd., a U.K.-based food, beverage and spirits company. From May 1991 until August 1999, Mr. Jacobs was Chief Executive Officer of BUPA, the U.K.'s largest private health care provider and health insurer. Mr. Jacobs received a BSC in Mechanical Engineering in 1966 and a DMS in Management Studies in 1969 from Aspon University, Birmingham, England.

     David Morris became a director of the Company upon the completion of the merger and was a director of VCI from April 1998 until the Merger. Since May 1998, he has been a director of ENG Ltd., a United Kingdom IT support company which provides web hosting network management services. Since February 1998, he has been a director of Vanco Ltd., a provider of wide area management network systems. Since June 1997, Mr. Morris has been an employee of Monhouse Ltd., a U.K.-based management company and, since June 1998, a director of Monhouse. He is also a director of Kerbybridge Properties, a property investment/development company, and a director of Voyeur Ltd. and PC Clothing, Ltd., two U.K.-based clothing companies since February 1998. From 1996 through 1997, Mr. Morris was an investment trusts specialist for Brewin Dolphin Ltd., a U.K. stock brokerage firm. From January 1995 to December 1995, Mr. Morris was employed by Net Media Ltd., an Israeli Internet service provider, that was partially owned by Mr. Moskowitz until December 1995. Mr. Morris received a Bachelor of Arts degree from University of Westminster, London in 1993.

Other Key Personnel

Arnold Roth, 48, became Chief Operating Officer of the Company's VCIL subsidiary in February 2000. Prior to joining VCIL, Mr. Roth served as Chief Executive Officer of Targetix Ltd., a Nes-Ziyona, Israel, Internet company from 1999 to February 2000. From 1995 to 1999, he was Chief Executive Officer of Clockwork Group, an Austin, Texas based subsidiary of the Formula Group, Herzliya, Israel. Prior thereto, he was Chief Executive Officer of Pegasus Medical Inc., a Boston based medical company prior to its sale to HBOC Inc., and Chief Executive Officer of Acumen Systems Inc., an Israeli/US text-recognition company. From 1983 to 1988, Mr. Roth was a founder and managing director of Software Corporation of Australia Ltd., an Australian company listed on the Australian Stock Exchange. He was a partner in Roth Warren, a Melbourne law firm from its inception in 1978 until 1985. Mr. Roth received a Bachelors of Economics degree in 1973 and an LL.B. degree in 1974 from Monash University, Clayton, Australia. He is admitted to practice as a lawyer in Australia and Israel.

     David L. Kahn, 44, has been the Executive Vice President and General Counsel of the Company's VCIL subsidiary since October 1996. From 1990 to 1996, Mr. Kahn was associated with Corrine Davar Property Consultants, a Jerusalem real estate firm. Mr. Kahn received a Bachelors Degree in Political Science from Yeshiva University, New York in 1978 and a J.D. Degree from Benjamin N. Cardozo School of Law, New York in 1981.

     Ellen Cohl, 33, became the Controller of VCIL in August 1997 and Vice President - Finance in January 2000. From 1995 through 1997, she was a Senior Auditor with Luboshitz Kasierer & Co., the Israeli affiliate of Arthur Andersen & Co., the accountants for VCI, VCIL and VCIIP. During 1994, Mrs. Cohl was a Special Project Leader at Deloitte & Touche LLP, New York. From July 1992 through April 1994 she was a Senior Auditor with Bank Leumi Trust Company. Mrs. Cohl is a Certified Public Accountant and received a Bachelor of Science Degree from New York University in 1988, and a Masters Degree in Business Administration from Baruch College, The City University of New York in 1995.

     All of the above directors hold office until the next annual meeting of the stockholders in June 2001 and until their successors have been duly elected and qualified. All of the above executive officers were elected by and serve at the direction of the Board of Directors of the Company. All of the officers serve at the discretion of the Board of Directors. There are no family relationships among any of the directors, executive officers or key personnel.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of August 15, 2000, information as to the beneficial ownership of our common stock by:

  (1)  each person serving as a director on such date,

  (2)  each person who qualifies as a "named executive officer" as defined in
       Item 402(a)(2) of Regulation S-B under the Exchange Act;

  (3)  all of such directors and executive officers as a group; and

  (4) each person known to us as having beneficial ownership of more than 5% of our common stock.


Name and Address of Beneficial         Number of Shares    Percentage of Shares
Owner(1)                               Beneficially Owned  Beneficially Owned(2)
------------------------------         ------------------  ---------------------

Avi Moskowitz (3)                                686,376             3.88%

Peter A. Jacobs (4)                              205,989              1.2%

David Morris (5)                                 116,464              .67%

Michael Harwayne (6)                              38,366              .22%

Allan Dalfen (7)                                   9,000                0%

Fred Lafer (8)                                    21,923              .13%

Paul and Hannah Lindenblatt (9)                  870,446             5.07%

Roth Trust (10)                                1,981,446            11.57%

Net Results Holdings, LLC (11)                   858,093                5%

Grato Holdings Ltd. (12)                         798,553             4.65%

Arthur Dubroff  (13)                               - 0 -                0%

Deborah Gaines (14)                                - 0 -                0%

Aspen International, Ltd. (15)                 2,369,220             12.2%

Acqua Wellington Value Fund, Ltd. (16)         1,270,312             6.94%

All Directors and Executive Officers           1,132,927             6.35%
(8 persons)

-----------

(1) Percentage of the Company's common stock shares beneficially owned is based upon 17,122,506 shares of common stock outstanding as of August 15, 2000. The number of shares outstanding excludes approximately 16,550,000 shares reserved for issuance by the Company under its stock options plans, warrants and outstanding convertible securities. Giving effect to the exercise and conversion of all outstanding securities instruments, the Company would have outstanding as of August 15, 2000 on a fully diluted basis approximately 33,675,000 shares of common stock. Such additional securities are not taken into account for purposes of the calculation of the percentage of beneficial ownership of each Registered Security Holder except with respect to exercise of their respective warrants and convertible preferred stock beneficially held by such Registered Security Holder as of August 15, 2000 and exercisable or convertible within 60 days of such date.

(2) Except as otherwise provided, the address for all beneficial owners is c/o Virtual Communities, Inc., 589 Eighth Avenue, New York, NY 10018. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the beneficial owners have sole voting and investment power with respect to all shares of VCI common stock set forth opposite their names.

(3) Includes options exercisable for 355,275 shares of our common stock exercisable within 60 days after August 15, 2000, and 23,017 shares held by Helen Moskowitz, wife of Avi Moskowitz. Also includes warrants exercisable for 161,140 shares of common stock exercisable within 60 days after August 15, 2000. Does not include 1,981,446 shares of our common stock held by the Roth Trust, of which Mr. Moskowitz is a potential beneficiary. Mr. Moskowitz disclaims beneficial ownership of these shares.

(4) Includes options exercisable for 38,362 shares of our common stock and warrants exercisable for 3,270 shares of common stock exercisable within 60 days after August 15, 2000. Does not include options exercisable into 69,164 shares not exercisable within 60 days of August 15, 2000.

(5) Includes options exercisable for 57,543 shares of our common stock exercisable within 60 days after August 15, 2000. Also includes warrants exercisable for 58,921 shares of our common stock exercisable within 60 days after August 15, 2000. Does not include options exercisable into 107,557 shares not exercisable within 60 days of August 15, 2000. Does not include 775,886 shares of our common stock held by Grato Holdings Limited, which holds the shares on behalf of Ramp Trustees Limited, trustees of a trust of which Mr. Morris is a potential beneficiary. Also does not include 286,280 shares of our common stock held by Business Systems Consultants Ltd., which is controlled by a trust of which Mr. Morris is a potential beneficiary. Also does not include warrants exercisable for 22,667 shares of our common stock exercisable within 60 days after August 15, 2000, held by Grato Holding Limited, which is controlled by a trust of which Mr. Morris is a potential beneficiary. Also does not include warrants exercisable for 445,913 shares of common stock exercisable within 60 days after August 15, 2000, held by Business Systems Consultants Ltd., which is controlled by a trust of which Mr. Morris is a potential beneficiary. Mr. Morris disclaims beneficial ownership of our common stock held by Grato Holdings Limited and Business Systems Consultants Ltd., and the warrants to purchase shares of our common stock held by Grato Holdings Limited and Business Systems Consultants Ltd. The address for Business Systems Consultants Ltd. is
31-33 Le Pollet Street, Peterport, Guernsey, Channel Islands GY1 4JG.

(6) Does not include options exercisable into 176,734 additional shares of our common stock held by Mr. Harwayne not exercisable within 60 days of August 15, 2000.

(7) Includes options to purchase 9,000 shares of our common stock. Does not include options exercisable into 50,000 shares of common stock granted in November 1999 not exercisable within 60 days of August 15, 2000.

(8) Does not include options exercisable into 50,000 shares of common stock granted in November 1999 not exercisable within 60 days of August 15, 2000. Also does not include 32,886 shares held by three adult children of Mr. Lafer. Mr. Lafer disclaims beneficial ownership of the shares held by his adult children.

(9) Sister and brother-in-law of Mr. Moskowitz. Mr. Moskowitz disclaims beneficial ownership of these shares. Includes warrants immediately exercisable into 40,000 shares of Common Stock.

(10) The address of the Roth Trust is c/o Line Holdings Ltd., 57-63 Line Wall Road, Gibraltar. Line Holdings Ltd. holds these shares as trustee of the Roth Trust. Avi Moskowitz, President and Chief Executive Officer of the Company is a potential beneficiary of the Roth Trust. Mr. Moskowitz disclaims beneficial ownership of these shares. Potential beneficiaries thereof currently have no voting power nor the power to direct the vote of such shares nor any investment power, including the power to dispose or direct the disposition of the shares that are held by the trusts. Potential beneficiaries of the trust do not have the foreseeable right within 60 days to acquire ownership, voting power and/or investment power over such securities. Sole power of voting and disposition over such shares on behalf of the Roth Trust, in accordance with the terms and conditions of the trust, is controlled by Ms. L.A. Nuttall.

(11) Includes warrants exercisable into 72,563 shares of Common Stock held by an affiliate of Net Results Holdings, LLC ("NRH") exercisable within 60 days after August 15, 2000. Does not include 266,711 shares of Common Stock held by Harry Fox, the Chairman and CEO of NRH who is a former director of VCI, nor options currently exercisable into 19,181 shares of Common Stock exercisable within 60 days after August 15, 2000 which were granted to Mr. Fox in connection with his former service as a VCI director. Also does not include 528,792 shares of Common Stock transferred by NRH in March and May 2000 to certain officers, directors and employees of NRH. The address of NRH is 151 West 25th Street, New York, New York 10001.

(12) Shares are held by Grato Holdings Limited on behalf of Ramp Trustees Limited, trustees of a trust of which Mr. Morris is a potential beneficiary. Potential beneficiaries thereof currently have no voting power nor the power to direct the vote of such shares nor any investment power, including the power to dispose or direct the disposition of the shares that are held by the trusts. Potential beneficiaries of the trust do not have the foreseeable right within 60 days to acquire ownership, voting power and/or investment power over such securities. Includes warrants exercisable for 22,667 shares of Common Stock exercisable within 60 days after August 15, 2000. The address for Grato Holdings is 57-63 Line Wall Road, Gibraltar. Grato disclaims beneficial ownership of all such shares that it holds on behalf of the trust. Sole power of voting and disposition over such shares on behalf of Grato Holdings Limited is controlled by Line Trust Corporation as Trustees of the DG settlement.

(13) Does not include 300,000 shares of Common Stock underlying options held by Mr. Dubroff not exercisable within 60 days after August 15, 2000.

(14) Does not include 86,325 shares of Common Stock underlying options held by Ms. Gaines not exercisable within 60 days after August 15, 2000.

(15) Sole power of voting and disposition over such shares on behalf of such entity is controlled by Wenceslao Alfageme Quiros. Shares beneficially owned and registered for resale hereunder include 86,300 shares of common stock and 104,908 shares of common stock issuable upon the exercise of warrants. Shares beneficially owned but not registered for resale hereunder include an aggregate of 2,178,012 shares of common stock issuable upon the exercise of warrants and conversion of convertible preferred stock. The Address of the stockholder is Charlotte House, Charlotte Street, Nassau, Bahamas.

(16) Sole or shared voting power over such entity is exercised by Anthony L.M. Inder Rieden. Shares beneficially owned and registered for resale hereunder include 86,300 shares of common stock and 104,908 shares of common stock issuable upon the exercise of warrants. Shares beneficially owned but not registered for resale hereunder include an aggregate of 1,079,104 shares of common stock issuable upon the exercise of warrants and conversion of convertible preferred stock. The address of the stockholder is c/o MeesPierson Fund Services (Bahamas) Limited, Montague Sterling Centre, P.O. Box SS-6238, East Bay Street, Nassau, Bahamas.

                            DESCRIPTION OF SECURITIES

     As of the date of this prospectus, our authorized capital stock consists of 50,000,000 shares of which 45,000,000 shares are common stock, par value $.01 per share, and 5,000,000 shares of "blank check" preferred stock, par value $.01 per share. No other classes of capital stock are authorized under our certificate of incorporation.

Common stock

     The issued and outstanding shares of our common stock are duly authorized, validly issued and nonassessable. Holders of the our common stock have no preemptive, redemption, conversion, subscription or sinking fund rights. The holders are entitled to receive dividends when and as declared by our board of directors out of funds legally available for payment. Upon our liquidation, dissolution or winding up, the holders of our common stock may share ratably in our assets, subject to the rights and preferences of any outstanding preferred stock.

     Each holder of our common stock is entitled to one vote per share of common stock held of record by such holder. Our common stockholders do not have any right to cumulate votes for the election of our directors.

Preferred Stock

     Our board of directors has the power, without further vote of the stockholders, to authorize the issuance of up to 5,000,000 shares of preferred stock and to fix the terms, limitations, rights, privileges and preferences of any of these shares of preferred stock. This power includes the ability to establish voting, dividend, redemption, conversion, liquidation and other rights and preferences for any or these shares.

     The Board of directors has authorized 5,750 shares of Series C Preferred Stock, $.01 par value per share. The Series C Preferred Stock ranks (i) prior to the common stock, par value $.01 per share, and to all other classes and series of equity securities of the Company which by its terms does not rank senior to the Series C Preferred Stock; (ii) on parity with any class and series of equity securities which by its terms ranks on parity with the Series C Preferred Stock, and (iii) junior to any class or series of equity securities which by its terms shall rank senior to the Series C Preferred Stock. The Series C Preferred Stock is subordinate to and ranks junior to all indebtedness of the Company now or hereafter outstanding. The terms and conditions of the Series C Preferred Stock are set forth in a Certificate of Designation filed in the State of Delaware, as generally summarized below.

     Dividends. The holders of record of shares of Series C Preferred Stock are entitled to receive, out of any assets at the time legally available therefor and when and as declared by the Board of Directors, dividends at the rate of seven percent (7%) of the stated Liquidation Preference Amount (as defined below) per share per annum (the "Dividend Payment"), and no more, payable in cash or in shares of common stock, at the option of the holders in an amount equal to the quotient of (i) the Dividend Payment divided by (ii) the Conversion Price. In the case of shares of Series C Preferred Stock outstanding for less than a full year, dividends are pro rated based on the portion of each year during which such shares are outstanding. Such dividends on the Series C Preferred Stock are cumulative, accrue and are payable only at conversion of the Series C Preferred Stock into shares of common stock as defined below.

     Dividends on the Series C Preferred Stock are prior and in preference to any declaration or payment of any distribution (as defined below) on any outstanding shares of common stock or any other equity securities of the Company ranking junior to the Series C Preferred Stock as to the payment of dividends. Such dividends accrue on each share of Series C Preferred Stock from day to day from the date of initial issuance thereof whether or not earned or declared so that if such dividends with respect to any previous dividend period at the rate provided for herein have not been paid on, or declared and set apart for, all shares of Series C Preferred Stock at the time outstanding, the deficiency shall be fully paid on, or declared and set apart for, such shares on a pro rata basis with all other equity securities of the Company ranking on a parity with the Series C Preferred Stock as to the payment of dividends before any distribution shall be paid on, or declared and set apart for common stock or any other equity securities of the Company ranking junior to the Series C Preferred Stock as to the payment of dividends.

     So long as any shares of Series C Preferred Stock are outstanding, the Company may not declare, pay or set apart for payment any dividend or make any distribution on any Junior Stock (other than dividends or distributions payable in additional shares of Junior Stock), unless at the time of such dividend or distribution the Company has paid all accrued and unpaid dividends on the outstanding shares of Series C Preferred Stock.

     In the event of a dissolution, liquidation or winding up of the Company, all accrued and unpaid dividends on the Series C Preferred Stock is payable on the day immediately preceding the date of payment of the preferential amount to the holders of Series C Preferred Stock. In the event of (i) a mandatory redemption or (ii) a redemption upon the occurrence of a major reorganization transaction or a triggering event such as the delisting of the Company's stock from Nasdaq SmallCap Market, or at the election of the Company, therein all accrued and unpaid dividends on the Series C Preferred Stock is payable on the day immediately preceding the date of such redemption.

     In the event of a voluntary conversion, all accrued and unpaid dividends on the Series C Preferred Stock being converted are payable on the day immediately preceding the Voluntary Conversion Date.

     Class Voting Rights. The Series C Preferred Stock have the following class voting rights.

So long as any shares of the Series C Preferred Stock remain outstanding, the Company may not, without the affirmative vote or consent of the holders of at least three-fourths (3/4) of the shares of the Series C Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series C Preferred Stock vote separately as class: (i) authorize, create, issue or increase the authorized or issued amount of any class or series of stock, including, but not limited to, the issuance of any more shares of previously authorized common stock or preferred stock, ranking prior to or on parity with the Series C Preferred Stock, with respect to the distribution of assets on liquidation, dissolution or winding up; (ii) amend, alter or repeal the provisions of the Series C Preferred Stock, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock; provided, however, that any creation and issuance of another series of Junior Stock shall not be deemed to adversely affect such rights, preferences, privileges or voting powers; (iii) repurchase, redeem or pay dividends on, shares of the Company's Junior Stock; (iv) amend the Certificate of Incorporation or By-Laws of the Company so as to affect adversely any right, preference, privilege or voting power of the Series C Preferred Stock; (v) effect any distribution with respect to Junior Stock; or (vi) reclassify the Company's outstanding securities.

     General Voting Rights. Except with respect to transactions upon which the Series C Preferred Stock are entitled to vote separately as a class and except as otherwise required by Delaware law, the Series C Preferred Stock have no voting rights. The common stock into which the Series C Preferred Stock is convertible, upon issuance, have all of the same voting rights as other issued and outstanding common stock of the Company.

     Liquidation Preference. In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of the Series C Preferred Stock then outstanding are entitled to receive, out of the assets of the Company whether such assets are capital or surplus of any nature, an amount equal to $1,000 per share (the "Liquidation Preference Amount") of the Series C Preferred Stock plus any accrued and unpaid dividends before any payment shall be made or any assets distributed to the holders of the common stock or any other Junior Stock. If the assets of the Company are not sufficient to pay in full the Liquidation Preference Amount plus any accrued and unpaid dividends payable to the holders of outstanding shares of the Series C Preferred Stock and any series of preferred stock or any other class of stock on a parity, as to rights on liquidation, dissolution or winding up, with the Series C Preferred Stock, then all of said assets are to be distributed among the holders of the Series C Preferred Stock and the other classes of stock on a parity with the Series C Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of Series C Preferred Stock is equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series C Preferred Stock.

     A consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of transactions in which more than 50% of the voting shares of the Company is disposed of or conveyed, shall not be deemed to be a liquidation, dissolution, or winding up within the meaning of the Certificate of Designation. In the event of the merger or consolidation of the Company with or into another corporation, the

Series C Preferred Stock shall maintain its relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

     Conversion. The holder of Series C Preferred Stock have the following conversion rights (the "Conversion Rights"):

     Right to Convert. The holder of any such shares of Series C Preferred Stock may, at such holder's option, elect to convert (a "Voluntary Conversion") all or any portion of the shares of Series C Preferred Stock held by such person into a number of fully paid and nonassessable shares of common stock (the "Conversion Rate") equal to the quotient of (x) the Liquidation Preference Amount of the shares of Series C Preferred Stock being converted divided by (y) the Conversion Price (as defined below) then in effect as of the date of the delivery by such holder of its notice of election to convert.

     Mandatory Conversion. Each share of Series C Preferred Stock outstanding on the Mandatory Conversion Date (as defined hereinafter), automatically and without any action on the part of the holder thereof, converts into a number of fully paid and non assessable shares of common stock equal to the quotient of
(i) the Liquidation Preference Amount of the shares of Series C Preferred Stock outstanding on the Mandatory Conversion Date divided by (ii) the Conversion Price in effect on the Mandatory Conversion Date. The "Mandatory Conversion Date" is the date which is three (3) years after the applicable Closing Date; provided that the Mandatory Conversion Date may be extended under certain circumstances set forth in the Certificate of Designation.

     Conversion Price. The term "Fixed Conversion Price" shall mean 110% of the Closing Bid Price of the Common Stock (as reported by Bloomberg Financial Markets ("Bloomberg")) on the Nasdaq SmallCap Market for such security (or on such other United States stock exchange or public trading market ("Alternative Exchange") on which the shares of the Company trade if, at the time of conversion, they are not trading on the Nasdaq SmallCap Market) on the trading day immediately preceding the Tranche I Closing Date; provided, however that (i) on the 366th day after the Tranche I Closing Date, the Fixed Conversion Price shall increase to 115% of the Closing Bid Price of the Common Stock on the trading day immediately preceding the Tranche I Closing Date and (ii) on the 732nd day after the Tranche I Closing Date the Fixed Conversion Price shall increase to 120% of the Closing Bid Price of the Common Stock on the trading day immediately preceding the Tranche I Closing Date.

     The term "Floating Conversion Price" shall mean 90% of the lowest Closing Bid Price of the Common Stock on the Nasdaq SmallCap Market as reported by Bloomberg (or on such other Alternative Exchange on which the shares of the Company trade if, at the time of the conversion, they are not trading on Nasdaq SmallCap Market) during the twenty (20) consecutive trading days ending on the trading day immediately preceding the Voluntary Conversion Date or the Mandatory Conversion Date for such conversion, as applicable.

     The term "Conversion Price" means, with respect to any conversion of Series C Preferred Stock, the lesser of (a) the Fixed Conversion Price and (ii) the Floating Conversion Price.

Class A and Class B Redeemable Warrants

     Class A Warrants. Each class A warrant entitles the registered holder to purchase one share of common stock and one class B warrant at an exercise price of $6.50 at any time until 5:00 P.M., New York City time, on February 10, 2002. The class A warrants are redeemable on 30 days' written notice at a redemption price of $.05 per class A warrant if the "closing price" of our common stock for any 30 consecutive trading days ending within 15 days of the notice of redemption averages in excess of $9.10 per share. "Closing price" means the closing bid price if listed in the over-the-counter market on NASDAQ or otherwise or the closing sale price if listed on the NASDAQ National Market or a national securities exchange. All class A warrants must be redeemed if any are redeemed.

     Class B Warrants. Each class B warrants entitles the registered holder to purchase one share of common stock at an exercise price of $8.75 at any time after issuance until 5:00 P.M. New York City Time, on February 10, 2002. The class B warrants are redeemable on 30 days' written notice at a redemption price of $.05 per class B warrants, if the closing price (as defined above) of our common stock for any 30 consecutive trading days ending within 15 days of the notice of redemption averages in excess of $12.25 per share. All class B warrants must be redeemed if any are redeemed.

     General. The warrants provide for adjustment of the exercise price and for a change in the number of shares issuable upon exercise to protect holders against dilution in the event of a stock dividend, stock split, combination or reclassification of the common stock or upon issuance of shares of common stock at prices lower than the market price of the common stock, with exceptions.


     We have reserved from our authorized but unissued shares a sufficient number of shares of common stock for issuance upon the exercise of the class A warrants, class B warrants and options. Shares issued upon exercise of warrants and payment in accordance with the terms of the warrants will be fully paid and non-assessable.

     For the life of the warrants, the holders thereof have the opportunity to profit from a rise in the market value of the common stock, with a resulting dilution in the interest of all other stockholders. So long as the warrants are outstanding, the terms on which we could obtain additional capital may be adversely affected. The holders of the warrants might be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided for by the warrants.

     The warrants do not confer upon the warrant holder any voting or other rights of a stockholder of the company. Upon notice to the warrant holders, we have the right to reduce the exercise price or extend the expiration date of the warrants.

     We granted to the underwriter and a finder in connection with our initial public offering a unit purchase option and a finder's unit purchase option, respectively, to purchase up to an aggregate of 120,000 units. These units consist of one share of common stock, one redeemable class A warrant and one redeemable class B warrants. The class A warrants and the class B warrants included in the unit purchase option and the finder's unit purchase option will only be subject to redemption at any time after the unit purchase option and the finder's unit purchase option have been exercised and the underlying warrants are outstanding. The unit purchase option and the finder's unit purchase option are exercisable during the three-year period commencing February 11, 1999 at an exercise price of $6.00 per unit (120% of the initial public offering price) subject to adjustment to protect against dilution.

     We have agreed upon request to register under the Securities Act during the four-year period commencing February 11, 1998, on two separate occasions, the securities issuable upon exercise of the unit purchase option and the finder's unit purchase option, the initial such registration to be at our expense and the second at the expense of the holders. We have also granted registration rights to holders of the unit purchase option and finder's unit purchase option.

Transfer Agent

     American Stock Transfer & Trust Company, New York, New York, serves as transfer agent for the shares of common stock and warrant agent for the warrants.

                          INDEMNIFICATION AND INSURANCE

     We indemnify and hold harmless our and our subsidiaries' present and former officers and directors, including former officers and directors of Heuristic Development Group and pre-merger Virtual Communities, Inc., and its subsidiaries, against any costs or expenses to the fullest extent permitted by Delaware law. Also, the rights of present and former directors and officers to indemnification under the respective companies' former certificates of incorporation, bylaws and similar documents will continue in force for a period of six years after October 29, 1999, the effective time of the merger of the companies. For a period of six years after the effective time of the merger, we will maintain in effect policies of directors' and officers' liability insurance covering acts and omissions occurring prior to the effective time of the merger for the benefit of present and former directors and officers, on terms no less favorable than those provided by the companies prior to their merger.

                                  LEGAL MATTERS

     The validity of our common stock to be issued upon exercise of the warrants, if and when such warrants are exercised, will be passed upon for us by Wuersch & Gering LLP.

                                     EXPERTS

     The consolidated financial statements of Virtual Communities, Inc., as of December 31, 1999 and for each of the two years then ended included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding our ability to continue as a going concern as discussed in
Note 1 to the financial statements.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our public filings are also available to the public from commercial document retrieval services and at the Web site maintained by the Commission at "http://www.sec.gov." Reports, proxy statements and other information concerning our company also may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     We have filed with the Securities and Exchange Commission a registration statement on Form SB2 with respect to the securities to be issued in the offering described in this prospectus. This prospectus is a part of that registration statement. As allowed by Commission rules, this prospectus does not contain all the information that stockholders can find in the registration statement or the exhibits to the registration statement.

                             DESCRIPTION OF BUSINESS

     Virtual Communities, Inc. (the "Company") is a developer and publisher of online business-to-business and business-to-consumer communities. The Company also licenses Cortext Web development and site management software. Through its proprietary Community Management Solution (CMS), the Company designs and develops web-based communities containing a comprehensive suite of products and services that, including the Cortext software, integrated e-commerce solutions and best-of-breed interactive community features. CMS provides a one-stop solution for creating an online community that contains all the web tools required for managing content, conducting e-commerce and attracting and retaining online visitors.

     The Company, a Delaware corporation formerly known as Heuristic Development Group, Inc. ("HDG"), consummated a merger (the "Merger") with Virtual Communities, Inc. ("VCI"), also a Delaware corporation, in October 1999. Prior to the Merger, HDG was a development stage company organized to develop, design and market fitness-related products. In 1999, HDG decided to pursue a strategy of acquisition of an existing company culminating in the merger with VCI. VCI was organized in 1996 to develop and operate online communities on the Web targeted to specific ethnic groups. After the Merger, we changed our name to Virtual Communities, Inc., to reflect that our Company's business is now the development and operation of online communities and related services for third parties, the publishing of our own online communities and the licensing of Cortext software. In March 2000, we merged this wholly owned subsidiary into the parent company.

     Based upon its experience in designing and developing online communities, in Q3 1999 the Company began offering its Community Management Solution ("CMS") Web site design and development services to third parties on a fee for services basis. The Company has sold four CMS Systems to date, the most recent one in April 2000, pursuant to design and development agreements and maintenance agreements that commence upon the completion of CMS development.

     As part of the restructuring of the Company in July 2000, management determined to focus the Company's resources on the further development and expansion of its Cortext content management and Web publishing software technology. The software, currently under development by VCIX and its subsidiaries, addresses what management believes is a widespread need by Web publishers for an easy-to-use, powerful software tool for Web site content management, including e-business transactional content.

     The Company's plan is to complete development by Q4 2000 of what it calls Cortext Site Studio ("CSS"), a suite of software tools and to identify partners for the distribution of this software to the end-user market. CSS is derived in part, from Cortext software for which the Company originally obtained a master license from Cortext Ltd. in July 1999 to enable it to manage its own online communities. Subsequently, the Cortext software became the enabling technology for the Company's Community Management Solution (CMS) service for providing its clients with turnkey online communities. Cortext Ltd. is a Tel-Aviv-based software developer in which the Company owns a majority interest.

     VCI currently publishes proprietary online communities: virtualjerusalem.com, virtualholyland.com, virtualireland.com, www.virtualitaly.com and virtualindia.com, which were developed by the Company between 1996 and 1999 and are designed to create a comprehensive Web environment targeted to specific demographic profiles. As part of the July 2000 restructuring to focus its business activities primarily on developing and marketing software for Web development and site management, the Company announced its intention to sell these communities. The Company is currently seeking to enter into a transaction(s) that would transfer partial or complete ownership of these communities. It has also restructured its Internet technologies division to focus on further development of Cortext software. As a result of this restructuring, the Company reduced its editorial staff located in its New York and Jerusalem offices by 50%.

     As part of the restructuring, the Company terminated most of its marketing agreements related to the online communities and also eliminated several technical, marketing and administrative staff positions that supported the online communities and CMS operations in New York. It has also shifted certain technical and administrative functions from its New York offices to VCIL, its Israeli subsidiary, to achieve efficiency. Following the restructuring, the Company employs 106 persons worldwide compared to approximately 155 employees prior to the restructuring.

BACKGROUND

     Prior to the merger, we were a development stage company originally organized to research, develop, design and market fitness-related products. Our primary product was the IntelliFit System, a proprietary computerized system that generates personalized exercise prescriptions and tracks and records fitness programs. Due to disappointing acceptance of the IntelliFit System, our management decided to pursue a strategy of investment in or acquisition of an existing company, culminating in the merger with VCI. Now that VCI has merged with our wholly owned subsidiary, our business is that of VCI. In March 2000, we merged this wholly owned subsidiary into the parent company.

     Accordingly, when we discuss "our" business activities for time periods prior to the merger in this and other sections of this Registration Statement, we are referring to the business of VCI prior to the merger unless we expressly state otherwise.

     VCI was incorporated in August 1996 as Virtual Jerusalem Ltd., Inc. It was founded to develop, acquire and operate online communities on the Web targeted to members of demographic groups with interests in their historical ethnic backgrounds and who want to share information with other members with like interests. In June 1997, VCI acquired substantially all of the assets and outstanding shares of Virtual Communities Israel Ltd., formerly called Virtual Jerusalem Ltd. ("VCIL"). Virtual Jerusalem Ltd., was an Israeli corporation formed in 1996 by the founders of VCI that developed and published an Internet Web site called Virtual Jerusalem. VCIL currently develops and maintains the Company's online communities and performs certain programming, design, software development and web maintenance services on behalf of the Company pursuant to a Cost Plus Agreement and certain general and administrative duties on behalf of the Company pursuant to a Financial Services Agreement between the entities.

     CMS offers customers a single source technology and service solution, including scalable content management and publishing software, cutting-edge e-commerce functionality, best-of-breed community retention features such as chat, free-email, polls, quizzes, and forums, plus community design and development services, ongoing maintenance, hosting and 24/7 support. CMS includes Cortext web publishing and content management software and numerous interactive elements, some of which we have developed through our VCIL subsidiary and some of which are licensed from third parties as described in more detail below. Since mid 1999, we have been increasingly focused on adding software tools and services to CMS to make it a complete solution required by Web publishers - be they businesses or other organizations - to manage the information, advertisements and other interactive elements that make up the content of their Web sites. We have entered into four CMS agreements with third parties to date for the provision of these services, and are currently negotiating with several other parties to provide these services on a fee basis and have received interest from other entities for CMS. (See "Community Management Solution".)

     In addition to marketing CMS and engaging in design, development and maintenance activities for our CMS clients, we currently operate five online communities: Virtual Jerusalem (www.virtualjerusalem.com), Virtual HolyLand (www.virtualholyland.com), Virtual Ireland (www.virtualireland.com), Virtual Italy (www.virtualitaly.com). and Virtual India (www.virtualindia.com). In accordance with our restructuring announced in July 2000, we intend to sell such communities in the near future.

     As part of the restructuring of the Company in July 2000, management determined that the Company will focus its near term efforts on the further development of its Cortext content management and Web publishing software. The Cortext software, currently under development by VCIX and its subsidiaries, is meant to address what management believes is a widespread need by Web publishers for a simple software tool for Web site content management, including e-business transactional content. The Company's aim is to develop a suite of Cortext software tools that will enable the creation, organization, delivery and maintenance of both non-transactional Web-site-oriented content and business-to-business (B2B) and business-to-consumer (B2C) commerce transaction content conducted on a Web site.

Market for Common Equity and Related Stockholder Matters

     Our common stock is traded on the Nasdaq SmallCap Market under the trading symbol "VCIX." Prior to our recent merger on October 29, 1999, our stock traded under the trading symbol "IFIT." As of August 15, 2000, we had approximately 124 the Nasdaq SmallCap Market for the periods indicated.


                         High      Low     Close
                        -------  -------  -------
2000
1st Quarter........     $8.8125  $  2.75  $7.4375
2nd Quarter........      2.9375  $2.0833  $2.3333

1999
1st Quarter........     $ 1.625  $  0.75  $ 1.469
2nd Quarter........       5.125     1.50    3.188
3rd Quarter........        4.50     2.56    4.375
4th Quarter........       4.312     3.00     3.25

1998
1st Quarter........        2.25     .875     .875
2nd Quarter........        .875      .50     .688
3rd Quarter........       1.125      .50     .688
4th Quarter........        1.50     .981     1.00

INDUSTRY BACKGROUND

Growth of the Internet

     The Internet has emerged as a global medium, enabling millions of people worldwide to share information, communicate and conduct business electronically. International Data Corporation ("IDC") estimates that the number of Web users will grow from approximately 142 million worldwide in 1998 to approximately 502 million worldwide by the end of 2002. This growth is expected to be driven by the large and growing number of personal computers ("PCs") installed in homes and offices, the decreasing cost of PCs, easier, faster and cheaper access to the Internet, improvements in network infrastructure, the proliferation of Internet content and the increasing familiarity with and acceptance of the Internet by businesses and consumers. The Internet possesses a number of unique characteristics that differentiate it from traditional media: lack of geographic or temporal limitations; real-time access to dynamic and interactive content; and instantaneous communication with a single individual or with groups of individuals. As a result of these characteristics, Web usage is expected to continue to grow rapidly. The proliferation of users, combined with the Web's reach and lower cost of marketing, has created a powerful channel for conducting commerce, marketing and advertising.

     IDC also estimates that revenue generated from Internet commerce will exceed $1.3 trillion by 2003. As the Internet has become more accessible, functional and widely used, it has emerged as a primary business channel. Businesses are increasingly using the Web both for marketing and distribution of their services and products and to communicate and conduct business with their customers and others.

     IDC estimates that the number of web pages will grow from 925 million in 1998 to 13.1 billion in 2003. This dramatic growth in content has created a strong need for solutions to content management problems that will allow for the rapid and effective delivery of information. These solutions must accommodate the volume, complexity and variability of web content. In addition, these solutions must be scalable and allow for use by large numbers of content contributors. In order to address these needs, companies are increasingly demanding software systems that automate the workflow of content creation, management and delivery.

     In addition, in an effort to create a more engaging online presence, companies are seeking to deliver dynamic content and interactive services that will ensure that visitors will become loyal to their sites, spend time on them while interacting with other like-minded visitors and engage in e-commerce activities.

The Content Management Market

     According to Salomon Smith Barney, the market for Internet Commerce Software is $4.2 billion in 2000 and is expected to grow to $22 billion by 2005. This category of software is divided into three groups: sales and content management; customer relation management and procurement and order management. Within the category of sales and content management is: content management, personalization, e-marketing and enterprise portals. The top six firms in this category had a 37% share of $675 million in revenue in 1999. They are Broadvision; Open Market; Vignette; Intershop; Interworld and Art Technology Group (ATG). Most of these entities sell their software for prices ranging from $250,000 to $400,000 but many customers pay in excess of $1million for customized services purchased together with the software.

     Other than Vignette and ATG, the primary focus of these companies is on the e-commerce functionality of large site development, since dynamic content generation has e-commerce applications and since most large-scale web site development ($1 million plus cost) is focused on e-commerce and business process implementation. Vignette is considered the clear leader in large-scale content management and publishing installations. Although the software category is fragmented, there is currently a significant amount of merger and acquisition activity among the developers and marketers of content management software and it is an attractive and growing market. Distribution of the software is often done through partnerships with local consulting companies and system integrators. Vignette differs somewhat by handling 85% of its implementations through its own professional staff although it is moving towards more of a channel strategy. Other key public content management software companies are Eprise (EPRS), Documentum (DCTM), and Interwoven (IWOV), Inso/Dynabase (EBT)and Allaire.

OUR STRATEGY

CSS Business

     The Cortext Site Studio ("CSS") under development by the Company is based on a three-tier software architecture:

     A. CSS' base is an application server software tier which solves problems of inter-operability among software applications. Application Servers build and deliver scalable applications that integrate browser, server and database technologies in an open integrated development environment. The Company intends to license application server software from an unrelated third party such as BEA Systems, IBM Corp. or Apple Computer. It has not entered into an agreement to date to acquire such software.

     B. The middle level of CSS is Cortext Object Server, a derivative of Cortext Magazine which includes the following core functionality:

 .   Dynamic content publishing;
 .   Workflow management;
 . Change Management - processes to control content development, code development and versioning;
 .   Collaboration
 .   Extensible design templates;
 .   Web content repositories;
 .   Replication and deployment;
 .   Personalization;
 .   Security management and role-based access; and
 .   Scalability

     Most of these functionalities are either completed or currently under development and expected to be shipped to customers during the fourth quarter of 2000. To bring the Cortext Site Studio Rev 1.0 product to market, however, the Company may need to acquire software from third parties or develop on its own several additional components C. The top tier of CSS consists of a group of Cortext Cartridges currently in development by the Company. These model the logic of specific business processes using tools provided by the Cortext Object Server. Cartridges to be available in the initial release of CSS are: Newsweb Manager, a publisher of news and feature content; Classified Ads Manager, which will manage online classified advertising; Resume Builder, which will be used to build and manage resumes posted on Internet sites; and Corporate Intranet Builder, which gathers, publishes and manages information typically used on an intranet. An intranet is a repository of information for the internal use of a particular organization or company which uses Internet tools. Each CSS Cartridge will include a graphic user interface ("GUI"), or control panel designed for non-technical users to easily manage the deployment and publishing of Web content. This control panel will function as a "thin client" i.e. it will not require installation on a user's computer but can be operated via a user's web browser from any location.

     CSS will include a Developer Console for technically proficient managers and programmers to develop their own cartridges to operate in conjunction with the Cortext Object Server.

     In July 2000, the Company entered into an agreement with Cortext Ltd. for the further development of the Cortext Object Server, which includes staged, predefined delivery dates for certain functionality of the Server through December 2000. We anticipate that following such development period the Cortext software will contain the functionality required for a Release 1.0 version. Quality assurance testing is being performed by the Company's VCIL subsidiary upon its periodic receipt of the deliverables from Cortext and remedial development, if any, is undertaken by Cortext Ltd. staff.

     In addition to the Cortext Ltd. software development team based in Tel Aviv, the Company currently maintains several development teams in its New York offices and at the offices of its VCIL subsidiary in Jerusalem. These teams are contributing to the CSS product and development specifically in E-Commerce modules, interactive modules, product QA and product documentation.

     In addition, the Company is assessing the commercial and technical feasibility of developing additional cartridges. They include adaptations onto the Cortext Object Server platform of interactive web applications previously developed by VCIX such as modules for Polls, Sweepstakes, Bulletin Board/Forums and Chat which are commonly included on interactive Web sites. The second application class includes e-commerce applications already developed by the Company as non-Cortext modules. Those applications include sell-side shop and mall modules and an auction application based on a powerful transaction engine.

CMS Business

     In August 1999, our Company decided to re-focus its business model and leverage its experience in building targeted, vertical online communities. The Company began marketing its Community Management Solution (CMS), a comprehensive software and services solution for developing and maintaining web-based communities. A significant component of this solution, which allowed us to offer our comprehensive community building solution was our acquisition of Cortext Ltd., an Israeli based company that develops proprietary content management software technology. Cortext software functions as the platform for CMS. Cortext's technology allows publishers to easily update their online communities without the need for programmers. The software's object-oriented architecture, together with its powerful intuitive scripting language, meets the dynamic requirements of the challenging environment of an online community. Using Cortext software as our platform for CMS, we are able to deliver a complete solution for building online communities in less than 90 days.

     Our management believes that as competition for Internet viewers increases, Web publishers will need to add increasing amounts of content, services and interactive elements to their vertical communities to attract and maintain viewers. Increased competition will also require them to offer a wider array of services that enable their users to interact with other users, through chat rooms, message boards, games, free e-mail services and personal home pages. Our management believes that managing these communities will likely require sophisticated software and Web maintenance technologies, including content management systems, Web site registration elements, statistical reporting services and advertising management and placement software.

     Based on our projection of the increased complexity of Web publishers' sites, we believe that a growing number of such publishers will prefer a "one stop" solution for their online needs that offers a comprehensive package of enabling and enhancing tools, including development and maintenance options, content management software and a flexible choice of interactive elements that will serve as retention elements for their visitors. We believe that companies offering such services will provide Web publishers with the ability to avoid the relatively high cost associated with entering into numerous individual license and service agreements with multiple parties to obtain such services.

     As part of the Company's restructuring in July 2000, we have decided to continue offering CMS but intend on subcontracting the design and development portions of CMS to third party web design firms to whom we will provide Cortext and other software we have licensed from Cortext and third party service providers or developed ourselves.

Online Communities Business

     In line with our restructuring in July 2000, our strategy is to sell our five online communities that we currently own and publish, and which are targeted to affinity groups which may include entering into arrangements for the licensing to potential acquirors of such communities of the of Cortext web publishing and content management software which we currently use to operate such communities as well as other licenses for interactive elements and e-commerce capabilities that we currently maintain on such communities. In so doing, we expect that we can further increase the potential value of our online communities.

     We believe that several of these communities are mature niche web properties that we can sell to third parties interested in acquiring an online community targeted to a specific segment of the population with whom they currently have a relationship. Such parties may be interested in acquiring one of our communities for strategic reasons in the event they currently publish another site targeted to such community and wish to increase their market share of the same. An Internet service provider or online business that wishes to obtain a content-rich portal for its current users may also be interested in acquiring one of our online communities. An entity that may be interested in one of our online communities could be one that wishes to create a substantial e-commerce business tailored to one of our target population groups and wishes to consolidate a Web entity that possesses large numbers of members of that community with its own Web site.

     The Company may also decide to enter into strategic relationships with third parties interested in acquiring a percentage ownership in a holding company that operates one of our communities. In any sale or relationship that the Company enters into regarding its published communities, the Company may enter into an agreement with the Company for the purpose of providing the same with our CMS services.

Our Revenue Sources

     We anticipate that the majority of our revenues in 2000 will be derived from our CMS services and the licensing of our web publishing and content management software. We project that our Web site design and development services revenues will become the principal revenue source for the Company during 2000 and licensing of software will become our principal revenue source in 2001 and beyond.

     Below is a more detailed description of our three projected revenue streams.

     CMS Business

     From late 1999 through mid 2000 we offered CMS design and development services and software to third party Web publishers on a fee basis. Following the Company's reorganization in July 2000, we continue to offer CMS services on a flexible or customized "modular" basis, allowing Web site publishers to select individual modules for their specific needs in addition to the basic Cortext web publishing and content management software. However, we intend on facilitating the creation of a CMS system by engaging the services of unrelated Web design firms who will perform the design and development functions for a CMS client using software we will provide to them. To provide the standard suite of modules to CMS customers, we arrange third party licenses for them or grant sublicenses for software that we previously licensed from Internet service providers.

     To date we have entered into four CMS agreements with third parties, including one through our relationship with Vanco Limited (see "Our Marketing Efforts -- CMS Business" below). At the same time we enter into a design and development agreement with our CMS clients, we also enter into a second agreement with them for the provision of hosting and maintenance services following the completion of CMS development for them. The delivery of CMS is pursuant to a detailed site specification document delivered to the client within 30 days of the execution of the CMS development agreement. Typical delivery of deliverables under the site specification is within 30 and 60 days from the client's acceptance of the specification. Pursuant to our CMS agreement, we grant a limited, non-exclusive, worldwide, perpetual royalty-free, nontransferable license to use CMS and its various modules which is installed on a client's existing site or on a new site. We also provide licenses for a variety of programming elements designed by us and interactive elements provided by third parties. We provide for the completion of CMS within a 90 day period and the term of our maintenance agreements are for one year automatically renewed for additional one-year terms unless either party elects to terminate the same. Our CMS agreements include warranties extending from 60 days to 6 months on CMS following completion of the development thereof. Of the four CMS clients to date, the Company has completed two installations and ceased work on another installation pending resolution of a dispute regarding the services provided to the CMS client. In another instance, the Company has agreed to refund installment payments made in the event the CMS client does not accept delivery of the CMS deliverables, which the Company anticipates will be delivered in September 2000. In July 2000, the Company entered into a Approval of Deliverables and Termination Agreement with one of these CMS clients pursuant to which the client approved certain deliverables due under the Development Agreement, paid the Company the amount due for the same and forwent other deliverables due to it for which the Company would have been paid an additional fee equal to 25% of the amount due under the agreement. However, the Client agreed to pay the Company a cash fee representing in excess of 50% of the value of the cash portion of the development agreement over a three month period commencing in August 2000 in lieu of issuing to the Company stock options exercisable into equity of the client as originally agreed under the Development Agreement. These payments to the Company are conditioned upon the Company's satisfactory provision of maintenance services to it under a maintenance agreement previously entered into between the parties and for which the Company shall receive a monthly fee.

     In August 2000, the Company entered into a Termination and Accord of Agreement with another CMS client pursuant to which the parties agreed that subject to certain conditions each party shall have fulfilled its duties and obligations under the agreement entered into in August 1999. Pursuant to the same, the Company will continue to support the Client's web site developed by the Company for a period of six months and shall assist the client in the migration of the software and content residing on the Company's servers to the client's hardware. Pursuant to the agreement, the Company agreed to license certain software and assign the licenses for other software held by the Company to the client which licenses are used for the publishing of the client site and other assistance. The Company forwent certain termination payments in connection with agreement.

CSS Business

     The Company is currently in discussions with several Web design firms for the purpose of having such firms test CSS and intends on providing non- revenue bearing licenses to such firms to effectuate the same The Company does not anticipate revenues from its CSS activities until the end of the first quarter 2001.

Our Marketing Efforts

CSS Business

     The Company intends to market and sell CSS to system integrators and web consulting and design service firms. Product support will be delivered on a second-line basis with the first line (direct support to end-users) being provided by those firms. The Company has a trained customer support team and has already implemented a web-based and phone-based support infrastructure. The Company believes its support teams will be satisfactory for its anticipated needs during the first year after release of CSS.

     The Company is currently evaluating various pricing models for CSS but anticipates that it will charge in the area of $50,000 to $150,000 for CSS which the Company believes represents the low end of the content management software market. The pricing for CSS will ultimately depend upon whether the license for CSS will contain source vs. object (closed) code and whether it takes the form of enterprise licensing, per-seat licensing, concurrent user licensing or another form. The Company is also evaluating the benefits of charging customers on a per cartridge basis. The Company is currently engaged in discussions with several U.S. based Web design firms for the purpose of enlisting their cooperation in testing and evaluating that portion of the Cortext content management software which has already been developed on a beta site basis under a Pilot Program initiated by the Company in August 2000. The Company expects to enlist several well-established design firms to participate in the Pilot Program and, while it does not anticipate incurring significant revenues from the same, it believes it will obtain significant feedback from such firms that will enable it to further refine the CSS product and position and price it competitively in the Web software tools market.

     The Company anticipates that its primary market for CSS will be "middle-layer" vendors such as web consulting and design firms and digital services & production houses. The Company believes it will market CSS as a technology solutions software application and will also offer professional services to configure and customize CSS to those entities that acquire CSS from the Company and who provide end-to-end solutions for the creation of a business presence on the web.

     The target market is concentrated in the United States, particularly New York City and northern and southern California, where such middle-layer vendors are concentrated. However, the Company believes it will also be able to deliver its technology solutions in other geographic markets, such as the UK and Australia. According to Published research, as of 2000, there are currently approximately 8.5 million commercially-oriented websites worldwide and approximately 2,500 installations of content management software. The Company believes that a significant percentage of such sites require some form of content management software to maintain their Web presence.

     The Company intends to promote CSS through trade journals, industry analysts and attending Web software trade shows.

CMS Business

     The market for CMS includes professional and trade associations, niche publications and entrepreneurs that are potentially interested in creating a targeted vertical online community, either business-to-business and business-to-consumer related. There are approximately 130,000 professional and trade organizations and 20,000 targeted niche publications in the United States alone. The Gartner group estimates that the 300 current business-to-business online marketplaces as of December 1999 will grow to 10,000 such marketplaces by 2002.

     In addition to marketing CMS from our New York City offices, in May 2000, the Company commenced marketing activities in Los Angeles, California to better facilitate the marketing and implementation of CMS on the West Coast. The Company currently employs three persons in Los Angeles.

     In February 2000, VCI Community Solutions, Inc., a subsidiary of the Company, entered into a Representation and Technical Support Agreement with Vanco Consulting Limited, a U.K. company that is a subsidiary of Vanco Ltd., a European independent network services company ("Vanco"). Pursuant to the agreement, Vanco is meant to market and provide technical development and support services for the Company in the European Community in return for which Vanco will receive exclusivity for the right to market and support CMS in E.U. countries. The Agreement is for a two-year period provided that the Company sells a minimum of two CMS Systems to parties introduced by Vanco during the first six months of the term and eight CMS systems during the first year of the term. Vanco will receive a fixed fee from the Company for each Company client in the EU for whom it provides marketing, development and technical support services in the form of a percentage of the cash revenues and equity received by the Company from its customers. All of the equity received from such customers introduced by Vanco to the Company will be placed in escrow on behalf of VCI and Vanco pending a decision by them to form a joint venture entity within a year from the date of the agreement. In the event we do not do so, the equity will be distributed 60% to the Company and 40% to Vanco.

     In addition to marketing CMS, Vanco is meant to be responsible for coordinating the development of an introduced party's online community project, providing design and programming services, technical support, training and back up services. Vanco will also be responsible for acquiring all components of the network structure required to host, operate and back up the introduced parties' communities with the exception of servers that shall be provided by VCI. Vanco will also provide 24/7 emergency support lines. VCI is responsible for providing training to Vanco staff and marketing and technical consultations and documentation.

     In June 2000, Vanco notified the Company that it would commence its marketing activities on behalf of the Company only upon its receipt of certain CMS marketing, sales and other materials and technical documentation being developed by the Company and CMS training of Vanco staff. In light of the Company's recent restructuring to focus on the development and marketing of its Cortext software, the Company is currently reevaluating its relationship with Vanco.

     In June 2000, Vanco requested that the Company cease providing development services for Buyskills.com pursuant to a Design and Development Agreement entered into between the Company and Skills Communities Ltd., an affiliate of Vanco, dated January 2000. The Company has already been paid in full for the services to be performed under the agreement. The Company is prepared to complete all of its obligations thereunder, however, it has been unable to do so due to Buyskills' failure to finalize and deliver their site specifications to the Company and ongoing discussions between the Company and Vanco related to development issues.

Competition

CSS Business

     The Company believes that the Cortext Site Studio will be advantageous compared to current manual methods of Web content manipulation whereby each individual page of a Web site must be published by hand through the direct manipulation of HTML code. This is considered to be a slow and inefficient method of managing a large Web site. It is especially unsuitable when the content of a Web site must change often and/or rapidly or when individual content items are stored once but must be deployed and displayed in many different places on one Web site. The Company also considers CSS to be advantageous compared to large, monolithic Web content tools from high-end vendors whose management solutions require expensive and scarce technical expertise to initially deploy such software tools and to manage them on an ongoing basis. The Company intends to price CSS at a rate that will be significantly less than the license fees, professional service charges and computer resources required to acquire high end content management systems such as those produced and marketed by Vignette, Interwoven and Broadvision, Art Technology Group and others which focus on E-commerce applications and personalization. Eprise, and Docuumentum are additional competitors that develop and market content management software.

     CSS has three major attributes that the Company believes distinguishes it from its competition:

-- reusable component architecture. The Cortext software architecture is object-oriented, allowing for faster initial development than conventional business process modeling. The Company believes that the reusability of its components will allow for an overall lower total cost of ownership;

-- adaptable business logic - Unlike monolithic, one-size-fits-all systems, CSS does not confine users to a fixed, pre-existing model of the business process. Instead, Cortext's model of the business process adapts to the client's actual business logic, thus providing a more powerfully customized solution for the client which allows for greater creativity and better designs.

-- natural publishing framework - Using CSS, publishers, editors and authors can focus on their own areas of expertise without the need for them to acquire special technical skills.

CMS Business

     To create vertical online communities, organizations, and traditional offline businesses, entrepreneurs are presented with a number of choices. They can select a web development firm, Application Service Provider, ("ASP"), content publishing software house and a host of other consulting services to provide a solution to their Web needs. To create a robust community requires building a Web presence that will generate repeat traffic, create member registrations, provide targeted and timely content and allow for advertising and revenue generating e-commerce opportunity. A potential CMS client needs to reach its market quickly in a cost-efficient manner. In such circumstances outsourcing an online community to multiple vendors or developing the same in-house is a costly and time-consuming process requiring $2-4 million and 6-12 months.

     CMS provides a significant advantage over its competitors in this regard.

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

CMS provides a complete, single-source solution to creating, developing and managing robust online communities. We also believe that our ability to commit to creating online communities within a 90-day period provides us with a strong competitive edge due to the desire of potential clients to create communities as quickly as possible.

     We face competition from a number of sources, including potential entities that perform Web site development services in-house or contract with others for such services. These sources include Web site service boutique firms, including Vignette Ltd., a British company, OpenMarket, Inc., a Massachusetts company, Interwoven, a U.S. company, on-line services companies, advertising agencies, direct access Internet and Internet-services and access providers as well as specialized and integrated marketing communication firms, all of which are entering the Web site design and development market in varying degrees. Many of our competitors or potential competitors have longer operating histories, longer client relationships and significantly greater financial, management, technological, development, sales, marketing and other resources than we have.

Cortext Web Publishing and Content Management Software

     The central component of CMS is the Cortext Web Publishing and Content Management Software. (see "Technology Acquisitions"). Cortext provides Web publishers with the tools required for creating and maintaining a continually generated Web site. Cortext consists of a suite of products designed to solve the problems of creating and maintaining Web site publishing by aiding in the following:

     . management of data flow from text form to published Web site form through to data archiving;

     .    editing data at each stage of the publishing process;

     .    creating attractive and sophisticated designs in HTML language;

     .    publishing a Web site as required (up to several times a day); and

     .    technical administration.

     Cortext software can be used to build, edit and manage online communities and Web sites of all sizes and requires little technical experience to permit flexible development of Web sites. Cortext "object oriented" software manages the publication of large quantities of data from PCs to Internet sites. The application program for Cortext is written in open source code Perl language software and uses industry standard databases. To help ensure the longevity of Cortext as a publishing tool, Cortext was developed with an open industry standard development platform and development tools to reduce development risks.

How Cortext Works

     Cortext prompts a user for data on a "User Entry Screen" which is a data entry screen on a database. This screen allows for the simultaneous entry, modification and deletion of data while immediately and automatically updating the associated Web pages of a Web site. By utilizing Cortext software, Web publishers can directly interact with the database screens via the Internet. Once data reaches a site by means of a standard database, Cortext allows for the further editing of the published data by enabling the user to select the articles, stories, graphics, or other components to be published on the

Internet. The remainder of the data may be kept or archived to be used at a later date. The selected information is then transferred from the database and published "live" on the Internet by simply selecting the "publish" key. The publishing process can take place as many times as required, making it convenient to publish information that changes daily or even hourly, such as breaking news.

     Cortext software also allows for the easy removal of content published on the Internet. Content may be saved for future use, by moving it to a viewable and searchable archive or by simply removing it from the database altogether. Cortext is designed to make it relatively easy and efficient for Web publishers to alter their content contributions and dynamically update their online communities as often as they wish while providing a powerful search and archiving tool that does not require programming or production resources.

     Cortext is also designed to allow the loading of existing text files and graphics, in any format, to a database Web site, via an Internet browser. This freely available Web interface allows for this function to be done from one's office, home or abroad with password security protection.

     In July 1999, we entered into a software license agreement with Cortext Ltd., an Israeli company that develops content management software. Pursuant to the agreement, Cortext licensed to us, on a worldwide, royalty free, non-exclusive, transferable, perpetual and sublicenseable basis, a Web publishing tool kit software developed by Cortext. We may use the software for our online communities and for web sites maintained by our content partners. The agreement also allows us to resell and distribute the software to third parties under certain conditions. The agreement also calls for Cortext to provide support services for the software and upgrades to the same if and when developed by Cortext. In addition, Cortext shall provide development services for the software to us for a period of six months from the completion of milestones set forth in the license agreement. We acquired a majority stake in Cortext Ltd. in February 2000.

Community Management Solution (CMS) Modules

     Our management believes that based on programming elements we have developed to date, existing licenses, equipment we have acquired and Virtual Communities Israel, Ltd.'s programming and software development staff, we can offer an array of interactive modules to Web publishers through our Community Management Solution (CMS). We already employ many of these modules successfully on our own online communities. The modules which we either currently license, include:

  . Site Search and Polling Engines;

  . Sweepstakes Modules;

  . Greeting Cards;

  . Weather Services;

  . E-mail an Article to a Friend;

  . Free User E-mail Services;

  . Registered User Databases;

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  . E-mail List Servers;

  . Advertising Management Systems;

  . Bulletin Boards/Forums;

  . Comprehensive Statistics and Traffic Measurement Modules;

  . Site Indexing;

  . E-Commerce Solutions;

  . Chat Services;

  . Online Classifieds Advertising;

  . Free User Created Home Pages;

  . Games Modules;

  . Calendars; and

  . Auctions.

(See "Proprietary Technology, Trademarks and Licenses" for a description of licenses presently owned by us.)

Licenses, Service Agreements and Trademarks

Cortext

     For a detailed description of Cortext, see "Cortext Web Publishing and Content Management Software" and "Technology Acquisitions."

E-Commerce

     In September 1999, we entered into an agreement with Intershop Communications, Inc., a San Francisco, California based developer of e-commerce software and applications. Pursuant to the agreement, Intershop granted us a license to software that allows us to design and build on-line stores from existing templates and create on-line "malls" for each of our communities and Community Management Solution customers. The software also allows us to create online stores for our content partners, or, alternatively, provide them with the ability to build their own e-commerce solution. Pursuant to the agreement, Intershop provides us with continuous support services and software upgrades. We pay Intershop a license fee for the software products and an annual customer service fee for Intershop's ongoing support services and software upgrades. The agreement is for a period of three years with automatic renewal for additional one-year terms unless terminated by either party upon 30 days written notice. The licenses granted to us under the terms of the agreement survive the expiration or earlier termination of the agreement.

Advertising Management System

     We have a license agreement with NetGravity, Inc., a California company

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

that provides software-enabling licensees to manage advertising on their Web sites. Our license is a perpetual, worldwide, non-exclusive and non-transferable license that enables us to manage advertising on our own Web sites and on Web sites of our content partners as well as any other Web sites residing on our servers. In exchange for this license we pay NetGravity a one-time license fee for the first year plus an additional fee for support services during the first and successive years of the license. An optional subscription maintenance for the second year of the license is also available for an additional fee. NetGravity may terminate the license upon thirty days notice to us if we are delinquent in our payments to NetGravity.

Server Maintenance and Support

     We have a Master Service Agreement with Frontier Global Inc., a California internet service provider, that provides us with hosting services and connectivity to the Internet for our servers on which our own Web sites and the Web sites of our content partners reside. Global Center also provides continuous supervision of our servers ensuring that such servers are connected to power sources and viewable on the Internet. Global Center also assists in correcting any possible malfunctions of our servers, which are housed at Global Center's server installations in Herndon, Virginia and New York City. For these services, we pay a monthly fee. Per the agreement, Global Center is not liable for injury to our business, lost revenues or profits resulting from any negligence on their part at our server maintenance facilities. The initial term was for a period of six months starting September 4, 1997 which term has been extended for several additional six-month periods.

     In May 2000, we entered into several agreements with UUNET Technologies, Inc., an MCI WorldCom Company based in Ashburn, Virginia, including an application service provider ("ASP") agreement and internet service ("IS") agreement. Pursuant to the agreements, the Company is recognized as an Application Service Provider by UUNET and is permitted to offer certain UUNET products to its customers and may utilize UUNET's global colocation facility for its online CMS operations and publishing of online communities. The agreements are for a term of three years. Pursuant to the agreement, the Company intends to utilize UUNET's facilities in the United Kingdom and in Elmsford, New York, to host its online operations.

Web User Tracking Software

     In December 1999, we entered into a Software License and Support Agreement with iMediation Inc, ("iMediation"), a California company that provides web user tracking software. Pursuant to the agreement, iMediation has granted us a three-year license for its use of iMediation software that enables the automated tracking of web traffic to or within our online communities and/or those communities maintained by us. In addition to a software license fee, we pay an additional fee for software support services during the term. We are entitled to use the software on up to eight of our communities. Thereafter, we must pay an additional fee on a per community basis. We have the right to convert this license into a perpetual license for a flat rate for up to 20 communities. The agreement is for a total of 3 years, however, it may be terminated at the end of each year.

Instant Messaging

     In March 2000, we entered into an agreement with Tribal Voice, Inc., a wholly owned subsidiary of CMGI, a Delaware corporation, to create co-branded

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

versions of its "PowWow" technology for any of our communities. The "PowWow" technology provides users with text and voice communications (such as instant messaging), group activities and sharing of information. Tribal Voice also provides us with continuous support and software upgrades. The agreement is for a period of three years with automatic renewal for additional one-year terms unless terminated by either party upon 60 days written notice. We have the ability to terminate the Agreement at any time during the term upon 30 days' written notice.

E-mail List Services

     We have a license agreement with Revnet Systems, Inc., an Alabama company that provides software for e-mail list processing applications. The agreement is a license for a product developed by Revnet called "Unity Mail Server" that enables the licensee to establish and manage information distribution lists or groups while allowing participation by third party subscribers. The license provides for unrestricted subscriber capacity for a period of one-year starting December 31, 1998, and includes free upgrades and technical support. We recently assigned this license to a CMS client.

Free E-mail Services

     We have two custom email service agreements with Commtouch Inc., a California company that provides Web Based e-mail products and services. One agreement (the Custom Mail Service Agreement) requires Commtouch to provide us with a customized e-mail service, including upgrades, hosted on Commtouch's servers. These services are available for our Web sites and our CMS clients. These services allow us to provide users of our online communities with free e-mail addresses and allow us to advertise on the user interface pages. The agreement stipulates that Commtouch is required to customize the e-mail services to each of the Web sites and provide continuous customer support service. We are obligated to pay Commtouch the greater of a minimum quarterly fee or a predetermined percentage of the net banner ad revenue. The term of the agreement commences June 1, 2000 and shall continue until the second anniversary of the first launch date. The second agreement (the Reseller Agreement) appoints us to be Commtouch's nonexclusive reseller of the custom mail service to our CMS clients and provides continuous customer support service. Payment to Commtouch is based on a per emailbox basis with a minimum invoice amount per customer account per month. Both agreements contain the provision that subject to VCI's prior written approval, Commtouch shall have the right to offer the end users the ability to request the delivery of third party electronic messages to their inboxes (Opt-in Programs). Commtouch pays VCI 20% of the gross opt-in revenue generated by Commtouch through this means. This is a one year agreement renewable for additional one year terms.

Free Home Pages

     In August 1999, we entered into an agreement with Homestead Technologies, Inc., a California company that develops co-branded sites where Internet users may create free personal homepages. Pursuant to the agreement, Homestead and we will create sites co-branded using technology developed by Homestead. Homestead will provide us with all necessary hardware, software, and bandwidth necessary for the co-branded sites. We are obligated to promote such site on our communities and email newsletters to our registered database and maintain links to the co-branded sites from our communities. In consideration for us providing Homestead with access to our registered user base and collective statistical data on users of the co-branded sites, Homestead creates the co-branded sites

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

and pays us a portion of revenues from advertisements placed on the user homepages. We may also place banners on the co-branded site pages and retain a percentage of revenues collected from the same. The parties also agree to create an integrated registration process for the free home page service.

Auction Services

     In March 2000 we entered into an agreement with OpenSite Technologies, Inc., to obtain a perpetual, worldwide license to their AuctionNow software, which enables the creation of branded, online auction galleries. OpenSite also provides us with free upgrades and maintenance and support. Under a separate agreement simultaneously entered into with OpenSite, we are also an authorized reseller of the OpenSite software.

News Services

     In September 1999, we entered into an agreement with Reuters Limited, a U.K. company, for the supply of Reuters' online media services for distribution on our communities. The agreement calls for Reuters to supply our world news services, including a number of daily print and audio stories and photographs and a license for software designed to receive, classify and manage the news stories, photos and graphics transmitted from Reuters to us. We pay a monthly service fee for these news services. The agreement is for a period of two years.

Customized Content

     In December 1999, we entered into an agreement with ScreamingMedia.Net, Inc., a Delaware corporation for customized content for use on VCI's Virtual Ireland, Virtual Italy and Virtual India communities. The agreement calls for ScreamingMedia to supply us with news and information from a wide range of content providers via ScreamingMedia's content engine technology that employs custom filters created for each of its clients. In addition to a set-up fee, we pay ScreamingMedia a monthly fee for the service. The term of the agreement is one year, with automatic renewal for additional one-year periods unless terminated by either party on 90 days written notice.

Currency Converter

     In February 2000, we entered into an agreement with OANDA Corp. to have the ability to create co-branded versions, for any of our communities, of its currency converter software that enables users to access current foreign exchange data and conversions. OANDA provides us with continual technical support. Should OANDA fail to ensure continued functionality of the service, we may terminate the Agreement upon 15 days' written notice. The Agreement is for a period of two years.

Promotion and Loyalty Programs

     In March 2000, we entered into an agreement with iQ.COM Corporation to license their software, which enables the creation, targeting, distribution and tracking of sales promotions and loyalty programs. IQ.COM also provides us with free upgrades and support. Should we not be reasonably satisfied with the performance of the software, we may terminate the agreement upon 30 days' written notice. The agreement is for a period of one year with automatic renewal for additional one-year terms unless terminated by either party upon 60 days written notice.

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

Chat Services

     We have an agreement with Talk City, Inc., a California company that provides supporting software that enables Web sites to offer chat services to their users. Per the agreement, Talk City provides us with all necessary facilities, servers, connectivity, related equipment and technology to host chat rooms on our servers. Talk City is responsible for continuous coverage of the chat rooms to ensure the enforcement of their Code of Conduct. Talk City is responsible for selling and managing advertising on the chat room sites, however we may also sell advertising but must pay a percentage of gross revenues collected by us to Talk City. The agreement requires us to pay Talk City an annual fee for our three online communities and up to an additional fifteen Web sites. The term of the agreement is for one year starting June 17, 1999 and is automatically renewed for additional one-year terms unless canceled on thirty days notice by either party.

Weather Services

     We have a license agreement with Accuweather, Inc., a Pennsylvania company that provides online weather services. The agreement, as amended, requires that Accuweather make available to us selected weather forecasts, satellite images and other weather services for our three existing online communities, including forecasts for cities of specific interest to each community and general weather information for over 450 cities around the world. The term of the agreement is for 18 months starting December 22, 1998, and Accuweather may terminate the agreement on 30 days written notice in the event of a breach of the agreement by us. We pay Accuweather a monthly fee for such services, but are entitled to 25% of any revenues received by Accuweather from users of our Web sites who independently subscribe for additional Accuweather services.

OnLine Bulletin Boards/Forums

     We have a license from DiscusWare, LLC, for a popular freeware discussion board software package called "Discus" which we use on our online communities. Discus allows visitors to our communities to read and post messages. The license permits us to modify the source code for our own use, however, this license may not be resold or distributed.

Internet Camera

     We have a non-exclusive, non-transferable license agreement with Perceptual Robotics, Inc., an Illinois company that provides the software, maintenance and support required to manipulate an interactive camera on the Internet. The software allows up to twenty simultaneous users to control a telerobotic camera and view panoramic images within Jerusalem. The license's term is for one year starting September 3, 1998, for which we paid a flat fee excluding annual software support and upgrades.

NT Server Licenses and Microsoft Office Software

     We have licenses from Microsoft for the use of our Microsoft Office software on PCs and the PCs of our subsidiaries' employees in the U.S. and Israel. We also have access licenses from Microsoft for our Windows NT server software, required for the operation of our computer servers on which our Web sites and the Web sites of many of our content partners reside.

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

Maven Index and Search Engine

     We have an agreement with Matthew Album, an individual who developed a comprehensive, proprietary database of over 12,000 Jewish related Web sites known as the "Maven Index" which resides at www.maven.co.il. Per the agreement, we provide Maven with technical, Web site design, hosting, marketing and e-mail services and Mr. Album, in exchange, updates the Maven database regularly and provides technical services required to operate the database. The term of the agreement is three years starting March 9, 1998.

Sale of Online Communities

     In accordance with the Company's restructuring in July 2000,the Company is currently attempting to sell its five online communities: Virtual Jerusalem, Virtual HolyLand, Virtual Ireland, Virtual Italy and Virtual India. For accounting purposes, the online communities division is considered discontinued operations. A brief description of each is provided below.

Virtual Jerusalem

     Virtual Jerusalem, located on the Web at www.virtualjerusalem.com, aggregates a variety of Jewish and Israel related content from the Web as well as offering interactive features and services. This Web site includes a portal, called the Maven Index, to over 10,000 Jewish related Web sites. Popular elements include the Kotel Kam (an Internet zoom camera which transmits live pictures of the Western Wall), "Send a Prayer to the Western Wall" (permitting members to post a message online that is downloaded by us and placed in the Western Wall) and "Time Travel Through Jerusalem" (which features multi-media tours by historical figures). Virtual Jerusalem also contains a series of Jewish Holiday Web pages with games, quizzes and a variety of educational content. The Web site also offers members a range of community features and services including forums, free e-mail, personal Web pages, interactive guest book, global weather forecasts and classified advertisements. Virtual Jerusalem contains several channels, each of which features topical content that is updated daily. These Channels, and their descriptions, include: News, Travel, Business, Torah (religious material), Living (sections on health and parenting, books, films, Jews in sports, music, dance, humor, art, drama and self-improvement) Food, History and Teens.

Virtual Ireland

     Virtual Ireland, located on the Web at www.virtualireland.com, was launched on Saint Patrick's Day 1999 and aggregates content from a variety of Irish Web sites on the Internet. Virtual Ireland offers members a range of interactive elements, community features and services including bulletin boards, free e-mail, global weather forecasts, pen pals, video and audio files, a shopping center and greeting cards. The Web Site also offers five Channels including:
News, Travel, Geneology, Business and the Craic (Entertainment).

     In addition to using Irish related content from Screaming Media and Reuters, the Company has agreements with several content partners for the use of their content on Virtual Ireland. These partners include Appletree Press-- Ireland's Eye (one of Ireland's largest book publishers), WildIreland, IAIS (Irish American Information Service), The Irish Emigrant (an Irish newspaper),

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Irishfood.com (a Web site featuring foods from Ireland), Irishradio.com,
Regional Media Bureau of Ireland (a publisher of 27 local Irish newspapers), The Irish World Online, Gathering of the Irish (irishclans.com), Boston Irish Pub and Restaurant Guide, CELT (Corpus of Electronic Texts).

Virtual HolyLand

     Virtual HolyLand ("VHL"), located on the Web at www.virtualholyland.com, was launched on Christmas Day 1998 and aggregates content from a variety of Christian Web sites on the Internet. VHL offers visitors a wide range of community features and services including chat rooms and forums, free e-mail, personal Web pages, interactive guest book, global weather forecasts, classified advertisements, virtual tours of Christian places of interest and a planned online shopping experience. VHL also offers Channels featuring up-to-the-minute news from Israel, Millennium-related activities, prayer, travel information and interactive elements. These Channels include: Christian Life, Land of Promise, Israel News, ZionTraveler, Prophesy, Christian Bookstore Online and Family. Virtual HolyLand has agreements with several content partners, including Bridges for Peace and the International Christian Embassy.

Virtual Italy

     Virtual Italy, located on the Web at www.virtualitaly.com, was created on Columbus Day in October 1999 and relaunched in April 2000. Virtual Italy offers a variety of content and interactive elements targeted to persons interested in Italian culture, the Italian American community in particular. In addition to daily news and weather, Virtual Italy offers free email addresses and personal homepages, greeting cards, chat rooms and forums, guest books, and quizzes. The site's channels include: Today in Italy (News), Travel, Geneology, La Cucina (Cooking) and Divertimenti (Entertainment).

Virtual India

     Virtual India, located on the Web at www.virtualindia.com was introduced during the Diwali Festival in November 1999 and places the latest news from the India world alongside interactive elements that allow community members to interact in a family safe environment. Virtual India is targeted to the Indian American community and others interested in Indian culture and news. Virtual India offers free email addresses and personal homepages, greeting cards, chat rooms and bulletin boards, global weather reports, pen pal searches and games. The site includes the following channels: News, Travel and Food. We recently hired an Editor and editorial team to administer the Virtual India site and enter into additional content partner agreements for use of content on the site. The formal launch of Virtual India will occur in July 2000.

Trademarks

     In April 1999, we filed five service mark applications with the Assistant Commissioner for Trademarks in the United States for the following names and designs used by us: Virtual Communities, Inc., Virtual Jerusalem, Virtual HolyLand, Virtual Ireland and IsraelWire, together with designs for each of them. In April 2000 the Company was issued certificates of registration for the Virtual Jerusalem and Virtual Holyland service marks. The applications are currently under review by the U.S. Trademark Office. These names and service marks for these sites are currently used in our business. We intend to file additional applications for other online communities and Web properties that we may establish in the future, including an application for vjradio.com. There is

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no assurance that we will be successful in obtaining approval of such applications, and if obtained, of enforcing such service marks. We are aware of the fact that there are a number of entities incorporated in a number of states in the U.S. that currently use the name "Virtual Communities" and that at least one such entity has filed an application for protection for such name, although such entity provides somewhat different Internet services than we do. Our management cannot assure you if and when the U.S. Trademark Office will rule on such applications, or that such applications will ever be granted or enforceable.

Technology Acquisitions

     In February 2000, we entered into a Share Purchase Agreement ("SPA") with Cortext Ltd., and the principal shareholders of Cortext, to acquire a majority interest in the equity of Cortext Ltd., which was established in 1996. VCI currently utilizes Cortext's Magazine Software pursuant to a License Agreement with Cortext dated July 18, 1999 to manage content on several of the ethnic communities published by VCI and as a central component of its Community Management Solution (CMS) turnkey solution which it markets and licenses to third party web publishers and uses for its own online communities.

     Pursuant to the terms of the SPA, VCI was issued shares of Cortext so that it currently holds approximately 60% of the outstanding shares of Cortext following the payment of certain funds to and on behalf of Cortext.

     Simultaneously with execution of the SPA, VCI and Cortext entered into an Assignment Agreement with Planet Communications Ltd. ("Planet"), an Israel-based unaffiliated third party holder of 50% of the rights in Cortext's software whereby Planet agreed to irrevocably assign all of its rights, title and interest in the Magazine Software to Cortext in consideration of VCI's payment of a portion of the transaction consideration on behalf of Cortext and subject to such third party's retaining the right to sell up to ten end user licenses. Cortext agreed to provide Planet with certain upgrades and technical support services in connection with such End User licenses if and when the same are granted. The majority of the payments to Planet have been made and its assignment of its rights to the Magazine Software has been effectuated. Following the assignment of the rights by Planet, Cortext holds 100% of the rights in and to the Magazine Software.

     Concurrently with the execution of the SPA, Cortext also entered into long-term employment agreements with its C.E.O. and C.T.O. and amended its By Laws. Pursuant to the SPA, VCI has the right to name two members to Cortext's Board and to name a majority of the Board upon the completion of its payments and acquisition of shares in August 2000.

     In July 2000, the Company entered into an Amendment to the SPA whereby it agreed to fund further development of Cortext software for a period from July through December 31, 2000 in consideration for the issuance of additional equity to the Company. In addition, the Company entered into an agreement with the two founders of Cortext Ltd. who are the CEO and CTO of Cortext, respectively, to acquire an additional 20% of the equity of Cortext from them from August through December 2000. In accordance with such agreements, the founders were issued additional options to acquire up to five percent of the outstanding equity of Cortext upon the vesting of the options over a three-year period.

     The Company does not currently need any government approval for delivery of its principal products or services nor does it expect such approval to be required during the foreseeable future. The business of the Company is not

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materially affected by any governmental regulations nor does the Company expect to be subject to any special regulations during the foreseeable future, however there can be no assurance in this regard. The Company has not expended any material amounts of money on research and development activities during the past two fiscal years. The Company has not incurred any material expenses or costs with respect to compliance with environmental laws (federal, state and local).

Employees

     As of August 15, 2000, we, together with our Israeli subsidiaries, Virtual Communities Israel Ltd. and V.C.I. Internet Properties Ltd., employed [106] full-time employees, [68] of whom are located in Virtual Communities Israel, Ltd.'s offices in Jerusalem, Israel, 1 of whom are located in V.C.I. Internet Properties, Ltd.'s offices in Eli, Israel, [38] of whom are based in our offices in New York, New York and 3 who are based in Los Angeles. Over the next several months, we may retain additional software development persons for Virtual Communities Israel, Ltd.'s Jerusalem office and additional persons for our New York office where such personnel will be engaged in sales and marketing.

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EXECUTIVE COMPENSATION

     The table below provides information concerning the annual and long-term compensation for services rendered during the year ended December 31, 1999 by:

Summary Compensation Table


                                                            Long-Term
                                                          Compensation
                          Annual Compensation                Awards
                        -------------------------- ---------------------------
Name and                 Year    Salary     Bonus      Options      Other
principal position                                               Compensation
------------------------------------------------------------------------------
Avi Moskowitz            1999  $150,175(1) $       0  748,150(3)   $34,901(2)
Chairman of the Board    1998  $104,950    $       0  439,682(4)   $17,900
President and CEO        1997
And Chairman

Gregory Zink             1998  $97,500
Former Acting CEO        1997  $40,000(5)

Steven Gumins (6)        1997  $68,750                            $50,000(8)
Former CEO

Deborah Griffin (7)      1997  $64,516                            $50,000(8)
Former COO

Theodore Lanes           1998  $86,250     $  10,000
Former CFO               1997  $82,500


(1) Mr. Moskowitz's compensation for 1999 was received pursuant to two separate agreements, as follows: A. an employment agreement, effective as of January 1, 1998, between Mr. Moskowitz and Virtual Communities Israel Ltd. This employment agreement was terminated in May 1999. B. an employment agreement, effective as of June 1, 1999, between Mr. Moskowitz and Virtual Communities Inc.

(2) Includes: $5,000 in the form of the use of a company automobile and related expenses; $3,798 in the form of life insurance premium; $2,890 in the form of amounts paid by Virtual Communities Israel Ltd. for "Managers Insurance", a type of pension, insurance and severance fund commonly offered by Israeli employers; and $1,016 in the form of supplemental health insurance and holiday gifts. In 1999, Mr. Moskowitz received, in part for services rendered to Virtual Communities Israel Ltd. during 1999, $22,197 in the form of reimbursement for vacation time not taken since 1997.

(3) Represents 230,200 shares of common stock underlying options granted to Mr. Moskowitz in 1999.

(4) Represents 278,542 shares of common stock underlying options granted to Mr. Moskowitz in 1997, and 161,140 shares of common stock underlying warrants issued, to Mr. Moskowitz in 1998.

(5) Amounts paid for consulting services.

(6) In December, 1996, the Company entered into a three-year employment agreement with Mr. Gumins. The agreement provided for a base annual salary of $150,000 and bonuses at the discretion of the Board. Mr. Gumins resigned as Chief Executive Officer in May, 1997.

(7) In December, 1996, the Company entered into a three-year employment agreement with Ms. Griffin. The agreement provided for a base annual salary of

$150,000 and bonuses at the discretion of the Board. Ms. Griffin resigned as Chief Operating Officer in May 1997.

(8) Represents severance payment.

Option Grants

    The following table provides information regarding warrants issued during the year ended December 31, 1999 to officers of the Company. Virtual Communities, Inc. has never granted stock appreciation rights.

                              Option Grants in Last Fiscal Year Individual Grants
                           ---------------------------------------------------------
                                             Percent of Total
                                            Options Granted to
                                                 Employees
                             Number of     (net of forfeitures)
                            Securities           in Fiscal          Exercise
                            Underlying          Year Ended       Price Per Share   Expiration
Name                      Options Granted   December 31, 1999       ($/Share)         Date
----                      ---------------   -----------------       ---------         ----

Avi Moskowitz............     230,200(1)         13.1%(2)            $2.10         June 30, 2004

Michael Harwayne.........     115,100(3)          6.5%(4)            $0.81         March 2, 2004
                               50,000(5)          2.8%(6)            $3.62         Nov. 10, 2004

Deborah Gaines...........      86,325(7)          4.9%(8)            $2.10         Oct. 25, 2004

(1) These options were issued pursuant to the Company's employment agreement with Mr. Moskowitz entered into in June 1999.

(2) Based on an aggregate of 1,757,428 options and warrants issued (net of forfeitures) to employees in the year ended December 31, 1999, including options issued to Mr. Moskowitz.

(3) These options were issued under the Company's 1999 ISOP upon Mr. Harwayne's joining the Company in March 1999. A third of these options vest over a three-year period commencing on the first anniversary of the date of their grant.

(4) Based on an aggregate of 1,757,428 options and warrants issued (net of forfeitures) to employees in the year ended December 31, 1999, including options issued to Mr. Harwayne.

(5) These options were awarded based on Mr. Harwayne's performance in accordance with his employment agreement with the Company.

(6) Based on an aggregate of 1,757,428 options and warrants issued (net of forfeitures) to employees in the year ended December 31, 1999, including options issued to Mr. Harwayne.

(7) These options were issued under the Company's 1999 ISOP upon Ms. Gaines' joining the Company in October 1999. A third of these options vest over a three-year period commencing on the first anniversary of the date of their grant.

(8) Based on an aggregate of 1,757,428 options issued (net of forfeitures) to employees in the year ended December 31, 1999, including options issued to Ms. Gaines.

Fiscal Year End Option Values

    The following table provides information concerning unexercised options held by officers as of December 31, 1999. None of the officers exercised any options during the year ended December 31, 1999.


                  Aggregated Option Exercises in Last Fiscal
                    Year and Fiscal Year-End Option Values


                    Number of Securities            Value of Unexercised
                   Underlying Unexercised           In-the-Money Options
                 Options at Fiscal Year End         at Fiscal Year End(1)
                -----------------------------     -------------------------

Name             Exercisable    Unexercisable     Exercisable Unexercisable
----             -----------    -------------     -------------------------

Avi Moskowitz.....   185,676 (2)  323,066 (2)     $603,447    $1,049,964
                     161,140 (3)      0   (3)     $523,705             0
                      23,018 (4)   11,512 (4)      $74,808       $37,414

Michael Harwayne..       0   (5)  165,100 (5)         0         $536,575

Deborah Gaines....       0   (6)   86,325 (6)         0         $280,506
---------

(1) Assumes a market price for the Common Stock of the Company at December 3l, 1999 of $3.25 per share.

(2) Represents 508,742 shares of the Company's Common Stock underlying options held by Mr. Moskowitz as of December 31, 1999. 278,542 options are exercisable at $.40 per share and 230,200 options are exercisable at $2.10 per share.

(3) Represents 161,140 shares of the Company's Common Stock underlying warrants held by Mr. Moskowitz as of December 31, 1999. 115,100 warrants are exercisable at $1.00 per share and 46,040 warrants are exercisable at $.65 per share.

(4) Represents 34,530 shares of the Company's Common Stock underlying options held by Helen Moskowitz, wife of Avi Moskowitz, as of December 31, 1999. The options are exercisable at $.65 per share.

(5) Represents 165,100 shares of the Company's Common Stock underlying options held by Mr. Harwayne as of December 31, 1999. 115,100 options are exercisable at $.81 per share and 50,000 options are exercisable at $3.62 per share.

(6) Represents 86,325 shares of the Company's Common Stock underlying options held by Ms. Gaines' as of December 31, 1999. All the options are exercisable at $2.10 per share.

DIRECTORS COMPENSATION

    None of our directors receive cash compensation, however, directors receive expense reimbursement for services provided as a director, including attendance at meetings of the Board of Directors or at meetings of committees of the Board of Directors of which they are members. David Morris was reimbursed by the Company for travel and lodging in the amounts of $6,626 in 1999.

    Directors are entitled to receive options pursuant to the Company's Stock

Option Plans.

     In February 1997, we entered into a consulting agreement with Mr. Seybold, the Company's former Chairman and a current director, pursuant to which he received five-year options to purchase 6,000 shares of common stock. All of such options are exercisable at $5.00 per share commencing one year from the date of grant. Under the same consulting agreement, Mr. Seybold received 10,000 five-year options exercisable at the market price at February 11, 1998 ($2.25), for remaining Chairman of the Board for 1998.

     In February 1997, we also granted options to purchase 1,000 shares of our common stock at an exercise price equal to the fair market price of our common stock on the date of the grant ($5.00) to each of William Blase, M. Caroline Martin, Allan Dalfen, Brian Wasserman, Kenneth W. Krugler and Gregory L. Zink, who was also President of the Company from inception in 1994 until the Company's merger with VCI in October 1999. Such options are exercisable until October 29, 2001. As of March 31, 2000, Mr. Blase had exercised 8,000 options.

     In April 1998, we granted options to purchase 10,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of the grant ($.875) to each of William Blase, M. Caroline Martin, Allan Dalfen, Brian Wasserman and Kenneth W. Krugler. Such directors each vested a total of 6,000 of their options prior to the Company's merger with VCI in October 1999. Such options are exercisable until October 29, 2001. On such date, we also granted options to purchase 10,000 shares of our Common Stock at an exercise price equal to the fair market value of our common stock on the date of the grant ($.875) to Theodore Lanes, who served as our Chief Financial Officer until the Company's merger with VCI in October 1999. Such options are exercisable until October 29, 2001.

     In April 1999, we also granted options to purchase 22,500 shares of our common stock to each of Messrs. Lanes and Zink at an exercise price equal to the fair market value of our common stock on the date of the grant ($1.00) in consideration for their services to the Company from April 1, 1999 through June 30, 1999. Such options are all exercisable until October 29, 2001. As of March 31, 2000, Mr. Lanes had exercised all of his options. In April 1999, the Company also issued options to purchase 2,000 shares of our common stock at $1.50 per share to each of William Blase, M. Caroline Martin, Allan Dalfen, Brian Wasserman and Kenneth W. Krugler, former directors of the Company. Such options are exercisable until October 29, 2001.

     On September 10, 1999, Mr. Zink was granted options to purchase 30,000 shares of our common stock at $4.3125 per share as compensation for services from July 31, 1999 through the consummation of the merger on October 29, 1999.

     In January 1998, Virtual Communities, Inc. granted to each of David Morris, Sonja Simon and Peter A. Jacobs options to purchase 57,550 shares of our common stock pursuant to the 1998 Stock Option Plan, exercisable at a price equal to $0.65 per share. These options vest in equal amounts over three years.

     In September 1999, David Morris was granted an additional option to purchase 57,550 shares of our common stock pursuant to the 1999 Stock Option Plan in consideration for financial consulting services provided to Virtual Communities, Inc. since 1997.

     In September 1999, Avi Moskowitz was granted an additional five-year option to acquire 230,200 shares at $2.10 per share upon entering into an employment agreement with the Company.

     In November 1999, the Company granted five-year options which vest over a three- year period into 50,000 shares of our common stock to each of Jonathan Seybold and Alan Dalfen, members of the Board prior to the merger with VCI in October 1999, and Robert Levenson and Fred Lafer, two then-newly elected members of the Board. The options are exercisable at a price of $3.69 per share.

Employment Agreement

     In June 1999, Virtual Communities, Inc. entered into an employment agreement with Avi Moskowitz, our President and Chief Executive Officer. The agreement is for an initial three-year term, which will extend automatically unless either party gives written notice at least 90 days prior to the end of the initial term. If the agreement is automatically renewed, it will continue until terminated by either party pursuant to the agreement. Mr. Moskowitz receives an annual base salary of $182,700 (subject to change at the discretion of the Board of Directors), and will be eligible to receive annual bonuses as may from time- to-time be awarded by the Board of Directors. The agreement entitles Mr. Moskowitz to incentive stock options to purchase 230,200 shares of our common stock, which options vest over three years and are subject to the 1999 Stock Incentive Plan and a related option agreement, and provides that Mr. Moskowitz is eligible for such other options as may be granted by the Board of Directors.

     Mr. Moskowitz is also entitled to other benefits including the use of an automobile and life insurance, and is entitled to participate in benefit plans that may be established by us. During the term of his employment and for one year thereafter, Mr. Moskowitz is prohibited from engaging in any business competitive with us. The agreement also imposes confidentiality and assignment of work product obligations on Mr. Moskowitz. In the event the agreement is terminated due to Mr. Moskowitz's death, for 6 months following his death we are obligated to pay the premiums for any continuation coverage for Mr. Moskowitz's immediate family pursuant to the Consolidated Omnibus Budget Reconciliation Act("COBRA"). In the event the agreement is terminated because Mr. Moskowitz becomes permanently disabled, for 6 months following such termination we are obligated to pay the premiums for any continuation coverage for Mr. Moskowitz and his immediate family pursuant to COBRA. At any point during the term of the agreement, we are able to terminate Mr. Moskowitz "without cause" (as defined in the agreement) upon 12 months notice, provided Mr. Moskowitz receives his compensation during the notice period. At any point during the term of the agreement, Mr. Moskowitz is able to terminate the agreement for "good reason" (as defined in the agreement), and we will be obligated to pay Mr. Moskowitz's compensation as if Mr. Moskowitz had been terminated by us without cause.

     Pursuant to a separate arrangement, Virtual Communities, Inc. reimbursed Mr. Moskowitz for $10,000 of the expenses he incurred in moving his family from Israel to the New York City area.

     In February 1999, the Company entered into an employment agreement with Michael Harwayne to serve as the Company's Vice President of Business Development and Marketing. In February 2000, he was appointed Chief Operating Officer. Pursuant to the terms of the agreement, Mr. Harwayne received a salary of $90,000 per annum for the first four months of the term which amount increased to $125,000 per annum thereafter. Mr. Harwayne was also granted an option to acquire up to 100,000 shares of Common Stock of Virtual Communities, Inc. under the Company's Incentive Stock Option Plan at the fair market value of the shares at the date of grant for an exercise price of $.81 per share. One third of such shares vest on each of the first three anniversaries of the date of Mr. Harwayne's employment. Subject to approval by the Company's Board of Directors, Mr. Harwayne was also entitled to acquire options exercisable into an additional 100,000 shares of Common Stock at an exercise price equal to the then fair market value of the Common Stock of the Company on the date of grant of the option in the event he reaches certain performance targets as determined by the Company. 50,000 of such options were granted to Mr. Harwayne in November 1999 and the remaining 50,000 options were granted by the Company in February 2000 when he was promoted to Chief Operating Officer of the Company. Either party may terminate the Employment Agreement for any reason or without cause, provided that Mr. Harwayne provides notice in writing no less than sixty (60) days prior to the effective date of such termination or the Company submits to him notice in writing no less than ninety (90) days prior to the effective date of such termination. The agreement contains confidentiality provisions and Mr. Harwayne has undertaken that he will not engage in a competing business anywhere in the world during the term and for a period of twelve (12) months thereafter.

     In October 1999, the Company entered into an employment agreement with Deborah Gaines to serve as the Company's Editorial Director. In January 2000, Ms. Gaines was promoted to Vice President of Content Services. Pursuant to the terms of the agreement, Ms. Gaines received a salary of $90,000 per annum for the first four months of the term which amount increased to $95,000 per annum thereafter. Upon her appointment as a Vice President, Ms. Gaines' salary increased to $125,000 per annum. Ms. Gaines was also granted an option to acquire up to 75,000 shares of Common Stock of Virtual Communities, Inc. under the Company's Incentive Stock Option Plan at the fair market value of the shares at the date of grant for an exercise price of $2.10 per share. One third of such shares vest on each of the first three anniversaries of the date of Ms. Gaines' employment. Either party may terminate the Employment Agreement for any reason or without cause, provided that Ms. Gaines on notice in writing no less than sixty (60) days prior to the date of such termination. Ms. Gaines' agreement contains confidentiality provisions and she has undertaken that she will not, directly or indirectly, on her own behalf or in the service or on behalf of others, engage in or be involved in any competing business anywhere in the world during the term and for a period of twelve (12) months thereafter.

     In June 2000, the Company entered into an employment agreement with Arthur Dubroff to serve as the Company's Chief Financial Officer. Pursuant to the terms of the agreement, Mr. Dubroff receives a salary of $175,000 per annum. Mr. Dubroff was also granted an option to acquire up to 200,000 shares of Common Stock of the Company under the Company's 1999 Incentive Stock Option Plan exercisable at $1.50 per share, the fair market value of the Common Stock at the date of grant. One third of such shares vest on each of the first three anniversaries of the date of Mr. Dubroff's employment and are exercisable for a period of ten years. Mr. Dubroff was also granted an option to acquire an additional 100,000 shares of Common Stock (the "Additional Options"), at the same exercise price under the Company's 1999 VCI Stock Option Plan. The Additional Options vests and becomes exercisable over a seven-year period, with one-seventh of the Additional Options to vest and become fully exercisable on each of the first through seventh consecutive anniversaries of the date the agreement with Mr. Dubroff. Notwithstanding the same, the vesting of the Additional Options will be accelerated, whereby one-third of the Additional Options shall vest and become fully exercisable on each of the first, second and third consecutive anniversaries of the date of the agreement upon Mr. Dubroff's achievement by January 1, 2001, with respect to one-half of the Additional Options, and his achievement by June 15, 2001, with respect to the balance of the Additional Options, of certain performance targets to be established by the Board of Directors and accepted by Mr. Dubroff. Once vested, the Additional Options are exercisable for a period of ten years. Each stock option agreement provides that Mr. Dubroff will have up to two years following his termination of employment with the Company, for any reason, prior to the end of the ten-year option term, to exercise his stock options. Either party may terminate the Employment Agreement for any reason or without cause, provided that in the event of a change in control of the Company or termination by VCI other than for cause, the Company will pay Mr. Dubroff a severance fee equal to one year's salary based on his then current salary on the date of termination. Mr. Dubroff has also entered into a Confidentiality Agreement with the Company.

     In July 2000, the Company entered into a retention agreement with Ms. Gaines in connection with the Company's restructuring and its intention to sell its online communities. Pursuant to the agreement, Ms. Gaines was guaranteed her current rate of employment by the Company through November 1, 2000 unless she is earlier employed by an entity that acquires control of one or more of the ethnic communities, in which case she will be guaranteed employment by the Company until she commences her employment with such entity. In addition, Ms. Gaines was granted a "stay bonus" equal to six months salary at her current rate of pay which is equal to the sum of $62,500, which stay bonus shall be payable to her in cash in a lump sum on the earlier of a) her termination by the Company; b) the sale by the Company of its ethnic online communities and c) January 2, 2001.

     In addition to the above cash payment, Ms. Gaines will also be entitled to
(i) an incentive bonus equal to 1 percent (1%) of the sales price received or to be received by VCIX in exchange for all or any portion of the communities sold during the period between now and June 30, 2001, payable in cash within ten (10) business days of the consummation of the sale transaction(s) and the receipt of proceeds therefrom or from the Company's eventual receipt of proceeds therefrom; plus (ii) if at any time VCIX decides for any reason to continue owning or operating any of the communities which are currently contemplated to be sold, within 10 business days following such decision, Ms. Gaines will receive a cash bonus equal to $50,000 minus any amounts received, regardless of whether or not she remain employed by VCIX. In the event that VCIX is unable to sell all or any portion of the communities and ceases operations of the communities prior to January 1, 2001, Ms. Gaines will not be entitled to any incentive bonus. Ms. Gaines will be entitled to exercise options granted to her under the Company's Incentive Stock Option Plan that have vested as of the date of her termination for a period of one year from the date of her termination and will be entitled to the continuation of her health plan coverage in the form currently provided to her by the Company for a period of six months from the date of her termination unless she is retained by an entity that acquires one or all of the Company's online communities.

Stock Option Plans

     In connection with the signing of the merger agreement, substantially all of the option holders of the predecessor Company (HDG) signed agreements not to dispose of their securities for a period of 180 days after the consummation of the merger. In connection with the merger, our board of directors and stockholders approved a new 1999 stock incentive plan.

     Prior to the merger, VCI had adopted a 1997 Stock Option Plan, 1998 Stock Option Plan and 1999 Stock Option Plan (the "VCI Plans"). The Company assumed the VCI Plans, and all outstanding options under them, and the compensation committee of our Board is the administrator of the VCI Plans as well as the

Company's original plan.

     Each plan has terms substantially similar to the other. The purpose of each plan is to provide an incentive to employees, directors and consultants of our company and our subsidiaries, and to offer additional inducement in obtaining the services of such persons. The VCI Board of Directors adopted the 1997, 1998, and 1999 plans on May 20, 1997, December 13, 1998, and April 28, 1999, respectively. The shareholders of VCI approved the 1997 plan on May 20, 1997, and the 1998 and 1999 plans in September 1999.

     Each plan provides for the grant of both incentive stock options and non-qualified stock options. The 1997 and 1998 plans limit the number of shares of common stock subject to options granted under the plan to any one employee during any one calendar year to 250,000. The 1999 plan originally set this limit at 100,000, but was amended and restated to increase this limit to 300,000 shares.

     VCI reserved 835,626 shares of common stock for issuance under its 1997 plan, 603,124 shares for issuance under its 1998 plan and 1,151,000 shares for issuance under its amended and restated 1999 plan. As of August 15, 2000, options for 2,085,411 shares were granted and outstanding, options for [504,339] shares were available for grant, and [144,326] options had been exercised. In addition, at our Annual Meeting held in October 1999, our shareholders approved a 1999 Incentive Stock Option Plan and reserved for issuance 1,000,000 shares under the Plan. Due to significant hiring of employees by the Company and the Company's use of incentive options to attract qualified personnel during Q4 1999 and Q1 2000, the Company's Board of Directors increased the number of shares reserved for issuance under our 1999 Plan by 1,000,000 for a total of 2,000,000 shares which increase was ratified by the Company's stockholders at its June 2000 Annual Meeting of Stockholders. As of August 15, 2000, options for [1,479,516] shares were granted and outstanding under the plan, options for [520,484] shares were available for grant and no options had been exercised.

     The total number of shares exercisable from options granted under all the plans is [3,564,927] shares. As of August 15, 2000, options totaling approximately [904,000] shares have vested.

     Each plan is administered by a Board committee thereof subject to the provisions of each plan, the plan administrator has the authority to determine which eligible persons shall receive grants, the time of grant, the type of grant and the number of shares underlying the options, the term of the options, the vesting schedule and other option terms.

     The exercise price for options granted under the plans is to be determined by the plan administrator. However, the exercise price of all incentive stock options must be at least equal to the fair market value of the underlying shares on the date of grant. With respect to any optionee who owns capital stock possessing more than 10% of the voting power of all classes of stock, the exercise price of any incentive stock option must be not less than 110% of the fair market value of the underlying shares on the date of grant. Each plan provides for cashless exercise.

     The plan administrator establishes the term of each option granted pursuant to the plans. The maximum term, however, for incentive stock options is ten years. With respect to any incentive stock option granted to an optionee who owns capital stock possessing more than 10% of the voting power of all classes of stock, the maximum term is five years. Options are subject to earlier termination as provided in the plans.

     Options are exercisable at such times and in such installments as the plan administrator provides in the terms of the individual option agreement. Subject to the terms of the plans, an optionee shall not have the rights of a shareholder until the date of issuance of a stock certificate to the optionee for the shares underlying the exercised option.

     Except as provided in the individual option agreement, any optionee whose relationship with us has terminated for any reason other than death or disability may exercise his or her options (if otherwise exercisable) for 3 months following the date of termination if the employee optionee has resigned, or for one year following the date of termination if the employee optionee is terminated by us, or the optionee is our director or consultant. If, however, such relationship is terminated by us for cause or without our consent, the optionee's options terminate immediately. With respect to non-employee directors, except as provided in the individual option agreement, a non-employee director optionee whose directorship with us has terminated for any reason other than death or disability may exercise his or her options (if otherwise exercisable) for three months following the date of termination. If such directorship is terminated for cause, the options terminate immediately.

     The plans also provide that in the event of the death or disability of an optionee, such optionee (or the optionee's representative) is entitled, under the appropriate circumstances, to exercise their options (if otherwise exercisable) for up to one year from the date of death or termination due to disability.

     In the event of a stock dividend, recapitalization, certain mergers, split-up, combination or exchange of shares or similar corporate event which results in a change in the number or kind of our shares of common stock, the aggregate number and kind of shares subject to options under the plans and the related exercise price shall be adjusted accordingly. In the event of "corporate transactions" or a "change in control" (as defined in the plans), or upon our dissolution, an optionee's vesting rights under the plans are accelerated.

     With respect to the 1997, 1998 and 1999 plans, no option may be granted after May 31, 2007, December 31, 2001 and December 31, 2001, respectively. Each plan may be terminated or amended by the Board of Directors generally without shareholder approval. However, shareholder approval is required for certain types of amendments as provided in the plans. No termination or amendment of the plans may be made that adversely affects the rights of an existing option holder, without such person's consent. Options granted under the plans may not be transferred other than by will or pursuant to the laws of descent and distribution.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     The following description of our financial condition and results of operations should be read in conjunction with the information included in this prospectus. The description contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from the results discussed in the forward-looking statements.

Overview

     Virtual Communities, Inc. (the "Company") is a developer and publisher of online business-to-business and business-to-consumer communities. The Company also licenses Cortext Web development and site management software. Through its proprietary Community Management Solution (CMS), the Company designs and develops web-based communities containing a comprehensive suite of products and services that, including the Cortext software, integrated e-commerce solutions and best-of-breed interactive community features. CMS provides a one-stop solution for creating an online community that contains all the web tools required for managing content, conducting e-commerce and attracting and retaining online visitors.

     The Company, a Delaware corporation formerly known as Heuristic Development Group, Inc. ("HDG"), consummated a merger (the "Merger") with Virtual Communities, Inc. ("VCI"), also a Delaware corporation, in October 1999. Prior to the Merger, HDG was a development stage company organized to develop, design and market fitness-related products. In 1999, HDG decided to pursue a strategy of acquisition of an existing company culminating in the merger with VCI. VCI was organized in 1996 to develop and operate online communities on the Web targeted to specific ethnic groups. After the Merger, we changed our name to Virtual Communities, Inc., to reflect that our Company's business is now the development and operation of online communities and related services for third parties, the publishing of our own online communities and the licensing of Cortext software. In March 2000, we merged this wholly owned subsidiary into the parent company.

     Based upon its experience in designing and developing online communities, in Q3 1999 the Company began offering its Community Management Solution ("CMS") Web site design and development services to third parties on a fee for services basis. The Company has sold four CMS Systems to date, the most recent one in April 2000, pursuant to design and development agreements and maintenance agreements that commence upon the completion of CMS development.

     VCI also publishes proprietary online communities:
virtualjerusalem.com, virtualholyland.com, virtualireland.com, www.virtualitaly.com and virtualindia.com, which were developed by the Company between 1996 and 1999 and are designed to create a comprehensive Web environment targeted to specific demographic profiles. In July 2000, the Company implemented a restructuring of its business activities to focus primarily on developing and marketing software for Web development and site management. In line with this new strategy, the Company announced its intention to sell these communities. The Company is currently seeking to enter into a transaction(s) that would transfer partial or complete ownership of these communities. It has also restructured its Internet technologies division to focus on further development of Cortext software. As a result of this restructuring, the Company reduced its editorial staff located in its New York and Jerusalem offices by 50%.

     As part of the restructuring, the Company terminated most of its marketing agreements related to the online communities and also eliminated several


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


technical, marketing and administrative staff positions that supported the online communities and CMS operations in New York. It has also shifted certain technical and administrative functions from its New York offices to VCIL, its Israeli subsidiary, to achieve efficiencies. Following the restructuring, the Company employs 105 persons worldwide compared to approximately 155 employees prior to the restructuring.

     In connection with the restructuring of its operations the Company established a VCIX 2000 Corporate Reorganization Severance Plan (the "Plan"), effective as of July 24, 2000. The Plan was established to offer eligible employees of the Company who suffer an involuntary termination of employment, as a result of the restructuring, the option to elect to receive severance pay and additional benefits. The Plan is intended to constitute an "employee welfare benefit plan" under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended.

     In connection with the restructuring, the Company also enacted a Retention Plan to retain members of the editorial staff of the communities for the purpose of ensuring that the communities continue to be operated in an effective manner until such time as the Company sells them or until such time as operations are terminated.

     We believe that continued enhancement of the Cortext Web development and site management software and commencement of marketing efforts for Cortext software are essential to achieving our financial goals. While we have significantly reduced expenditures in operations such as online communities and CMS, we anticipate increases in cost of Cortext related revenues, marketing and administrative expenses as we focus on the continued development of the Cortext software and commence marketing activities for the same. To the extent that such expenses significantly precede or are not subsequently followed by revenues from sales of the Cortext software, our business, financial condition and operating results will be materially adversely affected.

HISTORICAL RESULTS OF OPERATIONS

     Historical Comparison of Years Ended December 31, 1999 and 1998 and Six Months Ended June 30, 2000 and 1999. All of the following results give effect to our restatement of results for all prior periods reflecting our discontinued operations, as discussed below

Revenue

     Total revenues for the fiscal years ended December 31, 1998 and 1999 were 0 and $165,000, respectively, and for the six months ended June 30, 1999 and June 30, 2000 were $0 and $627,000, respectively. Revenues during the first half of 1999 were generated exclusively from our Online Communities and are reflected in Discontinued Operations. CMS Services revenues commenced in the third quarter of 1999.

     CMS Services are considered, for accounting purposes, software products and technology, and therefore, revenue from the sale of CMS Services is recognized in accordance with Statement of Position (SOP) 97-2, as amended by SOP 98-4 and SOP 98-9. Therefore, revenue is recognized upon delivery, when collection is probable, the fee is fixed and determinable, vendor-specific objective evidence exists to allocate the total fee to the elements of the arrangement and persuasive evidence of an arrangement exists. Revenue for maintenance and support services are deferred and recognized ratably over the service period.

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


     For the fiscal year ended December 31, 1999, and for the six months ended June 30, 2000, CMS Services accounted for all revenues, giving effect to accounting treatment for our discontinued operations. This revenue was generated in its entirety from one and two CMS customers, respectively. To date, VCI has entered into four CMS agreements.

Cost of Revenues

     Cost of revenues consists primarily of salaries of the CMS and Cortext support teams and licensing fees for software licensed by the Company for use in the CMS system. Costs of Revenues for the six months ended June 30, 2000 were $1,316,000. No comparable Cost of Revenues were incurred during the six months ended June 30, 1999 since we entered the CMS and Cortext business in the third quarter of 1999. Cost of Revenues for the year ended December 31, 1999 were $378,000. No comparable Cost of Revenues were incurred during the year ended December 31, 1998.

Research and Development

     During the six months ended June 30, 2000, the Company recorded $665,000 in research and development expenses in conjunction with the Company's development of compatible software for the Cortext Web development and site management software licensed to the Company and used by it as the central component of its CMS system and in licensing third parties for use of the Cortext software. No Research and Development expenses were incurred during the six months ended June 30, 1999.

Sales and Marketing

     Selling and marketing expenses consist of salaries, travel expenses for sales and marketing staff and marketing expenses incurred in promoting CMS Services and Cortext. Selling and Marketing expenses incurred during the six months ended June 30, 2000 amounted to $727,000. No Selling and Marketing expenses were incurred during the six months ended June 30, 1999 since CMS and Cortext sales activities were not initiated until the third quarter of 1999. Selling and Marketing expenses incurred during the fiscal year ended December 31, 1999 amounted to $79,000. No Selling and Marketing expenses were incurred during the fiscal year ended June 30, 1998.

General and Administrative

     General and administrative expenses consist primarily of salaries and legal and professional services. In addition, our rent, utilities and administrative employee benefits are included in general and administrative expenses. General and administrative expenses amounted to $1,800,000 and $891,000 for the six months ended June 30, 2000 and 1999, respectively. This increase was primarily due to increased hiring of personnel; expansion of office space; and, increased use of support services related to the expansion of CMS operations and Cortext development. In addition, legal fees increased significantly for work related to special projects and new contract formation. General and administrative expenses amounted to $2,108,000 and $872,000 for the fiscal years ended December 31, 1999 and 1998, respectively.

Discontinued Operations

     We recently announced our intention to sell the Online Communities. The financial statements all periods presented have been restated accordingly. Losses from Discontinued Operations were $2,721,000 and $649,000 for the six months ended

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June 30, 2000 and 1999, respectively. The overall increase in reported losses reflects a significant expansion in the scope of the Online Communities. Four of the five communities were completely redesigned and relaunched during the six months ended June 30, 2000. Increased personnel costs were incurred as the sites added functionality and features. Marketing expenses also expanded significantly during the first half of 2000 compared to the first half of 1999 to coincide with the launch of the new, expanded sites, resulting in a significant increase in registered users and traffic to the Online Communities. The loss from Discontinued Operations for the six months ended June 30, 2000 also reflects the severance and retention costs associated with the discontinued operations. Losses from discontinued operations for the year ended December 31, 1999 and 1998 were $2,364,000 and 371,000, respectively.

Liquidity and Capital Resources

     Prior to 1999, we funded our operations, working capital needs and capital expenditures primarily through private placements of our common stock, and the issuance of short-term convertible loans and notes.

     In February 1999, we received $815,000 in net proceeds from the sale of 9,550 shares of our series A preferred stock. At the same time we issued 5,000 shares of our series A preferred stock upon the conversion of a $500,000 convertible secured promissory note issued by us on December 31, 1998. Between June and September 1999, we received net proceeds of $874,000 from the sale of 10,325 shares of our series B preferred stock.

     On December 14, 1999, we received a total of $985,400 for the private placement sale to accredited investors of 400,000 shares of restricted common stock and a three-year warrant, exercisable for 40,000 shares of common stock at a purchase price of $2.46 per share. We made the private placement offering under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). The terms of the offering provided for issuance of the restricted common stock at a purchase price equal to 35% below the market valuation of our publicly traded common stock and the issuance of a warrant exercisable for the purchase of one share of common stock for each ten shares purchased. The warrants become exercisable six months after the date of issuance.

     During the first quarter of 2000, the Company issued 981,864 shares of common stock at prices per share ranging from $2.11 to $3.42 to 12 individuals and entities, including three existing non-U.S. shareholders of the Company, for aggregate gross proceeds of $2,524,000. In connection with the issuance of 468,098 of such shares to three existing shareholders of the Company, the Company issued three-year warrants to acquire a total of 46,808 shares of common stock at exercise prices ranging from $2.11 to $2.75. The Company paid consultant and finders fees related to this financing in the form of three-year warrants exercisable into 108,762 shares of common stock at exercise prices ranging between $2.11 and $3.42 per share.

     In April 2000, the Company sold 517,800 of its shares at $5.80 per share to four institutional investors in a private placement arranged by Josephthal & Company and Intercoastal Financial Services Corp. ("Intercoastal") for an aggregate gross proceeds of approximately $3,000,000 (the "IFSC Financing"). In connection with the private placement, the Company issued a) 500,000 four-month warrants to the purchasers of the shares exercisable at $14.875 per share, b) 129,450 three-year warrants to such purchasers exercisable at $7.4375 per share,

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


c) 36,246 warrants exercisable for three years at $5.80 per share to Josephthal & Company d) and 2,000,000 callable warrants which were cancelled in July
2000.

     In June 2000, the Company borrowed $1,000,000 from an institutional investor in the IFSC financing. The loan and interest thereon was due on July 27, 2000 or could be convertible, at the holder's option, into securities of the Company. The loan was converted into Series C Preferred Stock and warrants of the Company in July 2000.


     The Company maintains an operating line of credit with Israel General Bank in the amount of $560,000. As of June 30, 2000, the amount outstanding on this line of credit totaled $549,000. Israel General Bank has also provided us with a $58,000 guarantee for three months rent on the leaseholds occupied by Virtual Communities Israel, Ltd. The credit line is currently due and payable. The company is currently renegotiating the continued effectiveness of this credit line for an additional six month period, however there can be no assurance of the outcome of such negotiations. If the credit line is not continued by the bank and the Company is unable to obtain a replacement credit facility, the Company's obligation to repay the current outstanding amounts due and the absence of a credit line would have a material adverse effect on the Company's operations.

     In July 1999, we entered into a five-year lease for approximately 5,000 square feet of office space in New York City for a rental fee of approximately $22,500 per quarter. In October 1999, we exercised our option to lease an additional 5,000 square feet of office space in the same building for a five-year term at a monthly rental of approximately $8,250.

     As a result of our July 2000 restructuring we have terminated our lease for such additional space, in return for which we received a rebate on the remaining space for a period of 8 months. In June 1999, Virtual Communities Israel, Ltd., ("VCIL"), one of our Israeli subsidiaries, entered into a three-year lease for approximately 10,000 square feet of office space in Jerusalem for approximately $45,000 in quarterly leasehold costs which payments commenced in December 1999. In January and March 2000, VCIL exercised options for additional space that serves primarily as the Company's software development, programming and communities design center. Total leasehold costs for the new space are approximately $165,000 per year. In addition, the lessor of the new Jerusalem premises is contributing $234,000 in build out costs that VCIL is obligated to repay over the course of the lease term. We intend to sublet the majority of this additional space in the near term as a result of our restructuring. In January 1999, VCIL entered into a three-year lease for approximately 3,800 square feet of office space in Jerusalem which it vacated upon our move to new premises in August 1999 and which it intends to sublet upon vacancy of the current sub-lessor in July 2000. Although VCIL believes that it will be able to continue to sublet such space, our management cannot assure you that it will be successful in doing so, and in the event such space cannot be sublet, we would be obligated to pay approximately $15,000 in quarterly leasehold fees in addition to the lease costs for our new premises until December 2001.

     Given our recently announced change in strategic direction to focus on the licensing of Cortext technology, we anticipate that future capital expenditure levels will be significantly less than previous expenditure levels.

     In March 2000, the Company entered into a finance lease agreement with Microtech Leasing Corp., a Princeton, New Jersey company for the lease of up to $250,000 of computer equipment to the Company. The credit facility provides the

Company with the ability to obtain certain computer equipment financed by the lease that is secured by such equipment.

     In June 2000, the Company entered into a finance lease agreement with Syscap Computer Rentals PLC, a U.K. entity, to obtain certain equipment required by the Company in the U.K. The Company entered into a 24 month lease for approximately $420,000 worth of computer and Internet equipment pursuant to the agreement with Syscap and can acquire such equipment in consideration for an additional monthly payment. The lease is secured by the equipment.

     We anticipate that our existing cash balance combined with financing proceeds, anticipated revenue from operations and proceeds from the sale of the Online Communities will be sufficient to meet our working capital and capital expenditure needs through December 31, 2000. If the cash that we generate from our operations and from the sale of the Online Communities is insufficient to satisfy our liquidity requirements after this period, then we may need to sell additional securities. The sale of additional equity or convertible debt securities may result in additional dilution to our shareholders. We may not be able to raise any additional capital or obtain such capital on acceptable terms.

FINANCIAL STATEMENTS

The financial statements of the company are included herein, commencing on page F-1 hereof.

DESCRIPTION OF PROPERTY

     The headquarters and offices of VCI and VCI's Israeli subsidiaries, VCIL and VCIIP, are located at 589 Eighth Avenue, New York, New York 10018, Jerusalem Technology Park, Jerusalem, Israel 91481 and Yishuv Eli 37, Eli, Israel 44828, respectively.

     Management believes that the condition of the Company's property is reasonably adequate for commercial purposes.

     VCI's Web site servers are housed in server parks in Herndon, Virginia and in New York, New York where they receive 24-hour maintenance and back-up services pursuant to an agreement with Frontier Global, Inc.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In January 1996, Virtual Communities Israel, Ltd. ("VCIL"), a subsidiary of the Company, purchased equipment, intellectual property rights and contractual rights from Avi Moskowitz, our President, Chief Executive Officer and Chairman, and his wife, Helen Moskowitz, in return for an obligation to pay $100,000. In June 1997, VCIL sold these assets to VCI, and we assumed the payment obligation. In December 1998, VCI permitted the Moskowitzes to convert $60,000 of this obligation into shares of VCI's common stock at a rate of $.47 per share. VCI paid the remaining $40,000 to the Moskowitzes in the form of cash and by barter between May 1998 and January 1999.

     In June, 1998, Mr. Moskowitz received a warrant exercisable until June 30, 2001 into 115,100 shares of our common stock at an exercise price of $1.00 per share in connection with his agreement to guarantee bank lines of credit for VCIL in the amount of $130,000 during 1997 and 1998. In December 1998, Mr. Moskowitz received a warrant exercisable until December 31, 2001 into 46,040 shares of our common stock at $.65 per share in consideration for the deferral of a portion of his salary from July through November 1998 and a reduction in his salary from December 1998 through February 1999.

     In April 1997, Virtual Communities, Inc. borrowed $100,000 from Business Systems Consultants ("BSC"), an entity that is affiliated with the family of David Morris, a Virtual Communities, Inc. director. In December 1998, Virtual Communities, Inc. permitted BSC to convert the principal and accrued interest of $16,900 into 286,280 shares of Virtual Communities, Inc. common stock at a rate of $.47 per share. While the original conversion rate on the loan was $.60 per share, Virtual Communities, Inc. lowered the conversion rate as an incentive to BSC to convert the loan. In consideration of the BSC loan, Virtual Communities, Inc. also issued to BSC three two-year warrants, each expiring December 31, 2000, to acquire a total of 220,992 shares of Virtual Communities, Inc. common stock at exercise prices ranging from $.30 to $.65 per share. In June 1997, Virtual Communities, Inc. issued BSC a two-year warrant, expiring December 31, 2000, to acquire 4,834 shares of Virtual Communities, Inc. common stock at an exercise price of $.60 per share. This warrant was issued in consideration of a 30-day loan to Virtual Communities, Inc. from BSC in the amount of $50,000, which Virtual Communities, Inc. repaid in July 1997. In September 1999, David Morris was issued two three-year warrants to acquire up to 243,902 shares of common stock at an exercise price of $2.10 per share in consideration of his father's guarantee of a $500,000 line of credit to Virtual Communities, Inc. Subsequently, in October 1999, Mr. Morris transferred 219,511 of these warrants to BSC in consideration for BSC's agreement to cover the guarantee by Mr. Morris' father.

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

     In August and September 1999, VCIL increased its line of credit from Israel General Bank by $500,000 to $560,000. The additional amount of the line is secured by a guarantee from Conrad Morris, the father of David Morris, a director of the Company. In consideration for providing the guarantee, Virtual Communities, Inc. issued to David Morris two three-year warrants exercisable into a total of 243,902 shares of common stock at an exercise price of $2.10 per share. One warrant, for the purchase of 90,435 shares vests quarterly so that 22,609 shares vest for each quarter the guarantee remains in effect. The other warrant, exercisable into 153,466 shares, vests on a semi-annual basis so that a minimum of 76,733 shares are exercisable for every half-year that the guarantee remains in effect. Virtual Communities, Inc. also agreed to pay Conrad Morris a fee equal to two and one quarter percent (2.25%) of the amount of the line as further consideration for his guarantee. In October 1999, Mr. Morris transferred 219,511 of the 243,902 warrants to Business Systems Consultants in consideration for its agreement to back the guarantee of Conrad Morris.

     In June 1998, Mr. Morris received a warrant exercisable until June 30, 2001 into 34,530 shares of our common stock at an exercise price of $1.00 per share in connection with his agreement to guarantee a bank line of credit for VCIL in the amount of $60,000 during 1997 and 1998.

     In June 1997, Peter A. Jacobs, a Director of the Company, loaned VCI $50,000. In January 1998, Mr. Jacobs converted this loan into 95,916 shares of VCI common stock at a rate of $.60 per share. In February 1998, Mr. Jacobs loaned VCI an additional $2,706, which amount was converted in December 1998 into 7,207 shares of VCI common stock at the rate of $.47 per share. At the time of the loan, Mr. Jacobs received a warrant exercisable into 3,270 shares of our common stock at an exercise price of $.66 per share until October 31, 2000. In December 1998, Mr. Jacobs also purchased 61,233 shares of common stock from VCI for $25,000, or $.47 per share.

     In 1996 and 1997, Net Results Holdings, LLC ("NRH") loaned to Virtual Communities Israel, Ltd., on an interest-free basis, an aggregate of $250,000. Harry Fox, a former director of VCI, is a 33.6% shareholder of NRH and its Chief Executive Officer. In August 1998, VCI permitted NRH to convert the loan into 1,673,554 shares of Virtual Communities, Inc. common stock at a rate of approximately $.17 per share. NRH and certain officers and directors of NRH own approximately 10.1% of our outstanding capital stock.

     During 1997 and 1998, Virtual Communities Israel, Ltd. ("VCIL") rented approximately 2,500 square feet of office space and obtained administrative services from Versaware, Ltd., an Israeli subsidiary of Versaware Technologies, Inc. ("Versaware"). Harry Fox, a former director of VCI prior to its merger with the Company in October 1999, is the Chairman and Chief Executive Officer, and a 31% shareholder, of Versaware. VCIL paid Versaware, Ltd. $97,000 in 1997, and $129,000 in 1998 for this space and these services. With respect to the Versaware arrangement:

     In February 1998, VCI issued to Versaware, Ltd., a two-year warrant, expiring February 15, 2000, subsequently extended to October 2000, to purchase 16,306 shares of common stock at an exercise price of $.66. This warrant was issued in consideration of Versaware, Ltd.'s agreement to provide VCIL a 90-day extension for the payment of approximately $47,000 due to Versaware, Ltd. through May 15, 1998.

     In August 1998, VCI issued to Versaware, Ltd. a two-year warrant, expiring

August 24, 2000, to purchase 15,375 shares of common stock at an exercise price of $.66 in consideration of Versaware, Ltd.'s agreement to give VCIL a 100-day extension for the payment of approximately $75,119 due to Versaware, Ltd. through August 24, 1998.

     In December 1998, VCI issued to Versaware, Ltd. a two-year warrant, expiring December 31, 2000, to purchase 40,882 shares of common stock at an exercise price of $.66 in consideration of Versaware, Ltd.'s agreement to give VCIL a 125-day extension for the payment of approximately $115,000 due to Versaware, Ltd. through from September through December 1998.

     In addition, during 1997 and 1998, Virtual Communities, Inc. sublet office space and obtained office services from NRH. Harry Fox, a former director of Virtual Communities, Inc., is a 33.6% shareholder of NRH and our Chief Executive Officer and a director. Pursuant to this arrangement, VCI paid NRH $9,000 during 1997, and $19,000 during 1998. As of July 1999, VCI ceased subletting office space from NRH.

     In February 1998, VCI borrowed $50,000 from George Moskowitz, the brother of Avi Moskowitz, our President, Chief Executive Officer and Chairman. This convertible loan bore interest at the rate of 10% per annum. In consideration for the loan and for a 5-month extension of the maturity date, VCI issued to George Moskowitz a two-year warrant, expiring February 2000, which expiration date was later extended to October 2000, to purchase 61,233 shares of common stock at an exercise price of $.66 per share. Mr. Moskowitz exercised a portion of the warrant exercisable into 37,878 shares in March 2000. The loan, and interest thereon, was repaid by the VCI in January 1999. In August 1998, George Moskowitz loaned VCI an additional $50,000. This loan bore interest at the rate of 12% per annum and was due in September 1998. In consideration for this loan, VCI provided George Moskowitz with $4,200 of goods and services available to VCI through barter arrangements with our customers and agreed to issue George Moskowitz 11,510 shares of common stock for each 30-day period the loan remained outstanding following the maturity date. In December 1998, VCI issued to George Moskowitz 41,955 shares of common stock in consideration of his agreement to extend the loan through December 1998. In addition, in December 1998, Mr. Moskowitz converted the principal and accrued interest on the loan into 128,202 shares of common stock at the rate of $.47 per share.

     In connection with a private placement of securities by the Company from December 1999 though February 2000, we received a total of $985,400 in December 1999 for the sale to Paul and Hannah Lindenblatt, the sister and brother-in-law of Avi Moskowitz, our Chairman of the Board, President and Chief Executive Officer, of 400,000 shares of restricted common stock and a three-year warrant, exercisable for 40,000 shares of common stock at a purchase price of $2.46 per share. We made the private placement offering under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). The terms of the offering provided for issuance of the restricted common stock at a purchase price equal to 35% below the market valuation of our publicly traded common stock and the issuance of a warrant exercisable for the purchase of one share of common stock for each ten shares purchased. The warrants become exercisable six months after the date of issuance. The restricted shares of common stock and the shares of common stock to be issued upon exercise of the warrant may be offered for public resale only if registered under the Securities Act of 1933 or an exemption therefrom. We have agreed to provide the purchasers with certain registration rights with respect to the restricted common stock and the common stock underlying the warrants.

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

     The Lindenblatts are not involved in the management or control of the Company nor are they otherwise affiliated with us or our management, and their respective holdings of common stock after such purchase represent in the aggregate approximately 5% of outstanding shares of our common stock. The sale of the first tranche of the private placement to the purchasers was made without regard to any familial relationship, at arms length, on the same terms and conditions of the private placement offering to other accredited investors.

     The second tranche of such private placement of securities was made in January 2000 when the Company sold 286,280 shares of restricted common stock and a three-year warrant, exercisable into 28,628 shares of common stock at a purchase price of $2.11 per share, to BSC.

     Such registration rights commence six months from the date of purchase and if the registration is declared effective by the Securities and Exchange Commission, public resale of such securities shall be permitted. We paid approximately $50,000 in financial advisory consultant fees and issued warrants exercisable into 205,884 shares at exercise prices ranging from $2.11 to $2.46 related to the closing of the first and second tranches of the private placement offering. The remainder of the private placement was made to non-affiliated, accredited investors in subsequent tranches through February 2000, for aggregate proceeds of approximately $3.5 million, including the proceeds from the sale of the securities to the Lindenblatts and BSC. The Company issued additional warrants exercisable into 41,058 shares of our common stock at exercise prices ranging from $2.67 to $3.42 per share in connection with additional sales made under the private placement. The terms and conditions of the private placement offering were duly authorized by our Board of Directors as being reasonable and in the best interests of the Company, with particular regard to our need for operating capital and the limited availability of other reasonable financing alternatives.

     In April 2000, the Company sold 517,800 of its shares at $5.80 per share to four institutional investors in a private placement arranged by Josephthal & Company and Intercoastal Financial Services Corp. ("Intercoastal") for an aggregate gross proceeds of approximately $3,000,000 (the "IFSC Financing"). In connection with the private placement, the Company issued a) 500,000 four-month warrants to the purchasers of the shares exercisable at $14.875 per share, b) 129,450 three-year warrants to such purchasers exercisable at $7.4375 per share which are redeemable at the price of $0.75 per share decreasing to $0.50 in July 2000 and thereafter by $0.05 per month until such redemption price reaches $0.25 per share, c) 36,246 warrants exercisable for three years at $5.80 per share to Josephthal & Company and d) 2,000,000 callable warrants which were cancelled in July 2000.

     In June 2000, the Company borrowed $1,000,000 from an institutional investor in the IFSC financing. The loan and interest thereon was due on July 27, 2000 or could be converted, at the holder's option, into securities of the Company. In July 2000, the $1,000,000 loan made to the Company in June 2000 was converted to preferred stock and the Company received $1,000,000 in cash proceeds in exchange for the issuance by the Company of an aggregate of 2,010 shares of Series C Convertible Preferred Stock and 355,556 three-year warrants exercisable into common stock at $2.25 per share.



                                       79
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                  VIRTUAL COMMUNITIES, INC. AND SUBSIDIARIES

                                   Contents


                                                                     Page
                                                                     ----

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS                              F-2

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheet as of December 31, 1999                    F-3

Consolidated Statements of Operations for the year ended              F-4
December 31, 1999 and 1998

Consolidated Statements of Changes in Shareholders' Deficiency        F-5
for the year ended December 31, 1999 and 1998

Consolidated Statement of Cash Flows for the year ended               F-6
December 31, 1999 and 1998


Notes to the Consolidated Financial Statements                      F-7 - F-25

Condensed Interim Consolidated Financial Statements as of
June 30, 2000                                                       F-26 - F-36




                                  # # # # # # #

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
Virtual Communities, Inc.

     We have audited the accompanying consolidated balance sheet of Virtual Communities, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, changes in shareholders' deficiency and cash flows for each of the two years ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Virtual Communities, Inc. and subsidiaries as of December 31, 1999, and the results of their operations and their cash flows for each of the two years ended December 31, 1999 in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1B to the consolidated financial statements, the Company has suffered recurring net losses from operations and has a shareholder deficiency. Accordingly, the Company is dependent on obtaining additional sources to finance its operations. These matters raise substantial doubt about the Company ability to continue as a going concern. Management's plans in regard to these matters and financings completed subsequent to the balance sheet date are also described in Note 1B. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amounts and classification of liabilities that might result should the Company be unable to continue as a going concern.

                                                  Arthur Andersen LLP

New York, New York

August 30, 2000

                  VIRTUAL COMMUNITIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEET
              (U.S. Dollars in thousands except per share data)

                                                                                        December 31
                                                                                            1999
                                                                                      --------------
                                                                                         (NOTE 1A)
ASSETS
Current Assets
Cash and cash equivalents                                                                  $   469
Other receivables                                                                              128
Assets of discontinued operations                                                              221
                                                                                              ----
 Total current assets                                                                          818

Property and Equipment, net of accumulated depreciation and
 amortization                                                                                1,120

Severance Pay Deposits                                                                          83

Other Assets                                                                                   343
                                                                                           -------
  Total Assets                                                                             $ 2,364
                                                                                           -------
LIABILITIES AND SHAREHOLDERS' DEFICIENCY
Current Liabilities

 Short-term bank borrowings and current maturities of long-term loan                       $   731
 Shareholders' loans                                                                           150
 Accounts payables and accrued expenses                                                      1,511
                                                                                           -------
  Total current liabilities                                                                  2,392

Long-Term Liabilities

 Long-term loan                                                                                167
 Accrued severance pays                                                                        329
                                                                                           -------
  Total long-term liabilities                                                                  496
                                                                                           -------
  Total liabilities                                                                          2,888
                                                                                           -------
Commitments and contingencies (Note 9)

Shareholders' Deficiency
 Preferred stock of $0.01 par value
 Authorized - 5,000,000 shares; none issued and outstanding                                     --
 Common stock of $0.01 par value
 Authorized - 45,000,000 shares; issued and outstanding -
 14,630,224 shares                                                                             146
Additional paid-in capital                                                                   8,336
Accumulated deficit                                                                        (8,856)
                                                                                           -------
                                                                                             (374)

Treasury stock 149,900 shares at cost                                                        (150)
                                                                                           -------
 Total shareholders' deficiency                                                              (524)
                                                                                           -------
 Total liabilities and shareholders' deficiency                                            $ 2,364
                                                                                           =======

 The accompanying notes form an integral part of the financial statements.

                   VIRTUAL COMMUNITIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                (U.S. Dollars in thousands except per share data)


                                         For the year ended
                                            December 31
                                            -----------
                                          1999       1998
                                       ----------  ---------
                                             (NOTE 1A)

REVENUES                                 $   165    $   -0-
                                       ----------  ---------

OPERATING COST AND EXPENSES

 Cost of revenues                            378        -0-

 Selling and marketing expenses               79        -0-

 General and administrative expenses       2,108        872

 Merger costs                              1,057        -0-
                                       ----------  ---------
  Total operating costs and expenses       3,622        872
                                       ----------  ---------

  Operating loss                          (3,457)      (872)

 Financing expenses, net                     109        191
                                       ----------  ---------
  Loss from continuing operations        $(3,566)   $(1,063)

 Discontinued operations                  (2,364)      (371)
                                       ----------  ---------
  Net loss                                (5,930)    (1,434)
                                       ==========  =========

NET LOSS PER SHARE, BASIC AND DILUTED

Continuing Operations                    $ (0.34)   $ (0.13)

 Discontinued Operations                   (0.22)     (0.04)
                                       ----------  ---------
 Net loss per share                        (0.56)     (0.17)
                                       ==========  =========

WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING,
 BASIC AND DILUTED                     10,532,530  8,485,904
                                       ==========  =========

 The accompanying notes form an integral part of the financial statements

                   VIRTUAL COMMUNITIES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF CHANGES
                           IN SHAREHOLDERS' DEFICIENCY
                (U.S. Dollars in thousands except per share data)


                    Number of        Number of       Common stock         Additional     Accumulated   Treasury        Total
                     Series A        Series B     ---------------------    paid-in        deficit        stock
                     preferred       preferred    Shares         Amount    capital
                      shares          shares
                    ----------       ---------    ---------      ------   ----------     -----------   --------       ------
Balance as of
 January 1, 1998            --             --     4,354,588   $       44       $  604      $   (1,492)   $    --      $ (844)

Common stock issued         --             --     2,256,383           22         827              --         --          849

Common stock issued
 upon conversion of
 loans                      --             --     3,087,008           31         554              --         --          585

Options issued              --             --            --           --          72              --          --          72

Net loss                    --             --            --           --          --          (1,434)         --      (1,434)
                    ----------       ---------    ---------      -------  ----------     -----------   ---------      ------

Balance as of
 December 31, 1998          --             --     9,697,979   $       97     $ 2,057      $   (2,926)     $  --       $ (772)

Common stock issued         --             --       529,519            5       1,067             --          --        1,072

Series A preferred
 stock issued upon
 conversion of
 convertible loans       5,000             --           --           --          500               --        --          500

Series A preferred
 stock issued, net of
 issuance costs          9,550             --           --           --          815               --        --          815

Series B preferred
 stock issued, net of
 issuance costs             --         10,325           --           --          874               --        --          874

Common stock issued
 upon conversion of
 Series A and B
 preferred stock       (14,550)       (10,325)    2,645,770          26          (26)              --        --           --

Common stock issued
 upon the Merger            --            --      1,751,956          18        2,777               --      (150)        2,645

Warrants issued             --            --             --          --          268               --        --           268

Common stock issued
 upon exercise of
 warrants                   --            --          5,000          --            4               --        --             4

Net loss                    --            --             --          --           --           (5,930)       --        (5,930)
                    ----------       ---------    ---------      -------  ----------     ------------- --------        -------
Balance as of
 December 31, 1999          --            --     14,630,224   $     146   $    8,336    $      (8,856)   $ (150)      $  (524)
                    ----------       ---------    ---------      -------  ----------     -----------   ---------      ------

The accompanying notes form an integral part of the financial statements.

                   VIRTUAL COMMUNITIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                (U.S. Dollars in thousands except per share data)


                                                         For the year ended
                                                            December 31
                                                        --------------------
                                                          1999       1998
                                                        ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                 $(5,930)   $(1,434)
Adjustments to reconcile net loss to net cash
 used in operating activities (see below)                  1,284        274
                                                         -------    -------
  Net cash used in operating activities                   (4,646)    (1,160)
                                                         -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES
 Purchase of fixed assets                                   (962)       (77)
 Investment in other assets                                 (293)        --
                                                         -------    -------
   Net cash used in investing activities                  (1,255)       (77)
                                                         -------    -------

CASH FLOWS FROM FINANCING ACTIVITIES
 Short-term bank borrowings, net                             583         32
 Receipt of shareholders' loans                              150        200
 Repayment of shareholders' loans                           (200)        --
 Receipt (repayment) of convertible loans                    (75)       624
 Issuance of shares                                        2,765        921
 Cash acquired in the Merger                               2,573         --
                                                         -------    -------
  Net cash provided by financing activities                5,796      1,777
                                                         -------    -------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS            (105)       540
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR               574         34
                                                         -------    -------
CASH AND CASH EQUIVALENTS AT END OF YEAR                 $   469    $   574
                                                         =======    =======

ADJUSTMENT TO RECONCILE NET LOSS TO NET CASH USED IN
  OPERATING ACTIVITIES:
   Items not affecting operating cash flows:

    Depreciation and other                               $   207    $    78
    Accrued severance pay, net                               203         14
    Issuance of warrants                                     268         --
   Changes in operating assets and liabilities:

    Increase in trade receivables, net                       (52)       (19)
    Increase in other receivables                            (66)       (21)
    Increase in payables and accrued expenses                724        222
                                                         -------    -------
                                                         $ 1,284    $   274
                                                         =======    =======
SUPPLEMENT DISCLOSURES OF CASH FLOW INFORMATION:

CASH PAID FOR INTEREST                                   $    31    $    23
                                                         =======    =======
NONCASH TRANSACTIONS
 Issuance of shares upon conversions of loans            $   500    $   585
                                                         =======    =======
 Purchased of fixed assets on credit                     $   214    $    --
                                                         =======   ========

The accompanying notes form an integral part of the financial statements.

                   VIRTUAL COMMUNITIES, INC. AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                (U.S. Dollars in thousands except per share data)

Note 1 - GENERAL

     A. Virtual Communities, Inc. (the "Company"), a Delaware corporation, is the product of a merger consummated October 29, 1999 (the "Merger"), in which Virtual Communities, Inc. ("VCI") merged with and into a wholly-owned subsidiary of Heuristic Development Group, Inc. ("HDG"). Prior to the Merger, HDG was a development stage company organized to research, develop, design and market fitness- related products. VCI was incorporated in 1996 to develop, acquire and operate online communities on the Web that aggregate and publish various news, media and entertainment content targeted to specific ethnic groups. VCI commenced its operation in June 1997. After the Merger, HDG's name was changed to Virtual Communities, Inc. to reflect that the Company's primary business is the development and operation of online communities and related services for third parties and the publishing of its own communities.

          As a result of the Merger, VCI shareholders received 1.151 shares of HDG common stock for each share of VCI common stock held by them. HDG's Board of Directors and management resigned and were replaced with VCI's Board of Directors and management. Following the Merger, VCI shareholders held 88.6% of the common stock of the Company with HDG shareholders holding the remaining 11.4%. In connection with the Merger, HDG began trading its securities (former symbol: IFIT) on the NASDAQ Small Cap Market under the symbols: "VCIX" - for the common stock, "VCIXU" for the Units, "VCIXW" for the Class A Warrants and "VCIXZ" for the Class B warrants.

          For accounting purposes the acquisition has been treated as a Recapitalization of VCI with VCI as the acquirer (reverse acquisition) The historical financial statements prior to October 29, 1999 are those of VCI and since October 29, 1999 the financial statements reflect the two companies.

          The results of operation of HDG for the period January 1, 1999 to October 29, 1999 are as follows:


          Selling, marketing and general
             and administrative expenses                               $ 589
          Merger costs                                                   140
          Financing income, net                                         (137)
                                                                       -----
          Net loss                                                     $ 592
                                                                       =====

                  VIRTUAL COMMUNITIES, INC. AND SUBSIDIARIES

               (U.S. Dollars in thousands except per share data)

Note 1 - GENERAL (Cont.)

     A.   (Cont.)

          The historical financial statements of VCI reflect the retroactive restatement of number of shares and earnings per share data, based on the exchange ratio of shares issued in the Merger.

          Prior to the Merger, in June 1997, VCI acquired the majority of the net assets and shares of Virtual Communities Israel Ltd. ("VCIL" - formerly Virtual Jerusalem Ltd.), an Israeli company. VCIL commenced operations in January 1996. VCIL develops and maintains the Company's online communities and performs certain programming, design, software development and web maintenance services on behalf of the Company pursuant to a Cost Plus Agreement, and certain general and administrative duties on behalf of the Company and pursuant to a Financial Services Agreement between the entities.

          The Company markets and sells its online community design, development and Web maintenance services to web site publishers through VCI Community Solutions, Inc., a wholly-owned subsidiary established by VCI in August 1999. These services include the Company's proprietary Community Management Solution ("CMS"), a turnkey solution for the creation of online communities that includes content management and publishing software, e-commerce functionality and a comprehensive set of community retention features designed to attract and retain visitors to a community. The Company provides several of its CMS features through license arrangements with third party service providers and by developing its own programming tools. As of December 31, 1999 the Company entered into one agreement for its CMS system.

                   VIRTUAL COMMUNITIES, INC. AND SUBSIDIARIES

                (U.S. Dollars in thousands except per share data)

Note 1 - GENERAL (Cont.)

     A.   (Cont.)

          In July 2000, the Company implemented a restructuring of its business activities to focus primarily on developing and marketing software for Web development and site management. In line with this new strategy, the Company announced its intention to sell its portfolio of online communities. The Company is currently seeking to enter into a transaction that would transfer partial or complete ownership of its online communities. It has also restructured its Internet technologies division to focus on further development of Cortext software. As a result of this restructuring, the Company reduced its editorial staff located in the Company's New York and Jerusalem offices by approximately 50%. The Company also terminated most of its marketing agreements related to the communities and eliminated several technical, marketing and administrative staff positions that supported the communities and other operations in New York and Israel and shifted certain technical and administrative functions to its Israeli subsidiary to achieve efficiencies.

          Accordingly, the online communities division has been accounted for as a discontinued operation. The accompanying financial statements have been restated to separately report the assets and operating results of these discontinued operations.

          In connection with the restructuring of its operations the Company established a VCIX 2000 Corporate Reorganization Severance Plan (the "Severance Plan"), effective as of July 24, 2000. The Plan was established to offer eligible employees of the Company who suffer an involuntary termination of employment as a result of the restructuring, the option to elect to receive severance pay and additional benefits. The Plan is intended to constitute an "employee welfare benefit plan" under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended.

          In connection with the restructuring, the Company enacted a Retention Plan to retain certain members of the editorial staff of the communities for the purpose of ensuring that the communities are operated until such time as they are sold by the Company or cease operating. Employees who receive the bonus are not eligible to receive termination payments under the Severance Plan.

     B. The Company incurred net losses in 1999 amounting approximately to $5.9 million and anticipates that it will continue to incur losses for some time. The Company's continued existence is dependent on its ability to generate more revenues and on obtaining additional financing from its shareholders and external sources. Subsequent to the balance sheet date, the Company entered into several private placements selling various securities and warrants (See Note 12B and 12C). Management expects the proceeds from these private placements and the proceeds from the expected exercise of the warrants to be sufficient to finance the Company's operations through December 31, 2000. However, there can be no assurance that the Company will obtain all the financing necessary for its operations. These matters raise substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

                   VIRTUAL COMMUNITIES, INC. AND SUBSIDIARIES

                (U.S. Dollars in thousands except per share data)

Note 2 - ACCOUNTING POLICIES

     The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. The significant accounting policies followed in the preparation of the financial statements, applied on a consistent basis, are as follows:

  A.   PRINCIPLES OF CONSOLIDATION

       The consolidated financial statements include the accounts of VCI and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

  B.   USE OF ESTIMATES

       The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results may differ from those estimates.

  C.   CASH AND CASH EQUIVALENTS

       All highly liquid investments with an original maturity of three months or less are considered cash equivalents.

  D.   PROPERTY AND EQUIPMENT

       Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization is calculated using the straight-line method over the estimated useful lives of the assets ranging as follows:


                                                             Years
                                                             -----
       Computers                                             3 - 4
       Furniture and office equipment                        7 - 14

                   VIRTUAL COMMUNITIES, INC. AND SUBSIDIARIES

                (U.S. Dollars in thousands except per share data)

Note 2 - ACCOUNTING POLICIES (Cont.)

  E.   INCOME TAXES

       The Company adopted SFAS No. 109, "Accounting for Income Taxes". Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequence attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable. Income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets or liabilities of a change in tax rates is recognized in the period in which the tax change occurs. Valuation allowances are established, when necessary, to reduce deferred tax assets amounts expected to be realized.

  F.   REVENUE RECOGNITION

       Revenues from sales of software products and technology are recognized in accordance with Statement of Position (SOP) 97-2, as amended by SOP 98-4 and SOP 98-9, upon delivery, when collection is probable, the vendor's fee is fixed or determinable, vendor-specific objective evidence exists to allocate the total fee to the elements of the arrangement and persuasive evidence of an arrangement exists. Provided that all other elements of SOP 97-2 are met, revenues are recognized upon delivery, whether the customer is a distributor or the final end user. Revenues for maintenance and support services are deferred and recognized ratably over the service period.

                   VIRTUAL COMMUNITIES, INC. AND SUBSIDIARIES

                (U.S. Dollars in thousands except per share data)

Note 2 - ACCOUNTING POLICIES (Cont.)

     G.   COST OF REVENUES

          Cost of revenues consists primarily of direct labor costs and licenses.

                   VIRTUAL COMMUNITIES, INC. AND SUBSIDIARIES

                (U.S. Dollars in thousands except per share data)

Note 2 - ACCOUNTING POLICIES (Cont.)

     H.   LONG-LIVED ASSETS

          The Company records its long-lived assets at costs. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121. "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable. Furthermore, the assets are evaluated for continuing value and proper useful lives by comparison to expected future cash projections. Management has performed a review of all long-lived assets and has determined that no impairment of the respective carrying values has occurred as of December 31, 1999.

     I.   LOSS PER SHARE

          The Company adopted the provision of SFAS No. 128, "Earnings per Share", which establishes new standards for computing and presenting earnings per share ("EPS"). The new standard requires the presentation of basic EPS and diluted EPS. Basic EPS is calculated by dividing income available to common shareholders by the weighted average numbers of shares of common stock outstanding during the period. Diluted EPS is calculated by dividing income available to common shareholders by the weighted average number of common shares outstanding adjusted to reflect potentially dilative securities. All outstanding options and warrants have been excluded from the calculation of diluted EPS, as they would be antidilutive.

     J.   FAIR VALUE OF FINANCIAL INSTRUMENTS

          The carrying amounts of cash and cash equivalent, accounts, receivable, accounts payable and bank loans approximate fair value, due to the short-term maturity of these instruments. The carrying amount of long-term loan approximates fair value.

                   VIRTUAL COMMUNITIES, INC. AND SUBSIDIARIES

                (U.S. Dollars in thousands except per share data)

Note 2 - ACCOUNTING POLICIES (Cont.)

     K.   STOCK BASED COMPENSATION

          The Company adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", and elected to continue the accounting set forth in Accounting Policy Board No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), and to provide the necessary pro forma disclosures as if the fair value method has been applied.

     L.   CONCENTRATION

          For the year ended December 31, 1999, the Company has 1 customer which represent 100% of revenues.

     M.   NEW ACCOUNTING PROUNCEMENTS

          In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS No. 133"). SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet at their fair value. SFAS No. 133 was subsequently amended by SFAS No. 137, which deferred the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. The Company currently does not use derivatives and therefore this new pronouncement is not applicable.

                   VIRTUAL COMMUNITIES, INC. AND SUBSIDIARIES

                (U.S. Dollars in thousands except per share data)

Note 2 - ACCOUNTING POLICIES (Cont.)

     M.   NEW ACCOUNTING PROUNCEMENTS (Cont.)

          In December 1999, the SEC issued SAB No. 101, "Revenue Recognition in Financial Statements". SAB 101 expresses the views of the SEC staff in applying generally accepted accounting principles to certain revenue recognition issues. The Company has concluded that the implementation of this SAB will not have a material impact on its financial position or its results of operations.

Note 3 - PROPERTY AND EQUIPMENT, NET


                                                                   December 31
                                                                      1999
                                                                      ------
          Computers                                                   $1,317
          Furniture and office equipment                                  92
                                                                      ------
                                                                       1,409

          Less - accumulated depreciation                                289
                                                                      ------
          Net book value                                              $1,120
                                                                      ======


    Depreciation expenses amount to $207 and $78 for the year ended December 31, 1999 and 1998, respectively.

Note 4 - SHORT-TERM BANK BORROWINGS AND CURRENT MATURITIES OF LONG-TERM LOAN

                                                                    December 31
                                                                       1999
                                                                       ----

          Bank overdrafts                                              $285
          Bank loans                                                    399
          Current maturities of long-term loan                           47
                                                                       ----
                                                                       $731
                                                                       ====


          Bank overdrafts (in New Israeli Shekels) bear interest of approximately 16% per annum. Bank loans (in U.S.$) bear interest of approximately 7.6% and Libor + 2.0% per annum (approximately 8.2% at December 31, 1999).

                   VIRTUAL COMMUNITIES, INC. AND SUBSIDIARIES

                (U.S. Dollars in thousands except per share data)

Note 5 - SHORT TERM SHAREHOLDERS LOANS

         In January 1999, the Company received a six-month, interest-free loan in the principal amount of $150 from a shareholder of the Company. The loan incurred interest at the rate of 10% per annum commencing July 1999. The lender was entitled to convert all or a portion of the loan into common stock of the Company at a rate of $0.58 per share, which approximated fair market value at that date, until such time as the Company repays the loan, provided, however, that the Company's investment bankers agree to such conversion.

         Subsequent to balance sheet date the loan was converted into 297,672 shares of common stock after giving effect to the Merger exchange rate of 1.151.

Note 6 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES


                                                             December 31
                                                                 1999
                                                               ------
         Accounts payable                                      $  979
         Accrued payroll and related costs                        251
         Accrued expenses                                         201
         Deferred revenues                                         80
                                                                -----
                                                               $1,511
                                                               ======

Note 7 - LONG TERM LOAN

         The Company's facilities in Israel are leased under a 3 year lease agreement. The lessor of the facilities has incurred building improvements costs, of which $234 the Company's subsidiary is obligated to pay back over the term of the lease. As of December 31, 1999, this obligation amounts to $214, of which $167 is classified as long term.

Note 8 - ACCRUED SEVERANCE PAY

         The Company's obligation for severance pay to employees in Israel is partially covered by payments to insurance companies. The accrual for severance pay and deposits with insurance companies in respect of severance pay are included in the balance sheet.

                   VIRTUAL COMMUNITIES, INC. AND SUBSIDIARIES

                (U.S. Dollars in thousands except per share data)

Note 9 - COMMITMENTS AND CONTINGENCIES

    Leases

     The Company and its subsidiaries lease certain facilities under operating leases expiring in various years through 2005. Future minimum payments due under these leases are as follows:


     Year ending December 31,
     ------------------------

     2000                                              $  524
     2001                                                 595
     2002                                                 533
     2003                                                 229
     2004                                                 233
     Thereafter                                            58
                                                       ------
     Total                                             $2,172
                                                       ======

     Of this amount, a lease commitment of a subsidiary in the amount of $867 is linked to the Israeli Consumer Price Index.

    Lease expenses amount to $214 and $122 for the year ended December 31, 1999 and 1998, respectively.

    Legal Proceedings

     On April 14, 2000, a Complaint was filed against VCI in the Supreme Court of the State of New York, County of New York, by six investors in VCI who acquired Series B Preferred Stock of VCI pursuant to a private placement of VCI's securities in August 1999 prior to its merger with, and into a wholly-owned subsidiary of Heuristic Development Group, Inc. on October 29, 1999 (the "Merger"). The plaintiffs claim that they are entitled to additional shares of VCI Common Stock as a result of a provision in the Private Placement Memorandum, pursuant to which they acquired their securities in VCI, providing for a reset of the conversion price of the plaintiffs' Series B Preferred Shares into Common Stock of VCI. In the event the Plaintiffs are successful in this action they would be entitled to approximately 52,320 shares of Common Stock and Series B Preferred Shareholders as a group would be entitled to approximately 175,000 additional shares of Common Stock of the Company. The Company believes that the complaint is without merit and intends to vigorously defend such action and filed a motion to dismiss the action in June 2000.

    Employment Agreement

     In June 1999, the Company entered into a three year employment agreement with its President and Chairman providing for a base salary of $183 per year and an annual bonuses as may be awarded by the Board of Directors. The agreement also providing for options to purchase 230,200 shares of the Company's common stock subject to the 1999 Stock Option Plan and for additional options as may be granted by the Board of Directors.

Note 10 - SHARE CAPITAL

      A. During 1999, prior to the Merger, the Company issued 129,519 shares of common stock of the Company at $0.47 per share to a consultant of the Company, and to a non-affiliated investor. This price approximated fair market value at the dates of such issuances. In December 1999, the Company issued, as part of a private placement offering (see Note
          12B), 400,000 shares at $2.46 per share to a non- affiliated investor.

      B. In February 1999, the Company raised gross proceeds of $955 (before issuance costs) through the issuance of 9,550 shares of Series A preferred stock to 35 accredited investors. At the same time, a $500 Secured Convertible Promissory Note provided by the Company to Virtual Acquisition Co. LLC (a company affiliated with principals of Jesup & Lamont, a New York investment bank) on December 31, 1998, was converted into 5,000 shares of Series A preferred stock. Holders of Series A preferred stock had the right to convert their stock into common stock of the Company at a conversion ratio of $0.80 per share.

          The 14,550 shares of Series A preferred stock were converted as part of the Merger into 2,079,862 shares of common stock after giving effect to the Merger exchange ratio of 1.151.

                   VIRTUAL COMMUNITIES, INC. AND SUBSIDIARIES

                (U.S. Dollars in thousands except per share data)

Note 10 - SHARE CAPITAL (Cont.)

     C. In June 1999, the Company raised gross proceeds of $932 (before issuance costs) through the issuance of 9,325 shares of Series B preferred stock to 24 accredited investors. In September 1999, the Company issued 1,000 shares of Series B preferred stock for $100 to an individual who was elected as a member of the Board of the Company. Holders of the Series B preferred stock had the right to convert their stock into common stock of the Company at a conversion ratio of $2.1 per share.

          The 10,325 Series B preferred stock was converted, as part of the Merger into 565,908 shares of common stock after giving effect to the Merger exchange ratio of 1.151.


     D. VCI reserved 835,626, 603,124 and 1,151,000 shares of common stock under its 1997, 1998 and 1999 Stock Option Plan respectively. In addition, HDG shareholders approved the issuance of a HDG 1999 Stock Options Plan effective upon the Merger which reserved a total of 1,000,000 additional common shares. The Company also granted warrants to certain employees (see Note 10E). As of December 31, 1999, 294,363 options were available for future grants. A summary of the Company's stock options and warrants activity during 1999 is presented below:


                                             Number of   Weighted -  Weighted -
                                              options     average     average
                                                and       Exercise   fair value
                                              warrants     price     of options
                                                                      granted
                                             ----------  ---------  ----------

            Balance at January 1, 1998         487,449   $     0.40
            Granted                            815,876         0.65       $0.11
            Forfeited                          (69,636)        0.40
                                             ---------
            Balance at December 31, 1998     1,233,689         0.57
            Granted                          2,501,143         2.08       $0.96
            HDG outstanding options as of
               the day of the Merger           170,044         1.86
            Forfeited                          (56,150)        0.67
                                             ---------
            Balance at December 31, 1999     3,848,726   $     1.60
                                             ==========

                   VIRTUAL COMMUNITIES, INC. AND SUBSIDIARIES

                (U.S. Dollars in thousands except per share data)

Note 10 - SHARE CAPITAL (Cont.)

  D.   (Cont.)

  The following table summarizes information about options and warrants outstanding and exercisable at December 31, 1999:


                   Options and warrants outstanding        Options and warrants exercisable
              -------------------------------------------  --------------------------------
  Range of    Number          Weighted-         Weighted-    Number              Weighted-
  exercise    outstanding at  average           average      exercisable at      average
   prices     December 31,    remaining         exercise     December 31,        exercise
                 1999        contractual life   prices          1999              prices
    $                                               $                                $
----------    -------------- ----------------   ---------    --------------      ----------

0.40-0.81      1,448,569              3.09            0.60           665,951        0.55

1.00-1.45        925,501              3.77            1.16           250,670        1.02

2.10-2.25        804,656              4.12            2.10           253,903        2.11

3.50-3.93        547,000              4.92            3.68                 -           -

4.06-4.25        123,000              4.90            4.27            42,000        4.51
               ---------                                           ---------
               3,848,726                                           1,212,524
               =========                                           =========

    The Company applies APB No. 25 and related interpretations in accounting for its 1997, 1998 and 1999 Stock Option Plans. Accordingly, compensation cost has been recognized for stock option plan based on the intrinsic value of the option at the date of grant. No compensation cost has been charged for stock options for the years ended December 31, 1999 and 1998.

    Had compensation cost been determined under the alternative fair value accounting method provided for under SFAS No. 123, "Accounting for Stock-Based Compensation" the Company's net loss and net loss per share would have been increased to the following pro forma amounts:

                                             1999       1998
                                          -------    -------
          Net loss:
           As reported                    $(5,930)   $(1,434)
           Pro forma                       (6,110)    (1,470)

          Net loss per share:
           As reported                      (0.56)     (0.17)
           Pro forma                      $ (0.58)   $ (0.17)

    Under SFAS 123 the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998 and 1999: (1) expected life of the option of 3 years (1998 - same); (2) dividend yield of 0% (1998
    - same); (3) expected volatility as of the Merger of 135% (1999 before the Merger and 1998 - 0%) (4) risk-free interest rate of 5% (1998 - 6%).

                   VIRTUAL COMMUNITIES, INC. AND SUBSIDIARIES

                (U.S. Dollars in thousands except per share data)

Note 10 - SHARE CAPITAL (Cont.)

     E. As of December 31, 1999, the Company has outstanding warrants exercisable into 8,304,592 shares of common stock as follows:

          - Class A Warrants (traded on NASDAQ as "VCIXW") exercisable into 2,000,000 shares of common stock at $6.50 per share until February 2002;

          - Class B Warrants (traded on NASDAQ as "VCIXZ") exercisable into 1,500,000 shares of common stock at $8.75 per share until February 2002;

          - Class B Warrants exercisable into 2,000,000 shares of common stock at $8.75 share issuable upon the exercise of the Class A Warrants;

          - Underwriter's Unit Purchase Option exercisable into 120,000 shares of common stock;

          - VCI Warrants issued prior to the Merger immediately exercisable into 1,794,342 shares of common stock (after giving effect to the merger exchange ratio of 1.151 to 1) at exercise prices ranging from $0.30 to $2.10 (including 553,339 to employees). The warrants have different expiration dates ranging from August 2000 to June 2004. All of the shares of Common Stock underlying such warrants have been registered pursuant to a Registration Statement on Form SB2/A declared effective by the Securities and Exchange Commission on January 14, 2000. The majority of such warrants are subject to lock up agreements restricting the sale of 75% of the shares underlying the warrants until May 1, 2000 and 50% of such shares until August 1, 2000, at which time such lock-up period expires. Subsequent to balance sheet date, three VCI warrants have been exercised into 133,480 shares of common stock of the Company.

          - Warrants issued to Jesup & Lamont Capital Corporation as partial consideration for its services in connection with the Merger exercisable until October 28, 2004 into 160,206 shares of common stock at a price of $2.10 per share.

                   VIRTUAL COMMUNITIES, INC. AND SUBSIDIARIES

                (U.S. Dollars in thousands except per share data)

Note 10 - SHARE CAPITAL (Cont.)

      E.  (Cont.)

     - Warrants issued by HDG prior to and upon the completion of the Merger exercisable into a total of 570,044 shares of common stock at exercise prices ranging from $0.50 to $5.00 per share with expiration dates ranging from October 2001 to August 2006.

     - Warrants exercisable into 160,000 shares issued in December 1999 in connection with a private placement of the Company's securities. The warrants are exercisable until December 31, 2002 at an exercise price of $2.46 per share and are subject to certain registration rights.

Note 11 - TAXES ON INCOME

      A. At December 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $7 million. Such losses can be utilized against future taxable income and expire primarily between 2012 and 2019. These losses may be limited due to certain circumstances, such as ownership changes.

          A full valuation allowance of approximately $3 million has been provided on the deferred tax asset associated mainly with the loss carryforwards since the Company has no assurance of realizing such asset.

      B. The Israeli subsidiaries are subject to the Israeli Income Tax Law (Adjustments for Inflation), 1985, which provides for an adjustment for the effects of inflation on taxable income in respect of that portion of shareholders' equity not invested in inflation-resistant assets. The carryforward loss for tax purposes at December 31, 1999 approximate $100 and it has no expiration date.

                   VIRTUAL COMMUNITIES, INC. AND SUBSIDIARIES

                (U.S. Dollars in thousands except per share data)

Note 12 - SUBSEQUENT EVENTS

A.   Acquisition of Cortext Ltd.

     In February 2000, VCI entered into a Share Purchase Agreement ("SPA") with Cortext Ltd. ("Cortext"), a corporation registered under the laws of the State of Israel, and the principal shareholders of Cortext, to acquire approximately 60% interest in the equity of Cortext in consideration for an aggregate of $760. Cortext was established in 1999 and is engaged in the development and licensing of content management software for web publishers.

    Simultaneously with execution of the SPA, VCI and Cortext entered into an Assignment Agreement with Planet Communications Ltd. ("Planet"), an Israel-based unaffiliated third party holder of 50% of the rights in Cortext's Magazine Software whereby Planet agreed to irrevocably assign all of its rights, title and interest in the Magazine Software to Cortext in consideration of approximately $425.

                   VIRTUAL COMMUNITIES, INC. AND SUBSIDIARIES

                (U.S. Dollars in thousands except per share data)

Note 12 - SUBSEQUENT EVENTS (Cont.)

     A.   Acquisition of Cortext Ltd. (Cont.)

          The transaction was accounted for as a purchase. The purchase method of accounting allocates the aggregate purchase price to the assets acquired and liabilities assumed based upon their respective fair values. The excess of the purchase price over the fair value of assets and liabilities acquired of approximately $423 was allocated to intellectual property.

          In July 2000, the Company entered into a Share Transfer Agreement with the two founders of Cortext Ltd. Pursuant to the Share Transfer Agreement, the Company will acquire 20% of Cortext's outstanding equity from Cortext founders in stages over a five-month period ending December 2000 in consideration for an aggregate $900.

     B.   Private Placement Financing

          In December 1999, the Company announced a private placement offering up to $5,000 in restricted common stock and warrants to accredited investors. The warrants become exercisable six months from the date of issuance. The private placement investors agreed to a four to six month lock-up period from the date of issuance of the restricted securities, after which time the Company has provided certain registration rights to permit public trading of the common stock and shares of common stock underlying the warrants.

          In January and February 2000, in consideration of the offering the Company issued 981,864 shares of common stock at prices per share ranging from $2.11 to $3.42 to 12 individuals and entities, including three existing non-U.S. shareholders of the Company, for aggregate gross proceeds of $2,524. In connection with the issuance of 468,098 of such shares to three existing shareholders of the Company, the Company issued three-year warrants to acquire a total of 46,808 shares of common stock at exercise prices ranging from $2.11 to $2.75. The Company paid consultant and finders fees related to this financing in the form of three-year warrants exercisable into 108,762 shares of common stock at exercise prices ranging between $2.11 and $3.42 per share.

                   VIRTUAL COMMUNITIES, INC. AND SUBSIDIARIES

                (U.S. Dollars in thousands except per share data)

Note 12 - SUBSEQUENT EVENTS (Cont.)

     C.   April 2000 Private Financing

          In April 2000, the Company sold 517,800 of its shares of common stock at $5.80 per share to four institutional investors in a private placement arranged by Josephthal & Company and Intercoastal Financial Services Corp. for an aggregate gross proceeds of approximately $3 million (the "IFSC Financing").

          In connection with the private placement, the Company issued a) 500,000 four-month warrants to the purchasers of the shares exercisable at $14.875 per share, b) 129,450 three-year warrants to such purchasers exercisable at $7.4375 per share c) 36,246 warrants exercisable for three years at $5.80 per share to Josephthal & Company and d) 2,000,000 one year callable warrants exercisable at a price ranging from $18.00 to $27.00 per share, which callable warrants were cancelled in July 2000.

          In June 2000, the Company borrowed $1,000 from an institutional investor in the IFSC financing. The loan was evidenced by a note made by the Company to the lender and bears interest at the rate of 12% per annum. The loan and interest thereon was due on July 27, 2000 or would have been convertible, at the holder's option, into securities of the Company. In July 2000, the $1,000 loan made to the Company in June 2000 was converted to Series C Convertible Preferred Stock and the Company received an additional $1,000 in cash proceeds in exchange for the issuance by the Company of an aggregate of 2,010 shares of Series C Convertible Preferred Stock and 355,556 three-year warrants exercisable into common stock at $2.25 per share.

     D.   Equipment Lease

          In March 2000, the Company entered into a finance lease agreement with Microtech Leasing Corp., a Princeton, New Jersey company for the lease of up to $250 of computer equipment to the Company. The credit facility provides the Company with the ability to obtain certain computer equipment financed by the lease which is secured by such equipment. The Company also agreed to provide Microtech with a UCC financing statement covering the equipment leased pursuant to the agreement. The lease cannot be canceled by the Company during the term of the lease of the equipment which term is set forth on a lease schedule.

          In June 2000, the Company entered into a finance lease agreement with Syscap Computer Rentals PLC, a U.K. entity to obtain certain equipment required by the Company in the U.K. The Company entered into a 24 month lease for approximately $420 worth of computer and Internet equipment and can acquire such equipment in consideration for an additional monthly payment. The lease is secured by the equipment.

                   VIRTUAL COMMUNITIES, INC. AND SUBSIDIARIES

                (U.S. Dollars in thousands except per share data)

Note 12 - SUBSEQUENT EVENTS (Cont.)

     E.   Lease of Additional Facilities by VCIL

          In January and March 2000, VCIL exercised options for additional space in the Jerusalem Technology Park, Israel, which serves primarily as the Company's software development, programming and communities design center. Total leasehold costs for the new space will equal to approximately $165 per year.

     F.   Increase in the Number of Authorized ISOP Shares.

          In March 2000, the Board of Directors approved the increase in the authorized number of shares under the HDG 1999 Stock Option Plan by 500,000 for a total of 1,500,000 shares. In June 2000 the shareholders of the Company ratified an increase of 1,000,000 more authorized shares under the plan for a total of 2,000,000 shares, including the 500,000 approved by the Directors in March 2000.

                   VIRTUAL COMMUNITIES, INC. and SUBSIDIARIES

                         CONDENSED INTERIM CONSOLIDATED
                              FINANCIAL STATEMENTS
                               as of June 30, 2000
                               -------------------
                                (In U.S. dollars)
                                   (Unaudited)


                                    Contents
                                    --------

                                                                                Page
                                                                               -------
CONSOLIDATED FINANCIAL STATEMENTS

   Consolidated Balance Sheet as of June 30, 2000                               F-27

   Consolidated Statements of Operations for the three and                      F-28
   six months ended June 30, 2000 and 1999

   Consolidated Statements of Shareholders' Deficiency for
   The six months ended June 30, 2000.                                          F-29

   Consolidated Statements of Cash Flows for the six                            F-30
   Months ended June 30, 2000 and 1999

   Notes to the Consolidated Financial Statements                             F-31 - F-36


                   VIRTUAL COMMUNITIES, INC. and SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                (U.S. Dollars in thousands except per share data)


                                                                         June 30
                                                                           2000
                                                                        -----------
                                                                        (Unaudited)
                                                                        -----------
ASSETS

Current Assets

 Cash and cash equivalents                                               $   365
 Trade receivables, net of allowance for doubtful debts of $28               237

 Other receivables                                                           143
 Assets of discontinued operations                                           422
                                                                         -------
    Total current assets                                                   1,167

Property and Equipment, net of depreciation and amortization of $ 578      1,981

Severance Pay Deposits                                                       138

Other assets                                                               1,179

                                                                         -------
    Total assets                                                         $ 4,465
                                                                         =======

LIABILITIES AND SHAREHOLDERS' DEFICIENCY
Current Liabilities

 Short-term bank borrowings and current maturities of long-term loan     $   664
 Shareholders' loans                                                          24
 Payables and accrued expenses                                             3,325
                                                                         -------
    Total current liabilities                                              4,013
                                                                         -------
Long-Term Liabilities

 Convertible Loan                                                          1,000
 Long-term loan                                                              339
 Accrued severance pay                                                       471
                                                                         -------
    Total long-term liabilities                                            1,810
                                                                         -------
   Total liabilities                                                       5,823
                                                                         -------
Minority Interest                                                            143
                                                                         -------
Shareholders' Deficiency
Share capital

 Shares of $0.0001 par value
  Preferred stock of $0.01 par value
   Authorized - 5,000,000 shares; none issued and outstanding
  Common stock of $0.01 par value
   Authorized - 45,000,000 shares; issued and outstanding -
   17,122,506 shares                                                         169
Additional paid-in capital                                                13,903
Accumulated deficit                                                      (15,423)
                                                                         -------
                                                                          (1,351)

Treasury stock 149,900 shares at cost                                       (150)
                                                                         -------
    Total shareholders' deficiency                                        (1,501)
                                                                         -------
    Total liabilities and shareholders' deficiency                       $ 4,465
                                                                         =======

 The accompanying notes form an integral part of the financial statements.

                   VIRTUAL COMMUNITIES, INC. and SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
          (U.S. Dollars in thousands except share and per share data)


                                               For the three                For the six
                                               months ended                 months ended
                                                 June 30                       June 30
                                          ---------------------         -------------------
                                          2000             1999         2000           1999
                                          ----             ----         ----           ----
                                               (Unaudited)                  (Unaudited)
                                          ---------------------         -------------------

REVENUES                                $        321   $       --     $        627   $   --
                                        ---------------------------------------------------
COST AND EXPENSES

  Cost of revenues                               748           --            1,316       --

  Research and development                       392           --              665       --

  Selling and marketing expenses                 475           --              727       --

  General and administrative expenses          1,013            532          1,800      891

  Expenses of merger                              --            241           --        241
                                         ------------   ------------   ------------   ------
       Total operating costs and
         expenses                              2,628            773          4,508    1,132
                                         ------------   ------------   ------------   ------

       Operating loss                         (2,307)          (773)        (3,881) (1,132)

Financing expenses, net                          (63)           (12)           (84)    (58)

Minority interest in loss of subsidiary            63           --              119      --
                                         ------------   ------------   ------------   ------
       Loss from continuing operations        (2,307)          (785)        (3,846) (1,190)

Discontinued operations                       (1,590)          (382)        (2,721)   (649)
                                         ------------   ------------   ------------   ------

       Net loss                          $     (3,897)  $     (1,167)  $    (6,567) $(1,839)
                                         ============   ============   ============ ========

NET LOSS PER SHARE, BASIC
  AND DILUTED:
    Continuing operations                $      (0.14)  $      (0.08)  $      (0.24) $(0.12)
    Discontinued operations              $      (0.09)  $      (0.04)  $      (0.17) $(0.07)
                                         ------------   ------------   ------------  -------
       Net loss per share                $      (0.23)  $      (0.12)  $      (0.41) $(0.19)
                                         ============   ============   ============  =======
WEIGHTED AVERAGE NUMBER
  OF COMMON SHARES
  OUTSTANDING, BASIC AND
  DILUTED                                 16,821,625      9,827,556     16,006,451 9,801,887
                                         ============   ============   =========== =========


 The accompanying notes form an integral part of the financial statements.

                   VIRTUAL COMMUNITIES, INC. and SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF CHANGES
                           IN SHAREHOLDERS' DEFICIENCY
                  (U.S. Dollars in thousands except share data)
                                   (Unaudited)


                             Common stock      Additional
                             ------------       paid-in      Accumulated   Treasury
                           Shares     Amount    capital        deficit       stock     Total
                           ------     ------   ----------    -----------   --------    -----
Balance as of
  January 1, 2000        14,630,224     $146     $ 8,336      $ (8,856)      $(150)   $(524)

Common stock issued       1,499,664       14       5,120            --          --     5,134

Common stock issued
  Upon exercise of
  Warrants and options      557,883        6         300            --          --       306

Common stock issued
  Upon conversion of
  Loans                     297,672        3         147            --          --       150

Net loss                        --        --          --        (6,567)         --   (6,567)
                         ----------     ----     -------      --------       -----   -------

                         16,985,443     $169     $13,903      $(15,423)      $(150) $(1,501)
                         ==========     ====     =======      ========       =====   =======

 The accompanying notes form an integral part of the financial statements.

                                     - F-29

                   VIRTUAL COMMUNITIES, INC. and SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (U.S. Dollars in thousands)

                                                               For the six months ended
                                                                        June 30
                                                               -------------------------
                                                                    2000         1999
                                                                    ----         ----
                                                                      (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                        $(6,567)     $(1,839)
  Adjustments to reconcile net loss to net cash used in
    operating activities (see below)                                1,686          361
                                                                  -------      -------
     Net cash used in operating activities                         (4,881)      (1,478)
                                                                  -------      -------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of fixed assets                                         (1,279)        (281)
  Investment in other assets                                         (511)        --
  Investment in subsidiary                                             23         --
                                                                  -------      -------
     Net cash used in investing activities                        (1,767)        (281)
                                                                  -------      -------

CASH FLOWS FROM FINANCING ACTIVITIES
  Short-term bank borrowing, net                                      (68)         (42)
  Receipt of shareholders' loans                                     --            150
  Repayment of shareholders' loans                                   --           (200)
  Receipt of long-term loan                                           172         --
  Receipt (repayment) of convertible loans                          1,000          (75)
  Issuance of common stock                                          5,440          148
  Issuance of preferred stock, Series A and B                        --          1,572
                                                                  -------      -------
      Net cash provided by financing activities                     6,544        1,553
                                                                  -------      -------

DECREASE IN CASH AND CASH EQUIVALENTS                                (104)        (206)
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF PERIOD                                                 469          574
                                                                  -------      -------
CASH AND CASH EQUIVALENTS AT
  END OF PERIOD                                                   $   365      $   368
                                                                  =======      =======


ADJUSTMENT TO RECONCILE NET LOSS TO NET
  CASH USED IN OPERATING ACTIVITIES:
    Items not involving operating cash flows:

      Depreciation                                                $   401      $    64
      Accrued severance pay, net                                       41            3
      Minority interest in loss of subsidiary                        (119)        --
    Changes in operating assets and liabilities
      Increase in receivables                                        (280)        (156)
      Decrease in other receivables                                  ( 26)        --
      Increase in payable and accrued expenses                      1,669          450
                                                                  -------      -------
                                                                  $ 1,686      $   361
                                                                  =======      =======
PURCHASE OF SUBSIDIARY
  Fair value of assets acquired                                   $  (318)     $  --
  Liabilities assumed and minority interest                           341         --
                                                                  -------      -------
                                                                  $    23      $  --
NONCASH TRANSACTIONS
  Issuance of preferred stock, Series A upon conversion of loans  $  --        $   500
                                                                  =======      =======
  Investment in other assets on credit                            $   113      $  --
                                                                  =======      =======
  Issuance of common stock upon conversion of loans               $   150      $  --
                                                                  =======      =======

 The accompanying notes form an integral part of the financial statements

                   VIRTUAL COMMUNITIES, INC. and SUBSIDIARIES

                   NOTES TO THE CONDENSED INTERIM CONSOLIDATED
                              FINANCIAL STATEMENTS
                           (U.S. dollars in thousands)
                                   (Unaudited)


Note 1   -    BASIS OF PRESENTATION

              The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles relating to the provision of interim financial information. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Operating results for the three and the six month period ended June 30, 2000, are not necessarily indicative of the results that may be expected for the year ending December 31, 2000. For further information, refer to the financial statements and notes for the year ended December 31, 1999.

Note 2   -    ACQUISITION OF CORTEXT LTD.

              In February 2000, VCI entered into a Share Purchase Agreement ("SPA") with Cortext Ltd. ("Cortext"), a corporation registered under the laws of the State of Israel, and the principal shareholders of Cortext, to acquire approximately 60% interest in the equity of Cortext. Cortext is engaged in the development and licensing of content management software for web developers.

              Simultaneously with execution of the SPA, VCI and Cortext entered into an Assignment Agreement with Planet Communications Ltd. ("Planet"), an Israel-based unaffiliated third party holder of 50% of the rights in Cortext's Magazine Software whereby Planet agreed to irrevocably assign all of its rights, title and interest in the Magazine Software to Cortext in consideration of approximately $425.

              The transaction was accounted for as a purchase. The purchase method of accounting allocates the aggregate purchase price to the assets acquired and liabilities assumed based upon their respective fair values. The excess of the purchase price over the fair value of assets and liabilities acquired of approximately $423 was allocated to intellectual property, of which the unamortized portion of $386 is included in other assets.

                  VIRTUAL COMMUNITIES, INC. and SUBSIDIARIES

                  NOTES TO THE CONDENSED INTERIM CONSOLIDATED
                         FINANCIAL STATEMENTS (Cont.)
                          (U.S. dollars in thousands)
                                  (Unaudited)


Note 2   -    ACQUISITION OF CORTEXT LTD. (Cont.)

              Subsequent to balance sheet date, the Company entered into a Share Transfer Agreement with the principal shareholders of Cortext Ltd. Pursuant to the Share Transfer Agreement, the Company will acquire 20% of Cortext's outstanding equity from Cortext's principal shareholders in stages over a five-month period ending December 2000 in consideration for an aggregate $900.

Note 3   -    CONVERTIBLE LOAN

              In June 2000, the Company borrowed $1,000 from an institutional investor in the IFSC financing. The loan was evidenced by a note made by the Company to the lender at the rate of 12% per annum. The loan and interest thereon were due on July 27, 2000 or could be converted, at the holder's option, into securities of the Company. The loan was converted into 1,010 shares of Series C Preferred Stock of the Company in July 2000.

Note 4   -    COMMITMENTS

         A. In March 2000, the Company entered into a finance lease agreement with Microtech Leasing Corp., a Princeton, New Jersey company for the lease of up to $250 of computer equipment to the Company. The credit facility provides the Company with the ability to obtain certain computer equipment financed by the lease that is secured by such equipment. The Company also agreed to provide Microtech with a UCC financing statement covering the equipment leased pursuant to the agreement. The lease cannot be canceled by the Company during the term of the lease of the equipment which term is set forth on a lease schedule.

                  In June 2000, the Company entered into a finance lease agreement with Syscap Computer Rentals PLC, a U.K. entity to obtain certain equipment required by the Company in the U.K. The Company entered into a 24 month lease for approximately $420 of computer and Internet equipment and can acquire such equipment in consideration for an additional monthly payment. The lease is secured by the equipment.

                   VIRTUAL COMMUNITIES, INC. and SUBSIDIARIES

                   NOTES TO THE CONDENSED INTERIM CONSOLIDATED
                          FINANCIAL STATEMENTS (Cont.)
                           (U.S. dollars in thousands)
                                   (Unaudited)



Note 4 - COMMITMENTS (Cont.)

         B. In January and March 2000, the Company's Israel subsidiary, Virtual Communities Israel Ltd. ("VCIL") exercised options for additional space in the Jerusalem Technology Park, Israel, which serves primarily as the Company's software development, programming and communities design center. Total leasehold costs for the new space are approximately $165 per year.

Note 5 - SHARE CAPITAL

         A. During the first quarter of 2000, the Company issued 981,864 shares of common stock at prices per share ranging from $2.11 to $3.42 to 12 individuals and entities, including three existing non-U.S. shareholders of the Company, for aggregate gross proceeds of $2,524. In connection with the issuance of 468,098 of such shares to three existing shareholders of the Company, the Company issued three-year warrants to acquire a total of 46,808 shares of common stock at exercise prices ranging from $2.11 to $2.75. The Company paid consultant and finders fees related to this financing in the form of three-year warrants exercisable into 108,762 shares of common stock at exercise prices ranging between $2.11 and $3.42 per share.

         B. During the period, warrants exercisable into 442,446 shares of common stock were converted.

         C. In April 2000, the Company sold 517,800 of its shares at $5.80 per share to four institutional investors in a private placement arranged by Josephthal & Company and Intercoastal Financial Services Corp. ("Intercoastal") for an aggregate gross proceeds of approximately $3,000 (the "IFSC Financing"). In connection with the private placement, the Company issued
                  a) 500,000 four-month warrants to the purchasers of the shares exercisable at $14.875 per share, b) 129,450 three-year warrants to such purchasers exercisable at $7.4375 per share
                  c) 36,246 warrants exercisable for three years at $5.80 per share to Josephthal & Company and d) 2,000,000 one year callable warrants exercisable at a price ranging from $18.00 to $27.00 per share which were cancelled in July 2000.

         D. During the period, a short-term loan in the amount of $150 was converted into 297,672 shares of common stock.

                   VIRTUAL COMMUNITIES, INC. and SUBSIDIARIES

                   NOTES TO THE CONDENSED INTERIM CONSOLIDATED
                          FINANCIAL STATEMENTS (Cont.)
                           (U.S. dollars in thousands)
                                   (Unaudited)



Note 5 - SHARE CAPITAL (Cont.)

         E. During the period, 821,500 stock options were granted under VCI Stock Option Plans, 115,437 options were exercised into shares of common stock and 193,600 options were forfeited.

         F.       Increase in the Number of Authorized ISOP Shares.

                  In March 2000, the Board of Directors approved the increase in the authorized number of shares under the HDG 1999 Stock Option Plan by 500,000 for a total of 1,500,000 shares. In June 2000 the shareholders of the Company ratified an increase of 1,000,000 authorized shares under the plan for a total of 2,000,000 shares, including the 500,000 approved by the Directors in March 2000.

Note 6 - SUBSEQUENT EVENTS

         A. In July 2000, the $1,000 loan made to the Company in June 2000 was converted to Series C convertible preferred stock and the Company received an additional $1,000 in cash proceeds in exchange for the issuance by the Company of an aggregate of 2,010 shares of Series C Convertible Preferred Stock and 355,556 three-year warrants exercisable into common stock at $2.25 per share.

                   VIRTUAL COMMUNITIES, INC. and SUBSIDIARIES

                   NOTES TO THE CONDENSED INTERIM CONSOLIDATED
                          FINANCIAL STATEMENTS (Cont.)
                           (U.S. dollars in thousands)
                                   (Unaudited)



Note 6 - SUBSEQUENT EVENTS (Cont.)

         B. In July 2000, the Company implemented a restructuring of its business activities to focus primarily on developing and marketing software for Web development and site management. In line with this new strategy, the Company announced its intention to sell its portfolio of online communities. The Company is currently seeking to enter into a transaction that would transfer partial or complete ownership of its online communities. It has also restructured its Internet technologies division to focus on further development of Cortext software. As a result of this restructuring, the Company reduced its editorial staff located in the Company's New York and Jerusalem offices by approximately 50%. The Company also terminated most of its marketing agreements related to the communities and eliminated several technical, marketing and administrative staff positions that supported the communities and other operations in New York and Israel and shifted certain technical and administrative functions to its Israeli subsidiary to achieve efficiencies.

                  Accordingly, the online communities division has been accounted for as a discontinued operation. The accompanying financial statements have been restated to separately report the assets and operating results of these discontinued operations. The loss from discontinued operations includes estimated termination costs of approximately $365.

                  In connection with the restructuring and the discontinuation of the online communities division, the Company established a VCIX 2000 Corporate Reorganization Severance Plan (the "Severance Plan"), effective as of July 24, 2000. The Plan was established to offer eligible employees of the Company who suffer an involuntary termination of employment as a result of the restructuring, the option to elect to receive severance pay and additional benefits. The Plan is intended to constitute an "employee welfare benefit plan" under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended.

                   VIRTUAL COMMUNITIES, INC. and SUBSIDIARIES

                   NOTES TO THE CONDENSED INTERIM CONSOLIDATED
                          FINANCIAL STATEMENTS (Cont.)
                           (U.S. dollars in thousands)
                                   (Unaudited)



Note 6 - SUBSEQUENT EVENTS (Cont.)

         B.       (Cont.)

                  In addition, the Company enacted a Retention Plan to retain members of the editorial staff of the communities for the purpose of ensuring that the communities continue to be operated in an effective manner until such time as the Company sells them or until operations are terminated. Employees who receive the bonus are not eligible to receive severance payments under the Severance Plan.

                  As a result of the restructuring and the discontinuation of the online communities division, the Company will operate under one business segment.

                                     Part II

Item 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Restated Certificate of Incorporation and By-Laws of the Registrant provide that the Registrant shall indemnify any person to the full extent permitted by the Delaware General Corporation Law (the "DGCL"). Section 145 of the DGCL, relating to indemnification, is hereby incorporated herein by reference.

     In accordance with Section 102(a)(7) of the DGCL, the Certificate of Incorporation of the Registrant eliminates the personal liability of directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in
Section 102(a)(7).

Item 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     All expenses other than the Commission's filing fees are estimated.

                                                           Amount
                                                          -------
   SEC Registration Fee ........................          $ 5,327
   Printing Fees and Expenses ..................           15,000
   Accounting Fees and Expenses ................            5,000
   Legal Fees and Expenses .....................           35,000
   Miscellaneous Expenses ......................            5,000
                                                          -------
    Total .....................................           $65,327
                                                          -------

Item 26. RECENT SALES OF UNREGISTERED SECURITIES.

     In December 1996, the company issued 20 units, each unit consisting of a note in the principal amount of $50,000 bearing interest at 10% per annum and warrants to purchase 25,000 shares of common stock at an exercise price of $3.00 per share to accredited investors for an aggregate purchase price of $1,000,000.

     The units were issued pursuant to an exemption from registration provided by Regulation D promulgated under Section 4(2) of the Securities Act. D.H. Blair Investment Banking Corp. acted as the Registrant's placement agent in connection with this private placement. In connection therewith, the registrant paid sales commissions in the aggregate amount of $100,000 and a non- accountable expense allowance in the aggregate amount of $30,000.

     In October 1999, the Company issued a three year warrant exercisable into 160,206 shares of Common Stock at an exercise price of $2.10 per share to Jesup & Lamont Capital Markets, Inc. as partial consideration for services rendered by it to the Company in connection with the Company's merger with HDG.

     On December 14, 1999, the Company received a total of $985,400 for the private placement sale to accredited investors of 400,000 shares of restricted common stock and a three-year warrant, exercisable for 40,000 shares of common stock at a purchase price of $2.46 per share. The Company made the private placement offering under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). The terms of the offering provided for issuance of the restricted common stock at a purchase price equal to 35% below the market valuation of the Company's publicly traded common stock and the issuance of a warrant exercisable for the purchase of one share of common stock for each ten shares purchased. The warrants become exercisable six months after the date of issuance. The restricted shares of common stock and the shares of common stock to be issued upon exercise of the warrant may be offered for public resale only if registered under the Securities Act of 1933 or an exemption therefrom. The Company has agreed to provide the purchasers with certain registration rights with respect to the restricted common stock and the common stock underlying the warrants. Such registration rights commence six months from the date of purchase and if the registration is declared effective by the Securities and Exchange Commission, public resale of such securities shall be permitted. The Company paid approximately $50,000 and issued warrants exercisable for 120,000 shares of common stock on the same terms and conditions as the warrants issued in the private placement as financial advisory consultant fees related to the closing of the first tranche of the private placement offering. The Company expects to continue the private placement offering to accredited investors in subsequent tranches through the first quarter of 2000, up to an aggregate amount of $5 million, on terms substantially similar to the first tranche. The terms and conditions of the private placement offering were duly authorized by the Company's Board of Directors as being reasonable and in the best interests of the Company, with particular regard to the Company's need for operating capital and the limited availability of other reasonable financing alternatives.

     The purchasers of the first tranche of the private placement described above were Paul and Hannah Lindenblatt, the sister and brother-in-law of Avi Moskowitz, the Company's chairman of the Board, President and Chief Executive Officer. The purchasers are not involved in the management or control of the Company nor are they otherwise affiliated with the Company or its management, and their respective holdings of common stock after such purchase represent in the aggregate less than 5% of outstanding shares of the Company's common stock. The sale of the first tranche of the private placement to the purchasers was made without regard to any familial relationship, at arms length, on the same terms and conditions of the private placement offering to other accredited investors.

     In December 1999, the Company agreed to issue a three year warrant exercisable into 120,000 shares to Venture Capital USA, Inc. ("VCUSA") in connection with certain financial consulting services provided to the Company at an exercise price of $2.46 per share.

     In January 2000, the Company issued a three-year warrant exercisable into 85,884 shares to VCUSA in connection with certain financial consulting services provided to The Company at an exercise price of $2.11 per share.

     In January 2000, the Company issued a three year warrant exercisable into 28,628 shares of Common Stock at an exercise price of $2.11 per share to Business Systems Consultants, Ltd. ("BSC"), pursuant to a private placement sale of 286,280 shares to BSC, for a purchase price of $604,050.80.

     In February 2000, the Company issued a three year warrant exercisable into 90,909 shares of Common Stock at an exercise price of $2.75 per share to Rachel

Charitable Trust, pursuant to a private placement sale of 90,909 shares, for a purchase price of $250,000.

     In February 2000, the Company issued a three year warrant exercisable into 90,909 shares of Common Stock at an exercise price of $2.75 per share to Musgrave Ltd., pursuant to a private placement sale of 90,909 shares, for a purchase price of $250,000.

     In February 2000 the Company issued an aggregate of 449,438 shares at $2.67 per share pursuant to a private placement to six individuals and entities for gross proceeds of $1,200,000. In connection therewith, the Company issued warrants exercisable into 19,663 shares at $2.67 per share to three individuals.

     In February 2000 the Company issued an aggregate of 64,327 shares to three individuals at $3.42 per share for total proceeds of $220,000. In connection therewith, the Company issued three year warrants exercisable into 3,216 shares at $3.42 per share exercisable to one party.

     In April 2000, the Company issued to Intercoastal Financial Services Corp. ("IFSC"): 2,000,000 callable warrants exercisable for three years at an exercise price of $18.00 increasing to up to $29.00 per share depending upon the date of exercise in consideration for IFSC's arranging the Company's sale of a total of
(1) 517,870 shares of common stock to four institutional investors for an aggregate purchase price of $3,000,000; (2) 500,000 four-month warrants exercisable by such investors at $14.875 per share and (3) 129,450 three-year warrants exercisable at $7.4375 per share. In connection therewith, the Company also issued 36,246 warrants exercisable at $5.80 per share to Josephthal & Company. In July 2000, the Company cancelled the 2,000,000 warrants issued as part of the IFSC Financing. In July 2000, the $1,000,000 loan made to the Company in June 2000 was converted to preferred stock and the Company received $1,000,000 in cash proceeds in exchange for the issuance by the Company of an aggregate of 2,010 shares of Series C Convertible Preferred Stock and 355,556 three-year warrants exercisable into common stock at $2.25 per share.

Item 27. EXHIBITS.

     (a) The following is a list of Exhibits filed herewith as a part of this Registration Statement:

Exhibit No.  Description of document
-----------  -----------------------

2(1) Agreement and Plan of Merger between Heuristic Development Group and Virtual Communities dated June 2, 1999, as filed with the Commission as
      Exhibit 2.1 to Heuristic Development Group's Form 10-Q for the quarter ended on June 30, 1999, is incorporated by reference.

2(2)  Amendment to Agreement and Plan of Merger between Heuristic
      Development Group and Virtual Communities, dated September 8, 1999, as filed with the Commission as Annex L to Heuristic Development Group's Registration Statement on Form S-4 Amendment No. 1 (File No. 333-87373), is incorporated by reference.

2(3) Amendment No. 2 to Agreement and Plan of Merger between Heuristic Development Group and Virtual Communities, dated October 29, 1999, as filed with the Commission as Exhibit 2(3) to Virtual Communities, Inc.'s Registration Statement on Form SB-2 Amendment No. 1 filed on January 4, 2000, is incorporated by reference.

3(1) Certificate of Incorporation of Heuristic Development Group, as amended, as filed with the Commission as Exhibit XI to Appendix A to Heuristic Development Group's Registration Statement on Form S- 4 Amendment No. 1 filed on September 30, 1999 (File No. 333- 87373), is incorporated by reference.


3(2) Bylaws of Heuristic Development Group, as amended, as filed with the Commission as Exhibit XII to Appendix A to Heuristic Development Group's Registration Statement on Form S-4 Amendment No. 1 filed on September 30, 1999 (File No. 333-87373), is incorporated by reference.

5(1)     Opinion of Wuersch & Gering, LLP, as filed with the Commission as
         Exhibit 5.1 to Virtual Communities, Inc.'s Registration Statement on Form SB-2 filed on May 5, 2000, is incorporated by reference.

10(1) Software License and Support Agreement between iMediation Inc. and Virtual Communities, dated December 30, 1999, as filed with the Commission as Exhibit 10(1) to Virtual Communities, Inc.'s Registration Statement on Form SB-2 Amendment No. 1 filed on January 4, 2000, is incorporated by reference.

10(2)(a) Partner Agreement between Intershop Communications, Inc. and Virtual
         Communities, dated September 30, 1999, as filed with the Commission as
         Exhibit 10(2)(a) to Virtual Communities, Inc.'s Registration Statement on Form SB-2 Amendment No. 1 filed on January 4, 2000, is incorporated by reference.

10(2)(b) Professional Services Agreement between Intershop Communications, Inc.
         and Virtual Communities, dated September 30, 1999, as filed with the Commission as Exhibit 10(2)(b) to Virtual Communities, Inc.'s Registration Statement on Form SB-2 Amendment No. 1 filed on January 4, 2000, is incorporated by reference.

10(3) Agreement between Jewish Telegraphic Agency, Inc. and Virtual Jerusalem, dated September, 1996, filed with the Commission as Exhibit 10(1) to Heuristic Development Group's Registration Statement on Form S-4 on September 17, 1999 (File No. 333-87373), is incorporated by reference.

10(4) Letter Agreement between Continental Airlines, Inc. and Virtual Communities, Inc. dated May 18, 1999, as filed with the Commission as Exhibit (10)2 to Heuristic Development Group's Registration Statement on Form S-4 on September 17, 1999 (File No. 333-87373), is incorporated by reference.

10(5) Agreement between Jewish Television Network and Virtual Jerusalem, Ltd. dated March 23, 1997, as filed with the Commission as Exhibit 10(3) to Heuristic Development Group's Registration Statement on Form S-4 on September 17, 1999 (File No. 333-87373), is incorporated by reference.

10(6) Agreement between Matthew Album and Virtual Communities, Inc., dated March 2, 1998, as filed with the Commission as Exhibit 10(4) to Heuristic Development Group's Registration Statement on Form S- 4 on September 17, 1999 (File No. 333-87373), is incorporated by reference.

10(7)    Agreement between Haaretz Daily Newspaper Ltd. and Virtual

         Communities, Inc., dated July 15, 1998, as filed with the Commission as
         Exhibit 10(5) to Heuristic Development Group's Registration Statement on Form S-4 on September 17, 1999 (File No. 333-87373), is incorporated by reference.

10(8) Netgravity Adserver License Agreement between Netgravity, Inc. and Virtual Communities dated June 30, 1999, as filed with the Commission as Exhibit 10(6) to Heuristic Development Group's Registration Statement on Form S-4 on September 17, 1999 (File No. 333-87373), is incorporated by reference.

10(9) Software License Agreement between Cortext Ltd. and Planet Communications Ltd., on the one hand, and Virtual Communities, Inc., on the other hand, dated July 16, 1999, as filed with the Commission as
         Exhibit 10(7) to Heuristic Development Group's Registration Statement on Form S-4 on September 17, 1999 (File No. 333-87373), is incorporated by reference.

10(10) Web Design and Development Agreement between VCI Community Solutions, Inc. and Tromaville.com, Inc., dated August 6, 1999, as filed with the Commission as Exhibit 10(8) to Heuristic Development Group's Registration Statement on Form S-4 on September 17, 1999 (File No. 333-87373), is incorporated by reference.

10(11) Frontier Global Center, Inc. Master Service Agreement between Frontier GlobalCenter, Inc. and Virtual Communities dated March 15, 1998, as filed with the Commission as Exhibit 10(9) to Heuristic Development Group's Registration Statement on Form S-4 on September 17, 1999 (File No. 333-87373), is incorporated by reference.

10(12) Financial Services Agreement between Virtual Communities, Inc. and Virtual Communities Israel, Ltd. dated September 1, 1999, as filed with the Commission as Exhibit 10(10) to Heuristic Development Group's Registration Statement on Form S-4 on September 17, 1999 (File No. 333-87373), is incorporated by reference.

10(13) Cost Plus Agreement between Virtual Communities, Inc. and Virtual Communities Israel, Ltd. dated September 1, 1999, as filed with the Commission as Exhibit 10(11) to Heuristic Development Group's Registration Statement on Form S-4 on September 17, 1999 (File No. 333-87373), is incorporated by reference.

10(14) Lease Agreement between Allied Investments Ltd., as Lessor, and Virtual Jerusalem, as Lessee, dated December 29, 1998, as filed with the Commission as Exhibit 10(12) to Heuristic Development Group's Registration Statement on Form S-4 on September 17, 1999 (File No. 333-87373), is incorporated by reference.

10(15) Letter Guarantee to Allied Investments from Israel General Bank Ltd.. dated December 23, 1998, as filed with the Commission as Exhibit 10(13) to Heuristic Development Group's Registration Statement on Form S-4 on September 17, 1999 (File No. 333-87373), is incorporated by reference.

10(16) Lease Agreement between J.T.P. The Jerusalem Technology Park Ltd., as Lessor, and Virtual Communities Israel, Ltd., as Lessee, dated May 19, 1999, as filed with the Commission as Exhibit 10(14) to

         Heuristic Development Group's Registration Statement on Form S-4 on September 17, 1999 (File No. 333-87373), is incorporated by reference.

10(17) Letter Guarantee to J.T.P. The Jerusalem Technology Park Ltd. from Israel General Bank Ltd.. dated August 16, 1999, as filed with the Commission as Exhibit 10(15) to Heuristic Development Group's Registration Statement on Form S-4 on September 17, 1999 (File No. 333-87373), is incorporated by reference.

10(18) Lease Agreement between Eighth Avenue Loft Associates and Virtual Communities, Inc. dated June 14, 1999, as filed with the Commission as
         Exhibit 10(16) to Heuristic Development Group's Registration Statement on Form S-4 on September 17, 1999 (File No. 333-87373), is incorporated by reference.

10(19) Employment Agreement between Deborah Gaines and Virtual Communities, dated October 25, 1999, as filed with the Commission as Exhibit 10(19) to Virtual Communities, Inc.'s Registration Statement on Form SB-2 Amendment No. 1 filed on January 4, 2000, is incorporated by reference.

10(20) Employment Agreement between Avi Moskowitz and Virtual Communities, Inc. dated June 1, 1999, as filed with the Commission as Exhibit 10(17) to Heuristic Development Group's Registration Statement on Form S-4 on September 17, 1999 (File No. 333-87373), is incorporated by reference.

10(21) Employment Agreement between Michael Harwayne and Virtual Communities, Inc. dated February, 1999, as filed with the Commission as Exhibit 10(18) to Heuristic Development Group's Registration Statement on Form S-4 on September 17, 1999 (File No. 333-87373), is incorporated by reference.

10(22) Employment Agreement between Mark McCourt and Virtual Communities, Inc. dated February, 1999, as filed with the Commission as Exhibit 10(19) to Heuristic Development Group's Registration Statement on Form S-4 on September 17, 1999 (File No. 333-87373), is incorporated by reference.

10(23) Warrant to Purchase Shares of Common Stock of Virtual Communities, Inc. No. W-15, between Virtual Communities and Avi Moskowitz dated December 31, 1998, as filed with the Commission as Exhibit 10(20) to Heuristic Development Group's Registration Statement on Form S- 4 on September 17, 1999 (File No. 333-87373), is incorporated by reference.

10(24) Warrant to Purchase Shares of Common Stock of Virtual Communities, Inc. No. W-17, between Virtual Communities and Avi Moskowitz dated June, 1998, as filed with the Commission as Exhibit 10(21) to Heuristic Development Group's Registration Statement on Form S-4 on September 17, 1999 (File No. 333-87373), is incorporated by reference.

10(25) Warrants to Purchase Shares of Common Stock of Virtual Communities, Inc. Nos. W-14, W-25 and W-26 between Virtual Communities and David Morris dated June, 1998, as filed with the Commission as Exhibit

         10(22) to Heuristic Development Group's Registration Statement on Form S-4 on September 17, 1999 (File No. 333-87373), is incorporated by reference.

10(26) 1997 Stock Option Plan of Virtual Communities, as filed with the Commission as Exhibit 10(23) to Heuristic Development Group's Registration Statement on Form S-4 on September 17, 1999 (File No. 333-87373), is incorporated by reference.

10(27) 1998 Stock Option Plan of Virtual Communities, as filed with the Commission as Exhibit 10(24) to Heuristic Development Group's Registration Statement on Form S-4 on September 17, 1999 (File No. 333-87373), is incorporated by reference.

10(28) 1999 Stock Option Plan of Virtual Communities, as filed with the Commission as Exhibit 10(25) to Heuristic Development Group's Registration Statement on Form S-4 on September 17, 1999 (File No. 333-87373), is incorporated by reference.

10(29) 1996 Stock Option Plan of Heuristic Development Group, as filed with the Commission as Exhibit 10.1 to Heuristic Development Group's Registration Statement on Form SB-2 filed on December 11, 1996 (File No. 333-17635), is incorporated by reference.

10(30) Escrow Agreement among Heuristic Development Group, American Stock Transfer & Trust Company, and shareholders of Heuristic Development Group, as filed with the Commission as Exhibit 10.2 to Heuristic Development Group's Registration Statement on Form SB-2 filed on December 11, 1996 (File No. 333-17635), is incorporated by reference.

10(31)   Form of Indemnification Agreement, as filed with the Commission as
         Exhibit 10.3 to Heuristic Development Group's Registration Statement on Form SB-2 filed on December 11, 1996 (File No. 333- 17635), is incorporated by reference.

10(32) Assignment dated August 22, 1994 between Nautilus Group Japan, Ltd. and Heuristic Development Group, as filed with the Commission as Exhibit
         10.4 to Heuristic Development Group's Registration Statement on Form SB-2 filed on December 11, 1996 (File No. 333- 17635), is incorporated by reference.

10(33) Exclusive Distribution License Agreement dated June 1995 between Nautilus Group Japan, Ltd. and Heuristic Development Group, as filed with the Commission as Exhibit 10.5 to Heuristic Development Group's Registration Statement on Form SB-2 filed on December 11, 1996 (File No. 333-17635), is incorporated by reference.

10(34) Letter Agreement dated November 27, 1996 between Nautilus Group Japan, Ltd. and Heuristic Development Group, as filed with the Commission as
         Exhibit 10.6 to Heuristic Development Group's Registration Statement on Form SB-2 filed on December 11, 1996 (File No. 333-17635), is incorporated by reference.

10(35) Office Lease dated August 1, 1996 between Paulistic Productions and Heuristic Development Group, as filed with the Commission as Exhibit
         10.7 to Heuristic Development Group's Registration

         Statement on Form SB-2 filed on December 11, 1996 (File No. 333-17635), is incorporated by reference.

10(36) Retainer Agreement dated August 16, 1994 between TransPac Software and Heuristic Development Group, as filed with the Commission as Exhibit
         10.8 to Heuristic Development Group's Registration Statement on Form SB-2 filed on December 11, 1996 (File No. 333-17635), is incorporated by reference.

10(37) Employment Agreement dated as of December 1, 1996 between Heuristic Development and Steven R. Gumins, as filed with the Commission as
         Exhibit 10.9 to Heuristic Development Group's Registration Statement on Form SB-2 filed on December 11, 1996 (File No. 333-17635), is incorporated by reference.

10(38) Employment Agreement dated as of December 1, 1996 between Heuristic Development Group and Deborah E. Griffin, as filed with the Commission as Exhibit 10.10 to Heuristic Development Group's Registration Statement on Form SB-2 filed on December 11, 1996 (File No. 333-17635), is incorporated by reference.

10(39) Conversion Agreement between Heuristic Development Group and holders of Indebtedness, as filed with the Commission as Exhibits 10.11 and 10.12 to Heuristic Development Group's Registration Statement on Form SB-2 filed on December 11, 1996 (File No. 333- 17635), is incorporated by reference.

10(40) Share Purchase Agreement between Virtual Communities, Inc., Cortext Ltd., and Ran Eilam and Noam Ilan dated February 7, 2000, as filed with the Commission as Exhibit 10(40) to Virtual Communities, Inc.'s Registration Statement on Form SB-2 filed on May 5, 2000, is incorporated by reference.

10(41) Assignment Agreement between Planet Communications Ltd, Cortext Ltd., and Virtual Communities, Inc., dated February 10, 2000, as filed with the Commission as Exhibit 10(41) to Virtual Communities, Inc.'s Registration Statement on Form SB-2 filed on May 5, 2000, is incorporated by reference.

10(42) Representation And Technical Support Agreement between VCI Communities Solutions, Inc and Vanco Consulting Limited, dated February 21, 2000, as filed with the Commission as Exhibit 10(42) to Virtual Communities, Inc.'s Registration Statement on Form SB-2 filed on May 5, 2000, is incorporated by reference.

10(43) Form of Callable Warrant to Purchase Shares of Common Stock of Virtual Communities, Inc., as filed with the Commission as Exhibit 10(43) to Virtual Communities, Inc.'s Registration Statement on Form SB-2 filed on May 5, 2000, is incorporated by reference.

10(44) Form of A Warrant to Purchase Shares of Common Stock of Virtual Communities, Inc., as filed with the Commission as Exhibit 10(44) to Virtual Communities, Inc.'s Registration Statement on Form SB-2 filed on May 5, 2000, is incorporated by reference.

10(45) Registration Rights Agreement between Virtual Communities, Inc. and Intercoastal Financial Services Corp. dated March 31, 2000, as filed with the Commission as Exhibit 10(45) to Virtual Communities, Inc.'s Registration Statement on Form SB-2 filed on May 5, 2000, is incorporated by reference.

10(46) Registration Rights Agreement between VCI and Magellan International, Ltd., Aspen International, Ltd., Acqua Wellington Value Fund Ltd., Cuttyhunk Fund Ltd. dated March 31, 2000, as filed with the Commission as Exhibit 10(46) to Virtual Communities, Inc.'s Registration Statement on Form SB-2 filed on May 5, 2000, is incorporated by reference.

10(47) Common Stock and Warrants Purchase Agreement dated March 31, 2000, between VCI and Magellan International, Ltd., Aspen International, Ltd., Acqua Wellington Value Fund Ltd., and Cuttyhunk Fund Ltd, as filed with the Commission as Exhibit 10(47) to Virtual Communities, Inc.'s Registration Statement on Form SB-2 filed on May 5, 2000, is incorporated by reference.

10(48) Form of B Warrant to Purchase Shares of Common Stock of Virtual Communities, Inc., as filed with the Commission as Exhibit 10(48) to Virtual Communities, Inc.'s Registration Statement on Form SB-2 filed on May 5, 2000, is incorporated by reference.

10(49) Bridge Loan Note by Virtual Communities, Inc. in favor of Aspen International dated June 26, 2000 as filed with the Commission as
         Exhibit 10(49) to Virtual Communities, Inc.'s Form 10Q Quarterly Report filed on August 14, 2000, is incorporated by reference.

10(50) Conversion of Promissory Note Letter by Aspen International, Ltd. dated August 2, 2000 as filed with the Commission as Exhibit 10(50) to Virtual Communities, Inc.'s Form 10Q Quarterly Report filed on August 14, 2000, is incorporated by reference.

10(51) Termination Agreement and Mutual Release by and between Intercoastal Financial Services Corp. and Virtual Communities, Inc. dated July 28, 2000 as filed with the Commission as Exhibit 10(51) to Virtual Communities, Inc.'s Form 10Q Quarterly Report filed on August 14, 2000, is incorporated by reference.

10(52) Amendment of Share Purchase Agreement, dated July 14, 2000, between Virtual Communities, Inc., Cortext, Ran Eilam and Noam Ilan.

10(53) Share Transfer Agreement dated July 14, 2000, between Virtual Communities, Inc., and Noam Ilan.


10(54) Certificate of Designation of the Relative Rights and Preferences of the Series C Convertible Preferred Stock of Virtual Communities, Inc., dated July 28, 2000 and filed with the Secretary of State of Delaware on July 28, 2000.

21(1) List of Subsidiaries, as filed with the Commission as Exhibit 21(1) to Virtual Communities, Inc.'s Registration Statement on Form SB-2 Amendment No. 1 filed on January 4, 2000, is incorporated by reference.

23(1)    Consent of Arthur Andersen, LLP.

23(2)    Consent of Wuersch & Gering, LLP (see Exhibit 5(1)).

24(1) Certified resolutions of the Board of Directors of Virtual Communities, Inc., taken at a special meeting of the Board held December 16, 1999, appointing Avi Moskowitz as attorney in fact for the filing of the company's Registration Statement on Form SB- 2, as filed with the Commission as Exhibit 24(1) to Virtual Communities, Inc.'s Registration Statement on Form SB-2 Amendment No. 1 filed on January 4, 2000, is incorporated by reference.

Item 28. UNDERTAKINGS.

     (a)  (a) Virtual Communities, Inc., hereby undertakes:

          (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                 (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                 (iii) Include any additional or changed material information on the plan of distribution.

    (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

  (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of

Virtual Communities, Inc. pursuant to the foregoing provisions, or otherwise, Virtual Communities, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by Virtual Communities, Inc. of expenses incurred or paid by a director, officer or controlling person of Virtual Communities, Inc., in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Virtual Communities, Inc., will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 7, 2000.


                            VIRTUAL COMMUNITIES, INC.


                            By  /s/ Avi Moskowitz
                                -------------------------------------------
                                Avi Moskowitz, President, President and CEO

                            By  /s/ Arthur Dubroff
                                -----------------------------------------
                                Arthur Dubroff, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Avi Moskowitz
------------------------     President, CEO and Chairman           September 7, 2000
Avi Moskowitz

/s/ Fred S. Lafer            Director                              September 7, 2000
-------------------------
Fred S. Lafer

/s/ Allan Dalfen             Director                              September 7, 2000
-------------------------
Allan Dalfen

/s/ Peter A. Jacobs          Director                              September 7, 2000
-------------------------
Peter A. Jacobs

/s/ David Morris             Director                              September 7, 2000
-------------------------
David Morris